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PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

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W. R. BERKLEY CORPORATION

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W. R. BERKLEY CORPORATION

Notice of 2016 Annual Meeting of Stockholders and Proxy Statement

W. R. Berkley Corporation	475 Steamboat Road Greenwich, Connecticut 06830 Tel: (203) 629-3000 ● Fax: (203) 769-4098

To our fellow shareholders:

For almost 50 years, we have managed our Company with a focus on building long-term value for our shareholders. Every action we take and every part of our strategy, including our management compensation structure, is based upon generating the highest long-term risk-adjusted return. We have always understood that our responsibilities to our shareholders have to be balanced with our responsibilities to all of our constituencies. This is not an idealistic view, but rather a view formulated from the recognition that we can only have the best performance if we have the best people. We can only have a truly successful Company if we do a better job of meeting the needs of our customers. We have a responsibility to the society that we are part of, because without a prosperous society, our enterprise will not continue to succeed. The culture of our Company emphasizes that everything we do and every person who participates is important to our enterprise, and that doing the right thing is the cornerstone of our success.

Over the past several months, we have spent a significant amount of time talking to our largest shareholders. We engaged in discussions to explain the complex nature of our business — particularly its long-term characteristics — and how we have created a compensation system tied to the key elements that comprise the economics of a property casualty insurance company. The very nature of our compensation system is geared towards an analytic approach to performance. However, it does not look exclusively at accounting outcomes. Rather, it focuses on performance relative to long-term risk-adjusted returns and value creation with long-term incentives and a restricted stock unit plan, the receipt of which is deferred until retirement. These performance-based, long-term incentive plans were structured similarly to the old Wall Street partnerships, where people had a vested interest in the long-term success of the enterprise.

In measuring management’s annual performance, the Compensation Committee begins with per share return on equity, and then applies judgment in examining the changing level of reserves and management initiatives that improve or negatively impact our long-term return, but may not be reflected on the financial statements in a given year. An example of this might be unrealized value created in an investment that may not yet be reflected in increased book value. As well, it might consider our investment in new start-ups, which have an adverse impact on earnings in their early years, but create substantial value for our shareholders in the future.

This is a complex business that requires knowledge and expertise for the Board and Compensation Committee to differentiate performance over the long run. We think making these judgments requires expertise provided by directors with diverse experience and skills. Certain long-standing directors are planning to step down in the foreseeable future, and while we continue to search for Board members who can bring value and advice, they will be difficult to replace.

We remain optimistic that we can continue to create value for our shareholders by delivering outstanding risk-adjusted returns in the future.

Sincerely,

William R. Berkley	W. Robert Berkley, Jr.
Executive Chairman	President and Chief Executive Officer

“Always do right. This will gratify some people and astonish the rest.”

— Mark Twain

W. R. BERKLEY CORPORATION

475 Steamboat Road

Greenwich, Connecticut 06830

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 25, 2016

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of W. R. Berkley Corporation (the “Company”) will be held at its executive offices at 475 Steamboat Road, Greenwich, Connecticut, on Wednesday, May 25, 2016 at 1:00 p.m. for the following purposes:

(1)	To elect as directors to serve until their successors are duly elected and qualified the four nominees named in the accompanying proxy statement;

(2)	To approve the W. R. Berkley Corporation Amended and Restated Annual Incentive Compensation Plan;

(3)	To consider and cast a non-binding advisory vote on a resolution approving the compensation of the Company’s named executive officers pursuant to the compensation disclosure rules of the Securities and Exchange Commission, or “say-on-pay” vote;

(4)	To ratify the appointment of KPMG LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2016; and

(5)	To consider and act upon any other matters which may properly come before the Annual Meeting or any adjournment thereof.

In accordance with the Company’s By-Laws, the Company’s Board of Directors has fixed the close of business on March 29, 2016 as the date for determining stockholders of record entitled to receive notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors,

IRA S. LEDERMAN

Executive Vice President and Secretary

Dated: April 15, 2016

PROXY SUMMARY

W. R. BERKLEY CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

May 25, 2016

Your proxy is being solicited on behalf of the Board of Directors of W. R. Berkley Corporation (the “Company”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the executive offices of the Company, 475 Steamboat Road, Greenwich, Connecticut, on Wednesday, May 25, 2016 at 1:00 p.m. and at any adjournment thereof. On April 15, 2016, we began mailing to stockholders of record either a Notice of Internet Availability of Proxy Materials (“Notice”) or this proxy statement and proxy card and the Company’s Annual Report for the year ended December  31, 2015.

2016 Annual Meeting of Stockholders

Date and Time:	Wednesday, May 25, 2016 at 1:00 p.m.

Location:	W. R. Berkley Corporation, 475 Steamboat Road, Greenwich, Connecticut 06830

Record Date:	March 29, 2016

PROPOSAL	PAGE	BOARD RECOMMENDATION
1. Election of four directors	15	FOR
2. Approval of the W. R. Berkley Corporation Amended and Restated Annual Incentive Compensation Plan	21	FOR
3. Non-binding advisory approval of the Company’s executive compensation	25	FOR
4. Ratification of appointment of independent registered public accounting firm for 2016	27	FOR

2016 Proxy Statement	1

PROXY SUMMARY

Proxy Summary

This Proxy Summary highlights information about W. R. Berkley Corporation that can be found elsewhere in this proxy statement. It does not contain all of the information you should consider in voting your shares. Please read the entire proxy statement before voting.

For almost 50 years, the Company has been managed with a focus on building long-term value for our stockholders by optimizing risk-adjusted return. This long-term perspective is necessary because the property casualty insurance business has unique characteristics, and performance must be measured over a long period of time in order to fully account for its cyclicality and volatility. Most trends impact all companies in the same way, causing industry-wide cyclicality. However our expertise, discipline and cycle management enable differentiation that can minimize the cyclicality. In addition, our conservative approach to exposure management reduces our volatility in relation to our competitors from catastrophes or other unforeseen events. However, during periods of benign catastrophes, the long-term outperformance that comes from our careful exposure management may be less readily apparent.

In addition, our focus on building value over the long term sometimes results in decisions where the accounting does not reflect economic reality in the short term, such as when we are required to use equity accounting for certain investments that have appreciated substantially. Another example would be our preference to start new businesses rather than acquire existing ones, which results in short-term expenses from start-up costs. During these moments, our annual returns may not meet our long-term target. However, as the economic value is realized over time, the long-term returns outperform.

The cornerstone to long-term success is understanding risk-adjusted return. All returns are not created equal and we need to be conscious of the risk we are taking to achieve our returns. These fundamental characteristics of our business require us to take a long-term view of performance, compensation and board composition.

2	W. R. Berkley Corporation

PROXY SUMMARY

Our Long-Term Perspective Has Driven Superior Stockholder Value Creation

Our long-term approach to our business and careful exposure management have resulted in strong profitability, below average volatility and superior long-term value creation for stockholders. Since our founding, our growth in book value per share has far outpaced the S&P 500® Index.

Notes: W. R. Berkley Corporation’s book value per share has been adjusted for stock dividends paid from 1975 to 1983. Stock dividends were 6% in each year from 1975 to 1978, 14% in 1979, and 7% in each year from 1980 to 1983. The Company has paid cash dividends each year since 1978.

There is a strong correlation between long-term value creation and long-term total return to stockholders, as shown by the accompanying graph. The correlation improves over long periods of time. We have been a top performer compared to our compensation peer group over the last 15 years.

Our outperformance and relative stability have resulted in a premium valuation. Property casualty insurance company valuations are typically based on book value per share. Our average price/book value multiple and the industry’s both compressed at the time of the financial crisis, but our multiple has consistently exceeded the industry’s, both pre- and post-crisis.	Outperformance and stability have resulted in consistently superior valuation Source: Dowling & Partners

2016 Proxy Statement	3

PROXY SUMMARY

Our Business Must Be Managed with a Long-Term Perspective

The property casualty insurance business has historically been cyclical. It can take an extended time for insured losses to be reported, ultimate costs to be determined and final payments to be made, especially for liability claims. The uncertainty of insurers’ ultimate loss costs and fluctuating competitive conditions result in alternating periods of “hard” markets (more profitable for insurers) and “soft” markets (less profitable for insurers).

Because this cyclicality can cause variability in results over time, an insurer’s results should be considered over the entire length of the cycle.

We manage our business to outperform over the full insurance cycle. Managing a property casualty insurance company for the long term requires discipline throughout the cycle, especially in soft markets. Companies that are too aggressive in soft markets can suffer large losses later.

The classic insurance cycle

We will forgo top-line growth when necessary to maintain profitability.

4	W. R. Berkley Corporation

PROXY SUMMARY

Losses from large events cause significant volatility in industry results. We seek to maximize returns on a risk-adjusted basis. As a result, our catastrophe losses from major industry events have been significantly lower than industry averages.

We manage our business with an appropriate consideration of volatility in analyzing risk.

Strategies that we pursue to create long-term value may result in short-term expenses or lower net investment income that limit our return on equity (“ROE”) in a given year, but they ultimately benefit long-term ROE and build value for the future. Examples include starting businesses rather than acquiring them and investing for capital gains.

Investing for capital gains causes our ROE to fluctuate from year to year. Our investment strategy is designed to support our long-term return target. In response to the extended low interest rate environment, over the past few years we have made changes to the composition of our investment portfolio (including increased investments in private equity, real estate and other assets) that make our ROE more variable. We expect these changes will ultimately benefit our ROE when viewed over longer periods. These investments may not produce the predictable income stream that we can obtain from bonds, but the expected internal rate of return over the life of the investment is well above the 3-4% we would have received from fixed-income securities. For many of these investments, accounting rules depart from the underlying economics and require us to carry the investments under the equity method, rather than at fair value. As a result, the appreciation in the value of these investments over time is not reflected in our financial statements and results. However, when we sell these investments at a gain, the gain is realized all at once, introducing an element of variability to our ROE.

2016 Proxy Statement	5

PROXY SUMMARY

In periods marked by few major catastrophes — such as we have seen recently — our competitors benefit more than we do.

Extent of our outperformance appears to have narrowed in 3 year period ending 2015 due to benign catastrophes

The graph on the left shows our average accident year loss ratios compared to highly rated competitors over periods of three, five, seven and ten years. (A lower ratio is better.) Our outperformance declined in more recent periods because of benign catastrophe activity.

The graph on the right shows the same periods on a pro forma basis assuming that a one-in-twenty year hurricane event for our Company had occurred in 2013 and a one-in-twenty year hurricane event for the industry (with an impact similar to Hurricane Katrina or Hurricane Andrew) had also occurred in 2013. This demonstrates how such an event should result in a significantly wider performance gap, as a one-in-twenty year event for us would be projected to increase our average loss ratios only modestly, but a one-in-twenty year event for the industry would be projected to increase our competitors’ average loss ratios substantially.

6	W. R. Berkley Corporation

PROXY SUMMARY

Our Compensation Programs Are Structured to Align Stockholder and Employee Interests by Rewarding Long-Term Value Creation and to Retain Top Talent

Talent and expertise are the ultimate differentiators in our business. The combined expertise of our people in underwriting, risk management, claims handling and investing has delivered outstanding risk-adjusted returns.

We design our compensation programs to retain our top talent and align their interests with our stockholders by appropriately balancing the short term with the long term. To align interests, our long-term incentive compensation awards vest after periods that are longer than the average duration of our liabilities.

Annual Cash Bonuses Are Performance-Based, Though Non-Formulaic Please see page 56 for additional information and key metrics.	Annual cash bonuses are performance-based. Our financial results are the starting point for award determinations with a primary emphasis on annual operating ROE compared to our long-term 15% goal. The Compensation Committee also considers combined ratio, growth in book value per share, net income per share, investment income and consistency of management. Judgment is applied in considering investments made in new businesses and unrealized and unrecognized capital gains on investments, which do not immediately benefit our balance sheet or earnings, but create value for the future. In our industry, a formulaic bonus can encourage imprudent and short-term oriented behavior.

RSUs Are Designed to Foster a Long-Term Perspective and to Retain Top Talent Please see pages 47-48, 52-53 and 58-59 for additional information.

Our named executive officers (“NEOs”) are granted RSUs that are performance-based, vesting based on our ROE. The 2015 awards use a series of rolling three-year performance periods, with the last period extending five years from the grant date.

The accumulation of these awards encourages executives to manage for long-term stock price appreciation, while enhancing loyalty to the Company.

Mandatory Deferral and Clawback: Key Features of Our RSUs and Critical Differentiators.

For our NEOs and other senior executives, shares earned upon vesting of RSUs are mandatorily deferred until separation from service. Executives have no ability to monetize vested RSUs until then.

If an executive leaves our Company to work for a competitor, all unvested RSUs are forfeited and we can claw back vested shares.

Long-Term Incentive Plan (“LTIP”) Awards Encourage a Long-Term Perspective Please see pages 47-48, 52 and 60-61 for additional information.	LTIP awards are performance-based awards that pay in cash after five years. Full payout is attained only if the Company’s book value per share grows at an annualized rate of 15% and 12.5% for awards made in 2014 and 2015, respectively. Unvested LTIP awards and vested LTIP payouts are also subject to clawback.	The structure of our LTIP program incentivizes long-term value-maximizing behavior. In recent years, LTIP awards have paid out substantially below 100% of the target.

	2006 – 2010 Cycle	2008 – 2012 Cycle	2011 – 2015 Cycle

Payout (% of Maximum)	98%	57%	79%

2016 Proxy Statement	7

PROXY SUMMARY

NEO Compensation in 2015 Reflects Our Results

2015 Was a Good Year, But Not as Strong as 2014. The Company achieved strong results in 2015, albeit not as good as in 2014, and the annual cash bonuses for our NEOs were reduced accordingly. Please see pages 40-42 and 56-58.

(1)	A combined ratio below 100% indicates an underwriting profit; a lower combined ratio is better.
(2)	Operating ROE is calculated based on operating income. See Annex B for a reconciliation of operating income, a non-GAAP financial measure, to net income, its most directly comparable GAAP measure.

In addition, effective October 31, 2015, Mr. W. Robert (“Rob”) Berkley, Jr., formerly President and Chief Operating Officer, became our Chief Executive Officer, and Mr. William R. (“Wm.”) Berkley, formerly Chairman and Chief Executive Officer, became Executive Chairman of the Board. The transition of the CEO responsibilities to Mr. Rob Berkley occurred smoothly and seamlessly.

The Company continued to grow its business in 2015, taking advantage of opportunities created by merger and acquisition activity in our industry and other disruptions. We started six new businesses or divisions and added many talented professionals.

8	W. R. Berkley Corporation

PROXY SUMMARY

NEO Bonuses for 2015 Were Lower than in 2014

Reflecting the Company’s results, all of our continuing NEOs received lower cash bonuses in 2015 than in 2014.

➢   Mr. Rob Berkley’s cash bonus was reduced, despite the increased responsibilities he assumed upon becoming CEO effective October 31, 2015, from $1.25 million to $1.2 million (4%), reflecting the decline in operating ROE.

➢   Mr. Wm. Berkley’s cash bonus was reduced from $6.2 million to $4.95 million, or 20%, reflecting the 1.4 point decline in the Company’s operating ROE and his relinquishment of the CEO title.

➢   Our other continuing NEOs also had their bonuses reduced, despite promotions to Executive Vice President during the year.

RSUs and LTIP Awards are Performance-Based and Continue to Incentivize Long-Term Value Creation Please see pages 52-53 and 58-61.	The potential dollar value of performance-based RSUs granted to our continuing NEOs was flat compared to 2014, as was the potential value of LTIP awards. These awards are intended primarily to motivate future long-term performance rather than to reward recent performance, so the amounts granted tend not to vary with short-term performance as much as cash bonuses do.

We Raised Performance Thresholds in our Performance-Based RSUs in Response to Stockholder Feedback Please see pages 46 and 58.	In 2015, in response to feedback from our stockholders, we increased the performance threshold under our performance-based RSUs. The Company’s ROE must now exceed the T-Note rate by at least 500 basis points (increased from zero basis points previously) for 80% of the target shares granted to be earned, and below this level, no shares are earned.

2016 Proxy Statement	9

PROXY SUMMARY

Our Corporate Governance Is Aligned with Our Long-Term Perspective

Our long-term perspective pervades and shapes our corporate governance.

Classified Board	Our classified Board is important to our philosophy of managing for the long term. Because the cycle in the property casualty insurance industry can extend over many years, it can take at least that long to gain a robust understanding of our business and our Company. Standing for election every three years helps our directors maintain the long-term perspective needed to drive success in our business.

Board Tenure and Refreshment	Given the complexity and long-term nature of our business, our Company is best served by having a Board with an in-depth understanding of our Company and industry. Developing that expertise takes time given that the duration of our liabilities is approximately four years, and directors who have overseen our business over the full cycle are most effective. The tenure of our directors is distributed across periods that could be considered in the insurance industry to be relatively short-term, medium-term, and long-term.

We value having directors with diverse perspectives and experience. Certain long-standing directors may step down in the near term and we continue to search for directors who can bring value and advice.

Highly Qualified and Experienced Directors

Each director has served in leadership roles and has significant experience in areas relevant to the Company.

The Board conducts an annual self-assessment to determine whether it and each of its committees has the right skills, experience and perspectives. Each director completes evaluations of board composition, management oversight, knowledge of the Company and its business, the board meeting process, and committee functions and effectiveness.

10	W. R. Berkley Corporation

PROXY SUMMARY

Director Independence and Involvement	All of our directors, other than Mr. Wm. Berkley and Mr. Rob Berkley, are independent. Each director attended all Board meetings, and no director missed more than one meeting of each Committee on which he or she served in 2015.

NEO Stock Ownership	The Board requires significant stock ownership by our NEOs, and our policy prohibits pledging shares used to satisfy our NEO stock ownership requirements.

Oversight of Stock Pledging by our Executive Chairman Please see pages 45 and 66-67 for additional information.

Mr. Wm. Berkley, our founder and Executive Chairman, has pledged a portion of the stock he owns in our Company in excess of his ownership requirement. The Compensation Committee reviews his pledging and the accompanying risks, and continues to be comfortable with the pledging.

➢    Pledging gives Mr. Wm. Berkley financial flexibility while maintaining his ownership.

➢    He has not sold a single share of stock since 1969, other than in connection with cashless exercise of stock options or to cover taxes due upon vesting of restricted stock awards.

➢    He has reduced his pledged shares by 6.3 million (34%) since 2012. As of December 31, 2015, his unpledged shares represent 52% of his total ownership, with a total market value of approximately $710 million.

2016 Proxy Statement	11

PROXY SUMMARY

Stockholder Outreach and Recent Changes in Response to Stockholder Feedback

Since the 2015 Annual Meeting of Stockholders, we have contacted our 25 largest independent stockholders, successfully engaging with 22 of them, representing approximately 65% of the outstanding stock not held by management. The engagement provided stockholders additional context for the Company’s performance and governance, and enabled us to understand stockholder concerns in greater detail. Specific compensation and governance-related investor concerns included the following:

Issue	Response/Comments	Page(s)
A clear discussion of the long-term, cyclical and volatile nature of the property casualty insurance business would add context to the governance and compensation practices, as well as the Board’s and Compensation Committee’s view of performance.	Enhanced discussion of long-term nature of our business and Board perspective.	2-11

Despite the fact that the cap in the Annual Incentive Compensation Plan has been progressively reduced over the last three years, the current cap of 3.3% of pre-tax income is high.

Imposition of additional cap of $10,000,000 per individual for 2016.

Total aggregate payout – the reality – for all individuals covered by the plan has not exceeded 1.5% of pre-tax income in any of the last five years.

		46, 57

Increased disclosure of metrics used to evaluate performance for the annual cash bonus will more clearly demonstrate that it is performance-based.	Our assessment of performance begins with operating ROE. We have enhanced our disclosure of metrics, objectives and related Compensation Committee considerations.	56

A significant percentage of NEO compensation should be performance-based.	In 2015, 89% of CEO and 93% of Executive Chairman compensation were performance-based.	43

Demonstrate the rationale for Executive Chairman pay being comparable to peers with larger market capitalizations.

We compete with larger market capitalization peers for business and talent.

The Compensation Committee views a founder/major stockholder, who has led the Company for nearly 50 years and who is an acknowledged leader ranking among the top executives in our industry, differently than a CEO for hire, and has determined that other leading industry CEOs are the most appropriate peer group, even though some may manage companies with larger market capitalizations.

		54-55

Despite anti-pledging provision for stock used in satisfaction of ownership requirements, the pledging of excess shares by the Executive Chairman is inconsistent with investors’ governance guidelines.

The Board engages in regular oversight of the pledging.

The Executive Chairman is a founder/major stockholder with a historical track record of never having sold a share, other than in connection with cashless exercise of stock options or to cover taxes due upon vesting of restricted stock awards, since 1969.

34% reduction of pledged shares over the past few years.

		66-67

12	W. R. Berkley Corporation

PROXY SUMMARY

Issue	Response/Comments	Page(s)
Minimum ROE performance that must be achieved for any performance-based RSUs to vest should be stringent.	Introduced performance component to RSUs in 2014. Made payout threshold more demanding in 2015.	46, 58

A classified board of directors does not afford stockholders the right to review director performance annually. Board tenure is longer than average.

Because of the long-term nature of our business, it can take a full insurance industry cycle for directors to gain a robust understanding of our business and our Company.

Certain long-standing directors may step down in the near term. We are actively seeking candidates that add value and diverse skills, experience and perspectives.

10, 35-36

Over the past several years, we have made a number of changes to our corporate governance and executive compensation programs in response to stockholder feedback.

Changes in Corporate Governance and Compensation Programs in Response to Stockholder Feedback

Feature	2012	2013	2014	2015	2016
Performance-based RSUs, with higher performance threshold for 2015
Reduction in maximum potential size of pool for NEO bonuses (% of pre-tax income)	5.0%	5.0%	4.05%	3.3%	3.3% and $10 million per person cap
Double trigger vesting of long-term compensation in the event of a change in control
Annual grants of long-term awards
Stock ownership guidelines for NEOs
Majority voting in director elections

In addition, in our stockholder outreach efforts, we heard from a number of stockholders that were seeking greater transparency on our corporate governance and our executive compensation. We have made a number of changes to this proxy statement in response to those comments. Specifically, we have:

➢

Added this Proxy Summary, providing key information for stockholders in one place and explaining how our basic principles for running a property casualty insurance business drive our corporate governance and the key aspects of our executive compensation.

➢	Improved the disclosure in several areas, including:

➢	the importance of a classified Board of Directors,

➢	our approach to Board tenure and refreshment, and

2016 Proxy Statement	13

PROXY SUMMARY

➢	the metrics and objectives considered by the Compensation Committee in determining annual NEO bonuses.

➢	Enhanced the overall readability and accessibility of our proxy statement.

We hope that you find the changes helpful, we welcome the views of our stockholders and we look forward to continuing our dialogue with you, our owners.

Votes Required to Conduct Business at the Annual Meeting or Approve Proposals

In order for business to be conducted, a quorum of a majority of our common stock outstanding and entitled to vote must be present either in person or by proxy at the Annual Meeting. Abstentions and broker non-votes are included in determining whether a quorum is present, but will not be included in vote totals and will not affect the outcome of the vote for election of directors. Abstentions and broker non-votes will have the same effect as a vote “Against” the other proposals.

Proposal	Discussion Beginning on Page	Vote Required to Adopt Proposal	Board Recommendation	Broker Discretionary Voting Allowed	Effect of Broker Non-Votes and Abstentions
1. Election of four directors	15	Majority of the votes cast at the Annual Meeting (i.e., more shares voted “FOR” election than “AGAINST” election)	FOR	No	No effect
2. Approval of W. R. Berkley Corporation Amended and Restated Annual Incentive Compensation Plan	21	Majority of the votes that could be cast at the Annual Meeting by the holders who are present in person or by proxy	FOR	No	Same effect as a vote against
3. Non-binding advisory vote to approve the 2015 compensation of our named executive officers	25	Majority of the votes that could be cast at the Annual Meeting by the holders who are present in person or by proxy	FOR	No	Same effect as a vote against
4. Ratification of appointment of independent registered public accounting firm for 2016	27	Majority of the votes that could be cast at the Annual Meeting by the holders who are present in person or by proxy	FOR	Yes	Same effect as a vote against

14	W. R. Berkley Corporation

PROPOSAL 1: ELECTION OF DIRECTORS

Proposal 1: Election of Directors

Our Directors and Director Nominees

You are being asked to vote for the election of four directors. Our Board of Directors is classified in three classes, with each class having a term of three years. Five other directors are continuing in office. Detailed information about each director’s background, skills and areas of expertise can be found beginning on the following page.

Name	Age	Director Since	Occupation and Experience	Term Expiring	Independent	Committee Memberships					Other Public Company Boards
						AC	BEC	CC	NCGC	EC
Director Nominees Standing for Election
W. Robert Berkley, Jr.	43	2001	President and Chief Executive Officer of the Company	2019	No					✓	None
Ronald E. Blaylock	56	2001	Founder and Managing Partner of GenNx360 Capital Partners; founder and former Chairman and Chief Executive Officer of Blaylock & Company, Inc.	2019	Yes	✓	✓		✓		Two (CarMax, Inc. and Radio One, Inc.)
Mark E. Brockbank	64	2001	Former Chief Executive Officer of XL Brockbank Ltd.	2018	Yes			✓	✓		None
Mary C. Farrell	66	2006	President of the Howard Gilman Foundation, consultant to the financial industry; former Managing Director of UBS	2019	Yes			C	✓		None
Directors Continuing in Office
William R. Berkley	70	1967	Executive Chairman of the Board of the Company	2018	No					✓	None
Christopher L. Augostini	51	2012	Senior Vice President and Chief Operating Officer of Georgetown University	2018	Yes	✓			✓		None
George G. Daly	75	1988	Professor at McDonough School of Business, Georgetown University	2017	Yes			✓	✓		None
Jack H. Nusbaum	75	1967	Senior Partner at Willkie Farr & Gallagher LLP	2017	Yes		✓			✓	One (Cowen Group, Inc.)
Mark L. Shapiro	72	1974	Former Senior Consultant to the Export-Import Bank of the United States; former Managing Director of Schroder & Co. Inc.	2017	Yes	C	✓		✓	✓	One (Boardwalk Pipeline Partners, L.P.)
AC	Audit Committee
NCGC	Nominating and Corporate Governance Committee
BEC	Business Ethics Committee
EC	Executive Committee
CC	Compensation Committee
C	Chair

As permitted by Delaware law, the Board of Directors, which currently has nine directors, is divided into three classes, each class having a term of three years. Each year the term of office of one class expires. This year the term of a class consisting of four directors expires. The Board of Directors intends that the shares

2016 Proxy Statement	15

PROPOSAL 1: ELECTION OF DIRECTORS

represented by proxy, unless otherwise indicated therein, will be voted for the election of W. Robert Berkley, Jr., Ronald E. Blaylock and Mary C. Farrell as directors to hold office for a term of three years until the Annual Meeting of Stockholders in 2019 and until their respective successors are duly elected and qualified, and for Mark E. Brockbank as director to hold office for a term of two years until the Annual Meeting of Stockholders in 2018 and until his successor is duly elected and qualified. There are no arrangements or understandings between the nominees for director and any other person pursuant to which the nominees were selected.

The persons designated as proxies reserve full discretion to cast votes for other persons in the event any such nominee is unable to serve. However, the Board of Directors has no reason to believe that any nominee will be unable to serve if elected. The proxies cannot be voted for a greater number of persons than four nominees.

Following the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors unanimously recommends a vote “FOR” all of the nominees for director.

The following table sets forth biographical and other information regarding each nominee and the remaining directors who will continue in office after the Annual Meeting. Following each person’s biographical information, certain information is provided concerning the particular experience, qualifications, attributes or skills that led the Nominating and Corporate Governance Committee and the Board of Directors (together with the qualities described in “Corporate Governance and Board Matters — Board Committees — Nominating and Corporate Governance Committee” below) to determine that each nominee or continuing director should serve as a director.

Director Nominees for Election

Director Nominees to Serve in Office Until 2019	Served as Director Continuously Since/Age	Business Experience During Past 5 Years and Other Information

W. Robert (“Rob”) Berkley, Jr.	2001 Age 43

President and Chief Executive Officer of the Company since October 2015 and Vice Chairman and President of Berkley International, LLC since May 2002 and April 2008, respectively. Mr. Rob Berkley served previously as President and Chief Operating Officer of the Company from November 2009 to October 2015, Executive Vice President from August 2005 to November 2009, Senior Vice President — Specialty Operations of the Company from January 2003 to August 2005, and a variety of positions of increasing responsibility since September 1997. From July 1995 to August 1997, Mr. Rob Berkley was employed in the Corporate Finance Department of Merrill Lynch Investment Company. Mr. Rob Berkley is the son of Mr. William R. Berkley.

Key Experience, Qualifications, Attributes or Skills:

Mr. Rob Berkley has been significantly involved with the Company for most of his career, including working initially at several of the Company’s operating subsidiaries and now serving as its President and Chief Executive Officer. His substantial experience in all areas of the Company’s operations, as well as his service as a Director

16	W. R. Berkley Corporation

PROPOSAL 1: ELECTION OF DIRECTORS

Director Nominees to Serve in Office Until 2019	Served as Director Continuously Since/Age	Business Experience During Past 5 Years and Other Information

(and prior service as Chairman of the Board) of NCCI Holdings, Inc. (the nation’s largest provider of workers’ compensation and employee injury data and statistics), on the Board of Trustees of The Institutes (representing the combined brands of the American Institute for Chartered Property Casualty Underwriters and the Insurance Institute of America) and prior investment banking experience, enable him to bring to the Board of Directors insightful, working knowledge of the Company’s business and the insurance industry.

Ronald E. Blaylock	2001 Age 56

Founder and Managing Partner of GenNx360 Capital Partners, a private equity buyout firm, since 2006. Mr. Blaylock was the Founder, Chairman and Chief Executive Officer of Blaylock & Company, Inc., an investment banking firm, and held senior management positions with PaineWebber Group and Citicorp before launching Blaylock & Company, Inc. in 1993. Mr. Blaylock is also a director of CarMax, Inc. and Radio One, Inc.

Key Experience, Qualifications, Attributes or Skills:

Mr. Blaylock’s founding and management of two financial services companies has provided him with valuable business, leadership and management experience. As a result, Mr. Blaylock brings substantial financial expertise to the Board of Directors. In addition, Mr. Blaylock’s experience on the boards of directors of other public companies enables him to bring other public company leadership, operational perspectives and experience to the Board of Directors.

Mary C. Farrell	2006 Age 66

President of the Howard Gilman Foundation since September 2009, consultant to the financial services industry since 2005 and a Director of Fidelity Strategic Advisor Funds since 2013. Retired in July 2005 from UBS, where she served as a Managing Director, Chief Investment Strategist for UBS Wealth Management USA and Co-Head of UBS Wealth Management Investment Strategy & Research Group.

Key Experience, Qualifications, Attributes or Skills:

Ms. Farrell’s career in investment banking, including serving in various leadership roles at UBS, provides valuable business experience and critical insights regarding investments, finance and strategic transactions. Ms. Farrell brings considerable financial expertise to the Board of Directors, providing an understanding of financial statements, corporate finance, executive compensation and capital markets.

2016 Proxy Statement	17

PROPOSAL 1: ELECTION OF DIRECTORS

Director Nominee to Serve in Office Until 2018	Served as Director Continuously Since/Age	Business Experience During Past 5 Years and Other Information

Mark E. Brockbank	2001 Age 64

Mr. Brockbank retired from active employment in November 2000. He served from 1995 to 2000 as Chief Executive of XL Brockbank Ltd., an underwriting management agency at Lloyd’s of London. Mr. Brockbank was a founder of the predecessor firm of XL Brockbank Ltd. and was a director of XL Brockbank Ltd. from 1983 to 2000.

Key Experience, Qualifications, Attributes or Skills:

Mr. Brockbank’s service as Chief Executive of XL Brockbank Ltd., an underwriting management agency at Lloyd’s of London, provides him with valuable entrepreneurial business, leadership and management experience, and particular knowledge of the insurance industry. Mr. Brockbank also brings significant business acumen to the Board of Directors, including a strong understanding of insurance and reinsurance risk evaluation, executive compensation and related areas.

Continuing Directors

Directors to Continue in Office Until 2017	Served as Director Continuously Since/Age	Business Experience During Past 5 Years and Other Information

George G. Daly	1998 Age 75

Professor at McDonough School of Business, Georgetown University, where he served as Dean from 2005 to 2011. From 2002 to October 2005, Dr. Daly was Fingerhut Professor and Dean Emeritus, Stern School of Business, New York University, and previously was Dean, Stern School of Business, and Dean Richard R. West Professor of Business, New York University, for more than five years. In addition to his academic career, Dr. Daly served as Chief Economist at the U.S. Office of Energy Research and Development in 1974. He also served as a director of The First Marblehead Corporation (until November 2013).

Key Experience, Qualifications, Attributes or Skills:

Dr. Daly has strong leadership skills, valuable business acumen and insights on strategy and operations and has served as Dean of two of the country’s leading business schools. In addition, Dr. Daly’s years of service on the Company’s Board of Directors afford him extensive knowledge of the Company’s business, operations and culture, and his academic background provides the Board of Directors with a different perspective.

18	W. R. Berkley Corporation

PROPOSAL 1: ELECTION OF DIRECTORS

Directors to Continue in Office Until 2017	Served as Director Continuously Since/Age	Business Experience During Past 5 Years and Other Information

Jack H. Nusbaum	1967 Age 75

Senior Partner in the international law firm of Willkie Farr & Gallagher LLP, where he has been a partner for more than the last five years and had been Chairman of the firm from 1987 through 2009. Willkie Farr & Gallagher LLP is outside counsel to the Company. Mr. Nusbaum is also a director of Cowen Group, Inc.

Key Experience, Qualifications, Attributes or Skills:

Mr. Nusbaum brings leadership, extensive legal, regulatory, financial and other broad-based business experience to the Board of Directors. In addition, Mr. Nusbaum’s service on the Company’s Board of Directors since its founding affords him extensive knowledge of the Company’s business, operations and culture.

Mark L. Shapiro	1974 Age 72

Since September 1998, Mr. Shapiro has been a private investor. From July 1997 through August 1998, Mr. Shapiro was a Senior Consultant to the Export-Import Bank of the United States. Prior thereto, he was a Managing Director in the investment banking firm of Schroder & Co. Inc. He is also a director of Boardwalk Pipeline Partners, LP.

Key Experience, Qualifications, Attributes or Skills:

Mr. Shapiro’s career in investment banking and finance provides valuable broad-based business experience and insights on the Company’s business. In addition, Mr. Shapiro brings considerable financial expertise to the Board of Directors, providing an understanding of accounting, financial statements and corporate finance. In addition, Mr. Shapiro has a professional working knowledge of the Company and its operations since the Company’s initial public offering in 1973, and his extensive service on the Company’s Board of Directors affords him a depth of understanding of the Company’s business, operations and culture.

2016 Proxy Statement	19

PROPOSAL 1: ELECTION OF DIRECTORS

Directors to Continue in Office Until 2018	Served as Director Continuously Since/Age	Business Experience During Past 5 Years and Other Information

William R. (“Wm.”) Berkley	1967 Age 70

Chairman of the Board since the Company’s formation in 1967 and Executive Chairman since October 2015. He also served as Chief Executive Officer from 1967 to October 2015. He served as President and Chief Operating Officer from March 2000 to November 2009 and held such positions at various times from 1967 to 1995. Mr. Wm. Berkley also served as a director of The First Marblehead Corporation (until June 2012). Mr. Wm. Berkley is the father of Mr. Rob Berkley.

Key Experience, Qualifications, Attributes or Skills:

The founder, Executive Chairman of the Board and former Chief Executive Officer of the Company, Mr. Wm. Berkley is widely regarded as one of the most distinguished leaders of the insurance industry. Mr. Wm. Berkley provides the Company with strategic leadership, bringing to the Board of Directors deep and comprehensive knowledge of, and experience with, the Company and all facets of the insurance and reinsurance businesses. Mr. Wm. Berkley has significant investment related experience, including oversight and management, since prior to his founding of the Company. Mr. Wm. Berkley’s service as Executive Chairman of the Company creates a vital link between management and the Board of Directors, enabling the Board of Directors to perform its oversight function with the benefit of management’s insight on the business. In addition, Mr. Wm. Berkley’s service on the Board of Directors provides the Company with effective, ethical and responsible leadership.

Christopher L. Augostini	2012 Age 51

Senior Vice President and Chief Operating Officer of Georgetown University, where he has served in various positions, including as Chief Financial Officer, since joining Georgetown University in 2000. Previously, from 1995 to 2000, Mr. Augostini worked for New York City Mayor Rudolph Giuliani’s administration in various capacities, including chief of staff to the deputy mayor for operations, director of intergovernmental affairs, and deputy budget director. In the late 1980s and early 1990s, Mr. Augostini served as an analyst for the New York State General Assembly’s Higher Education Committee and its Ways and Means Committee. He began his career conducting workforce and economic development research at the Nelson A. Rockefeller Institute of Government, the public policy arm of the State University of New York higher education system.

Key Experience, Qualifications, Attributes or Skills:

Mr. Augostini’s extensive experience at senior levels of both a major university and in government enables him to provide valuable business, leadership and management insights to the Company’s Board of Directors. Mr. Augostini possesses operational, financial, management and investment expertise.

20	W. R. Berkley Corporation

PROPOSAL 2: APPROVAL OF THE W. R. BERKLEY CORPORATION AMENDED AND RESTATED ANNUAL INCENTIVE COMPENSATION PLAN

Proposal 2: Approval of the W. R. Berkley Corporation Amended and Restated Annual Incentive Compensation Plan

We are asking our stockholders to approve an amendment and restatement of the W. R. Berkley Corporation 2007 Annual Incentive Compensation Plan (the “2007 Plan”), which was approved by our stockholders at the Company’s 2006 Annual Meeting of Stockholders and is set to expire on December 31, 2016. On February 16, 2016, the Compensation Committee and, on February 17, 2016, the Board of Directors unanimously approved the W. R. Berkley Corporation Amended and Restated Annual Incentive Compensation Plan (the “Amended Plan”), subject to the approval of the Company’s stockholders at the Annual Meeting. The Amended Plan promotes our pay-for-performance compensation philosophy by providing cash incentive awards to designated executive officers, who, through their efforts, directly and significantly impact the achievement of our goals and objectives. The Amended Plan is an umbrella plan designed to satisfy the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and it is the Company’s intention to administer the Amended Plan in a manner that complies with Section 162(m) of the Code. Notwithstanding the approval or rejection of the Amended Plan and its submission to stockholders, the Company reserves the right to pay its executives, including participants in the Amended Plan, amounts which may or may not be deductible under Section 162(m) of the Code or other provisions of the Code.

The Company is requesting that stockholders approve the Amended Plan so that the awards granted under the Amended Plan will qualify as “performance-based compensation” under Section 162(m) of the Code. Section 162(m) of the Code generally does not allow public companies to take a federal income tax deduction for compensation in excess of $1 million paid to the chief executive officer or any of the three other highest-paid executive officers (other than the chief executive officer or the chief financial officer) employed at the end of that company’s fiscal year unless such compensation qualifies as performance-based compensation. In general, to qualify as performance-based compensation, the material terms of the performance goals under the Amended Plan must be disclosed to, and approved by, the Company’s stockholders.

In order to allow the Company to receive a federal income tax deduction for performance-based compensation awarded under the Amended Plan, the Company is seeking stockholder approval of the Amended Plan. The Board of Directors believes it is important to have the ability to continue to pay incentive compensation to attract, motivate and retain qualified employees generally, as well as to have the ability to pay incentive compensation to executive officers that qualifies as performance-based compensation in order to allow for corporate tax deductibility of the payments. If stockholders do not approve the Amended Plan, the Company will not be able to pay amounts under the Amended Plan that qualify as performance-based compensation for purposes of Section 162(m) of the Code, although the Company will have the ability to pay executive officers outside of the Amended Plan in such amounts and on such terms and conditions as the Compensation Committee may determine in its discretion, but such amounts will be subject to the deduction limitations of Section 162(m) of the Code. As a result, we expect that the Company will lose a tax deduction for certain years if, and to the extent that, a covered employee receives non-performance based compensation for that year in excess of the $1 million deduction limit. The loss of such tax deductions would likely result in the Company paying more taxes in those years or having the benefit of fewer net operating losses to reduce future tax payments. Accordingly, the Board of Directors urges stockholders to approve the Amended Plan.

2016 Proxy Statement	21

PROPOSAL 2: APPROVAL OF THE W. R. BERKLEY CORPORATION AMENDED AND RESTATED ANNUAL INCENTIVE COMPENSATION PLAN

Approval of the Amended Plan requires the affirmative vote of a majority of the votes that could be cast at the Annual Meeting by the holders who are present in person or by proxy.

The following summary of the material features of the Amended Plan is qualified in its entirety by the terms of the Amended Plan attached as Annex A to this proxy statement.

Purpose of the Amended Plan

The purpose of the Amended Plan is to enhance the Company’s ability to attract and retain highly qualified executives and to provide additional financial incentives to such executives to promote the success of the Company and its subsidiaries, while at the same time preserving the tax deductibility of payments as performance-based compensation under Section 162(m) of the Code.

Eligibility

Participation in the Amended Plan will be limited to the Chief Executive Officer and any other employee of the Company that the Compensation Committee determines may be or may become a “covered employee” of the Company within the meaning of Section 162(m) of the Code. Currently, there are five executive officers of the Company, including the Chief Executive Officer, eligible to participate in the Amended Plan.

Administration

The Amended Plan will be administered by the Compensation Committee (or another committee or subcommittee of the Board of Directors as the Board of Directors or a duly authorized committee of the Board of Directors designates from time to time), which has full power and authority to construe and interpret the Amended Plan, adopt and alter rules and regulations relating to the Amended Plan, establish, adjust downward, pay or decline to pay bonuses under the Amended Plan and make all determinations necessary or advisable for the administration of the Amended Plan.

Performance Formula

The Amended Plan includes a performance formula that is approved by stockholders and will not be changed without stockholder approval. The Company’s performance for each plan year is then used to calculate the maximum potential award for all awards under the Amended Plan. The maximum annual bonus payable under the Amended Plan to all participants for any fiscal year is 5% of the pre-tax income (the “maximum bonus amount”) for that fiscal year. As described under “Compensation Discussion and Analysis — Stockholder Outreach and Program Changes” below, for 2016, the Compensation Committee imposed an additional cap of $10,000,000 per individual and an aggregate cap of 3.3% of pre-tax income for awards under the 2007 Plan. For purposes of the Amended Plan, “pre-tax income” means, with respect to each fiscal year, the Company’s earnings before income taxes as reported in the Company’s audited consolidated financial statements, excluding (a) any losses from discontinued operations, (b) items of an unusual nature or of infrequency of occurrence or non-recurring items, in each case, as determined by the

22	W. R. Berkley Corporation

PROPOSAL 2: APPROVAL OF THE W. R. BERKLEY CORPORATION AMENDED AND RESTATED ANNUAL INCENTIVE COMPENSATION PLAN

Compensation Committee, and (c) the cumulative effect of accounting changes during the fiscal year. Had the Amended Plan been in effect for 2015, the maximum potential amount of all awards under the Amended Plan would have been $36.6 million, the same amount as under the 2007 Plan.

Participation and Establishment of Maximum Bonus Amounts

During the first 90 days of each fiscal year, or otherwise in a manner not inconsistent with Section 162(m) of the Code, the Compensation Committee will designate those employees who are to be participants in the Amended Plan for that year and will specify the terms and conditions for the determination and payment of an annual bonus, including individual maximum bonus amounts, for each such individual. Individual maximum bonus amounts will be expressed as a percentage of the maximum bonus amount or a percentage of pre-tax income, which aggregate amount may not exceed the maximum bonus amount.

Determination of Annual Bonuses

As soon as reasonably practicable after the end of each fiscal year, the Compensation Committee shall determine the pre-tax income, if any, and the amount of the annual bonus to be paid to each participant for such fiscal year and shall certify such determination in writing. In determining that amount, the Compensation Committee will consider the maximum bonus amounts established at the beginning of the year, the amount of pre-tax income and any other objective or subjective factors it deems appropriate and may apply negative discretion to reduce the amount of, or eliminate altogether, any annual bonus that would otherwise be payable.

Bonus Payments and Deferrals

Except to the extent deferred as described below, annual bonuses will be paid in cash and/or equity-based awards under the W. R. Berkley Corporation 2012 Stock Incentive Plan (as amended and restated, the “2012 Stock Incentive Plan”) (or any other stockholder-approved equity-based compensation plan maintained by the Company) as soon as practicable following the Committee’s certification of the pre-tax income achieved and the amount of the annual bonuses to be paid to each participant, but in no event later than March 15 of the year following the year with respect to which the bonus relates. The Amended Plan allows the Compensation Committee to allow participants to defer the receipt of their annual bonuses. Deferred amounts will be made and governed pursuant to the terms of the Deferred Compensation Plan for Officers.

Termination and Amendment

If the Amended Plan is approved by the stockholders, it will be effective for 2017 and will continue in effect thereafter until terminated. The Compensation Committee may suspend or terminate the Amended Plan at any time. In addition, the Compensation Committee may amend the Amended Plan from time to time as it deems advisable, except that no amendment shall be effective prior to approval by the Company’s stockholders to the extent that such approval is required by Section 162(m) of the Code or is otherwise required by law.

2016 Proxy Statement	23

PROPOSAL 2: APPROVAL OF THE W. R. BERKLEY CORPORATION AMENDED AND RESTATED ANNUAL INCENTIVE COMPENSATION PLAN

New Plan Benefits

As noted above, the maximum bonus amount under the Amended Plan to all participants for any fiscal year is 5% of the pre-tax income for that fiscal year. Because the payment of an annual bonus for any year is subject to the number of eligible individuals chosen for participation and the relative percentage of pre-tax income attributable to each participant and further subject to reduction by the Compensation Committee, on a discretionary basis, the Company cannot determine the amounts that will be payable or allocable for fiscal year 2017 or in the future. As such, the Company has omitted the tabular disclosure of amounts that may be received under the Amended Plan. Under the terms of the 2007 Plan, the predecessor to the Amended Plan, for fiscal year 2015 the Company paid to Messrs. Rob Berkley, Wm. Berkley, Lederman and Shiel bonuses of $1.2 million, $4.95 million, $415,000 and $415,000, respectively. These payments were the result of a discretionary reduction imposed by the Compensation Committee from the maximum bonus amount the NEOs could have received under such plan. These payments represent 16.4%, 33.8%, 37.8% and 37.8%, respectively, of their maximum potential bonus awards. Additional information regarding the Company’s recent practices with respect to annual incentives is included under the heading “Compensation Discussion and Analysis” and in the Summary Compensation Table.

The Board of Directors unanimously recommends a vote “FOR” approval of the W. R. Berkley Corporation Amended and Restated Annual Incentive Compensation Plan.

24	W. R. Berkley Corporation

PROPOSAL 3: NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

Proposal 3: Non-Binding Advisory Vote on Executive Compensation

We submit to our stockholders this advisory vote on the compensation of our NEOs, which gives stockholders a mechanism to convey their views about our compensation programs and policies. Although your vote on executive compensation is not binding on the Board of Directors or the Company, the Board of Directors values the views of our stockholders. The Board of Directors and Compensation Committee will review the results of the non-binding vote and consider them in addressing future compensation policies and decisions. In response to feedback from our stockholders, the Company has made changes to its executive compensation program in 2015 and 2016 as well as over the preceding several years as described under the heading “Compensation Discussion and Analysis — Stockholder Outreach and Program Changes.”

We believe that our executive compensation programs create a strong competitive advantage in the market both for retaining talent and for creating long-term stockholder value. They align the interests of our NEOs with those of our stockholders, and reward achievement of our strategic objectives. See “Compensation Discussion and Analysis — Objectives and Design of the Executive Compensation Program.”

A substantial majority of our NEOs’ compensation is linked to Company performance and stockholder value over the long term.

➢

Because of the cyclical nature of our industry and the need to maintain a long-term perspective, we use a non-formulaic performance-based annual bonus program, which provides the Compensation Committee with flexibility to respond to market conditions on a real-time basis and permits the application of judgment that is necessary to avoid creating incentives for our NEOs to engage in short-term oriented behavior that is detrimental to long-term value creation.

➢

Additionally, for our NEOs and certain other senior executives, RSU awards, which have been performance-based for our NEOs since 2014, contain a mandatory deferral feature that delays settlement and delivery of shares until the executive’s separation from service with the Company, which further promotes a long-term perspective on performance.

➢

Our LTIP program promotes our long-term approach to compensation incentives, as well as our emphasis on pay for performance, because LTIP awards remain outstanding over a five-year period and have value only to the extent that the Company achieves growth in book value per share.

➢	Consistent with good corporate governance practices, we do not provide our NEOs with employment agreements or cash severance agreements in the event of a termination of employment.

The non-binding advisory vote on this resolution is not intended to address any specific element of compensation; rather, the vote is intended to provide our stockholders with the opportunity to approve, on an aggregate basis and in light of our corporate performance, the compensation program for our NEOs as described in this proxy statement. The following resolution will be submitted for a stockholder vote at the Annual Meeting:

“RESOLVED, that the stockholders of the Company approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers listed in the 2015 Summary Compensation

2016 Proxy Statement	25

PROPOSAL 3: NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

Table included in the proxy statement for the 2016 Annual Meeting of Stockholders, as such compensation is disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the section titled “Compensation Discussion and Analysis,” as well as the compensation tables and other narrative executive compensation disclosures thereafter.”

The Board of Directors unanimously recommends a vote “FOR” this resolution.

26	W. R. Berkley Corporation

PROPOSAL 4: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal 4: Ratification of Appointment of Independent Registered Public Accounting Firm

KPMG LLP has been appointed by the Board of Directors as the independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending December 31, 2016. The appointment of this firm was recommended to the Board of Directors by the Audit Committee. The Board of Directors is submitting this matter to a vote of stockholders in order to ascertain their views. If the appointment of KPMG LLP is not ratified, the Board of Directors will reconsider its action and will appoint auditors for the 2016 fiscal year without further stockholder action. Further, even if the appointment is ratified by stockholder action, the Board of Directors may at any time in the future in its discretion reconsider the appointment without submitting the matter to a vote of stockholders.

It is expected that representatives of KPMG LLP will attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

Information on KPMG’s fees for 2015 and our pre-approval policy for services provided by the Company’s independent auditors is provided under “Audit and Non-Audit Fees” on page 80.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of KPMG LLP.

2016 Proxy Statement	27

EXECUTIVE OFFICERS

Executive Officers

Our executive officers who do not also serve as a director are listed below. The executive officers are elected by the Board of Directors annually and serve at the pleasure of the Board of Directors. There are no arrangements or understandings between the executive officers and any other person pursuant to which the executive officers were selected. The information is provided as of April 15, 2016.

Name	Age	Position
Eugene G. Ballard	63	Executive Vice President — Chief Financial Officer
Ira S. Lederman	62	Executive Vice President and Secretary
James G. Shiel	56	Executive Vice President — Investments
Matthew M. Ricciardi	48	Senior Vice President — General Counsel

Eugene G. Ballard has served as Chief Financial Officer of the Company since June 1999, as a Senior Vice President from June 1999 to June 2015 and as an Executive Vice President since June 2015. He was also Treasurer from June 1999 to May 2009. He has over 40 years of experience in the accounting and finance profession, including more than 25 years in the property casualty insurance industry.

Ira S. Lederman has served as Corporate Secretary since November 2001, as a Senior Vice President from January 1997 to June 2015 and as an Executive Vice President since June 2015. He was also General Counsel from November 2001 to May 2015. He joined the Company in 1983.

James G. Shiel has served as Executive Vice President — Investments of the Company since June 2015. Previously, he was Senior Vice President — Investments from January 1997 to June 2015 and Vice President — Investments from January 1992. Since February 1994, Mr. Shiel has been President of Berkley Dean & Company, Inc., a subsidiary of the Company, which he joined in 1987.

Matthew M. Ricciardi has served as Senior Vice President — General Counsel since joining the Company in May 2015. Previously, he served as Chief Counsel, General Corporate from 2013 to 2015, and as Chief Counsel, Public Company & Corporate Law from 2008 to 2013, of MetLife, Inc. From 1995 to 2008, Mr. Ricciardi was with the New York office of the law firm Dewey & LeBoeuf and its predecessor firm, LeBoeuf, Lamb, Greene & MacRae LLP, where he was a partner from 2001 to 2008.

28	W. R. Berkley Corporation

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance and Board Matters

Our Board of Directors is committed to sound and effective corporate governance practices. Accordingly, our Board of Directors has adopted written Corporate Governance Guidelines, which address, among other things:

➢	director qualification (including independence) standards;

➢	director responsibilities;

➢	director access to management and independent advisors;

➢	director compensation;

➢	director orientation and continuing education;

➢	director election procedures;

➢	management succession; and

➢	annual performance evaluation of the Board of Directors.

Corporate Governance Highlights

✓	Majority Voting for Directors
✓	Majority of Independent Directors (7 of 9)
✓	Separate Chairman and CEO
✓	Classified Board of Directors to align with long-term nature of business
✓	Diversified Tenure of Directors balances board refreshment with benefit of overseeing the Company over the full insurance cycle
✓	Regular Executive Sessions of Independent Directors
✓	Annual Board and Committee Self-Evaluations
✓	Risk Oversight by Full Board and Committees
✓	Enterprise Risk Management Committee: management committee reports periodically to the Board
✓	Stock Ownership Requirements for Executives and Directors
✓	Anti-Hedging Policy
✓	Anti-Pledging Policy for shares satisfying ownership requirement
✓	Compensation Clawback for long-term compensation vehicles
✓	Annual Equity Grant to Directors
✓	Statement of Business Ethics for the Board of Directors
✓	Robust Investor Outreach Program

2016 Proxy Statement	29

CORPORATE GOVERNANCE AND BOARD MATTERS

Our Corporate Governance Guidelines and the charters for the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are available on our website at www.wrberkley.com.

The Board of Directors is currently composed of nine directors, all of whom, other than Messrs. Wm. Berkley and Rob Berkley, have been determined by the Board of Directors to be independent in accordance with applicable New York Stock Exchange (“NYSE”) corporate governance rules and not to have a material relationship with the Company which would impair their independence from management or otherwise compromise their ability to act as an independent director.

In making its determination with respect to Mr. Nusbaum, the Board of Directors considered the relevant facts and circumstances of Mr. Nusbaum’s business and personal relationships with Mr. Wm. Berkley, including (1) that Mr. Nusbaum is a Senior Partner in the international law firm of Willkie Farr & Gallagher LLP (“Willkie”), which serves as legal counsel to the Company, and (2) Mr. Nusbaum’s long service on the Board of Directors of the Company, his previous service on the board of directors of other companies affiliated with Mr. Wm. Berkley, and his personal relationship with Mr. Wm. Berkley over such time.

The Board of Directors determined that Mr. Nusbaum be classified as an independent director, based on (1) the relative insignificance of the Company’s annual legal fees paid to Willkie, representing substantially less than 1% of Willkie’s total annual revenue (including that such fees fall below the NYSE’s materiality threshold); (2) Mr. Nusbaum’s reputation and professional background evidencing his independent nature, and particularly Mr. Nusbaum’s history of acting independently of Company management; and (3) Mr. Nusbaum’s personal financial substance and lack of economic dependence on Mr. Wm. Berkley and the Company. The Board of Directors also noted that Mr. Nusbaum did not have any transaction or other relationship that precludes a determination of independence under the specific tests in Section 303A.02(b) of the NYSE rules.

The Board of Directors held four meetings during 2015. Each director attended 100% of the meetings of the Board of Directors, seven directors attended all meetings of each Board committee on which they served, and no director missed more than one meeting of any Board committee on which he or she served. Eight of the directors attended the Company’s 2015 Annual Meeting of Stockholders.

30	W. R. Berkley Corporation

CORPORATE GOVERNANCE AND BOARD MATTERS

Board Committees

The Board has five standing committees: Audit, Business Ethics, Compensation, Nominating and Corporate Governance and Executive. The table below provides membership and meeting information for each of these committees for 2015.

Committees

	Audit	Business Ethics(1)	Compensation	Nominating and Corporate Governance(2)	Executive
Meetings in 2015	8	2	5	2	0
Committee Member
Christopher L. Augostini	M			M
William R. Berkley					C
W. Robert Berkley, Jr.					M
Ronald E. Blaylock	M	M		M
Mark E. Brockbank			M	M
George G. Daly			M	M
Mary C. Farrell			C	M
Jack H. Nusbaum		M			M
Mark L. Shapiro	C	M		M	M

M    Member                    C     Chair

(1) The chair of the Business Ethics Committee is selected by rotation among the members.

(2) The chair of the Nominating and Corporate Governance Committee is selected by rotation among the chair of the Audit Committee, the chair of the Compensation Committee and the non-executive member of the Executive Committee who does not already chair another committee.

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CORPORATE GOVERNANCE AND BOARD MATTERS

Audit Committee. The Audit Committee is appointed by the Board of Directors to assist the Board of Directors in monitoring:

➢	the integrity of the financial statements of the Company;

➢	the independent auditors’ qualifications and independence;

➢	the performance of the Company’s internal audit function and independent auditors; and

➢	compliance by the Company with legal and regulatory requirements.

The Audit Committee has also adopted procedures to receive, retain and treat any good faith complaints received regarding accounting, internal accounting controls or auditing matters and provide for the anonymous, confidential submission of concerns regarding these matters.

Each member of the Audit Committee is independent under the rules of the Securities and Exchange Commission (the “SEC”) and the NYSE. The Board of Directors has identified Mr. Shapiro as a current member of the Audit Committee who meets the definition of an “audit committee financial expert” established by the SEC.

The Audit Committee has determined to engage KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2016 and is recommending that our stockholders ratify this appointment at the Annual Meeting. See Proposal 4, Ratification of Appointment of Independent Registered Public Accounting Firm on page 27 of this proxy statement.

The report of our Audit Committee is found on page 79 of this proxy statement.

Compensation Committee. The Compensation Committee has overall responsibility for discharging the Board of Directors’ responsibilities relating to the compensation of the Company’s senior executive officers and directors.

Each member of the Compensation Committee is independent under the rules of the NYSE, is a “non-employee director,” as defined in Section 16 of the Securities Exchange Act of 1934, and is an “outside director,” within the meaning of Section 162(m) of the Code.

The report of our Compensation Committee on executive compensation is found on page 65 of this proxy statement.

Compensation Consultant. During 2015, the Compensation Committee retained the services of an external executive compensation consultant, Meridian Compensation Partners, LLC (“Meridian”). The mandate of the external compensation consultant is to serve the Company and work for the Compensation Committee in its review of executive and director compensation practices, including the competitiveness of pay levels, executive compensation design issues, market trends, and technical considerations. The nature and scope of services rendered by the external compensation consultant on the Compensation Committee’s behalf includes:

➢	competitive market pay analyses, including proxy data studies, board of directors pay studies, and market trends;

➢	ongoing support with regard to the latest relevant regulatory, technical, and/or accounting considerations impacting compensation and benefit programs;

➢	assistance with the redesign of any compensation or benefit programs, if desired/needed; and

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CORPORATE GOVERNANCE AND BOARD MATTERS

➢	preparation for and attendance at selected Compensation Committee meetings.

The Compensation Committee did not direct the external compensation consultant to perform the above services in any particular manner or under any particular method. The Compensation Committee has the final authority to hire and terminate the external compensation consultant, and the Compensation Committee evaluates the external compensation consultant periodically.

In February 2016, the Compensation Committee assessed the independence of Meridian pursuant to SEC regulations, considering various factors bearing on adviser independence, including the six factors mandated by the SEC rules. The Compensation Committee concluded that Meridian is independent from the Company’s management and that no conflict of interest exists that would prevent Meridian from independently representing the Compensation Committee. The Compensation Committee also reviewed and was satisfied that there was no business or personal relationships between members of the Compensation Committee and the individuals at Meridian supporting the Compensation Committee. The Company does not engage Meridian for any services other than its services to the Compensation Committee.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee was formed to assist the Board of Directors in:

➢	identifying individuals qualified to become members of the Board of Directors (consistent with criteria approved by the Board of Directors);

➢	recommending that the Board of Directors select the director nominees for the next annual meeting of stockholders or for other vacancies on the Board of Directors;

➢	overseeing the evaluation of the Board of Directors and management;

➢	reviewing the corporate governance guidelines and the corporate code of ethics; and

➢	generally advising the Board of Directors on corporate governance and related matters.

All of the members of the the Nominating and Corporate Governance Committee are considered independent under the rules of the NYSE.

Qualifications of Director Candidates. The Company’s Corporate Governance Guidelines (the “Guidelines”) set forth certain qualifications and specific qualities that candidates should possess. In accordance with the Guidelines, the Nominating and Corporate Governance Committee, in assessing potential candidates, considers their independence, business, strategic and financial skills and other experience in the context of the needs of the Board of Directors as a whole, as well as a director’s service on the boards of directors of other public companies. The Guidelines further state that directors should:

➢	bring to the Company a range of experience, knowledge and judgment;

➢	have relevant business or other appropriate experience;

➢	maintain an acceptable level of attendance, preparedness and participation with respect to meetings of the Board of Directors and its committees; and

➢

demonstrate competence in one or more of the following areas: accounting or finance, business or management experience, insurance or investment industry knowledge, crisis management, or leadership and strategic planning.

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CORPORATE GOVERNANCE AND BOARD MATTERS

In identifying and recommending director nominees, the Nominating and Corporate Governance Committee members may take into account such factors as they determine appropriate and will assess the qualifications of potential nominees and any potential conflicts with the Company’s interests. The Nominating and Corporate Governance Committee will also assess the contributions of the Company’s incumbent directors in connection with their potential re-nomination.

The Nominating and Corporate Governance Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees. In accordance with the Guidelines, when considering the overall composition of the Board of Directors, the Nominating and Corporate Governance Committee seeks a diverse and appropriate balance of members who have the experiences, qualifications, attributes and skills necessary to oversee a publicly traded, financially complex, growth oriented, international organization that operates in multiple regulatory environments. The Nominating and Corporate Governance Committee seeks directors with experience in a variety of professional disciplines and business ventures who can provide diverse perspectives on the Company’s operations. The Nominating and Corporate Governance Committee evaluates the types of backgrounds that are needed to strengthen and balance the Board of Directors based on the foregoing factors and nominates candidates to fill vacancies accordingly.

The Nominating and Corporate Governance Committee will evaluate qualified director candidates recommended by stockholders in accordance with the criteria for director selection described above, on the same basis as any other candidates. Nominations for consideration by the Nominating and Corporate Governance Committee, together with a description of his or her qualifications and other relevant information, should be sent to the attention of the General Counsel, c/o W. R. Berkley Corporation, 475 Steamboat Road, Greenwich, Connecticut 06830. Stockholders may also follow the nomination procedures described under “Stockholder Nominations for Board Membership and Other Proposals” below.

Other Standing Committees. During 2015, the Board of Directors had two other standing committees in addition to the committees set forth above: the Executive Committee and the Business Ethics Committee.

The Executive Committee is authorized to act on behalf of the Board of Directors during periods between Board of Directors meetings.

The Business Ethics Committee administers the Company-wide business ethics program. The Business Ethics Committee reviews certain disclosures made by Company employees and directors under the Company’s Code of Ethics and Business Conduct and Statement of Business Ethics for the Board of Directors, determines if any issue presented raises an ethics concern and takes any appropriate action.

Additional Information Regarding the Board of Directors

Board Leadership Structure. The Company’s By-Laws provide that the chairman of the board may, but is not required to, be the chief executive officer and/or any other executive officer or non-executive officer of the Company. The Board of Directors regularly reviews and considers the Board’s leadership structure, including whether separation of the positions of chairman and chief executive officer is desirable.

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CORPORATE GOVERNANCE AND BOARD MATTERS

During most of 2015, Mr. Wm. Berkley served as both Chairman of the Board and Chief Executive Officer. He founded the Company in 1967 and has been its Chairman of the Board since that time, a period of almost fifty years, and also served as the Company’s Chief Executive Officer from 1967 to October 2015. Under Mr. Wm. Berkley’s strategic leadership, the Company has grown and prospered significantly, with Mr. Wm. Berkley being recognized for his extensive experience in and leadership of the insurance and reinsurance industries. Risk oversight is an especially complex issue for property casualty insurance companies, and the Board of Directors believes that the Company’s structure under Mr. Wm. Berkley’s leadership serves this function well.

On October 31, 2015, Mr. Rob Berkley, previously our President and Chief Operating Officer, became our President and Chief Executive Officer, and Mr. Wm. Berkley, previously our Chairman and Chief Executive Officer, became Executive Chairman of the Board, thereby separating the chairman and chief executive officer positions. The Board of Directors believes that the current leadership of the Company, combining the extensive experience and leadership of both Messrs. Rob Berkley and Wm. Berkley, will be effective in overseeing stockholders’ long-term interests.

The Board of Directors believes that its leadership structure serves the Company well by facilitating communication between the Board of Directors and senior management of the Company as well as the Board’s oversight of the Company’s business and affairs. However, as described in “— Communications with Non-Management Directors; Executive Sessions” below, the independent directors meet regularly in executive session, which serves to promote open discussion among these directors. The presiding director at these executive sessions rotates among the Chair of the Audit Committee, the Chair of the Compensation Committee and the non-management member of the Executive Committee who does not already chair another committee. The Board of Directors believes that this rotation provides different directors the opportunity to guide the Board’s agenda and facilitates collegiality among Board members.

Board Self-Assessment. The Board of Directors conducts an annual self-assessment to determine whether it and each of its committees has the right skills, experience and perspectives. Each year, each director completes an evaluation covering board composition, management oversight, knowledge of the Company and its business, the board meeting process, and committee functions and effectiveness. Responses are reviewed and presented to the Board of Directors.

Classified Board. Our classified Board is important to our philosophy of managing for the long term. Because the cycle in the property casualty insurance industry can extend over many years, it can take at least that long to gain a robust understanding of our business and our Company. Standing for election every three years helps our directors maintain the long-term perspective needed to drive success in our business.

Board Tenure and Refreshment. Given the complexity and long-term nature of our business, our Company is best served by having a Board with an in-depth understanding of our Company and industry. Developing that expertise takes time given that the duration of our liabilities is approximately four years, and directors who have overseen our business over the full cycle are most effective. The tenure of our directors is distributed across periods that could be considered in the insurance industry to be relatively short-term, medium-term, and long-term.

We value having directors with diverse perspectives and experience. Certain long-standing directors may step down in the near term and we continue to search for directors who can bring value and advice.

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CORPORATE GOVERNANCE AND BOARD MATTERS

The current average tenure of our directors is 24 years. Three of our directors who are at or over 72 years of age (the age at which we have historically not nominated a director to stand for reelection) have continued to serve at our request while we search for new directors to join our Board. The average tenure of the remaining six directors is 18 years and, if our Executive Chairman (who has served as a director since founding the Company in 1967) is excluded, the remaining five directors have an average tenure of less than 12 years.

Board Role in Risk Oversight. Managing risk is a critical element of any property casualty insurance business, such as the Company. The Board of Directors believes that risk oversight is a key responsibility of the entire Board of Directors. Risk management is one of the core responsibilities of the Executive Chairman and the President and Chief Executive Officer and is a critical responsibility of every other senior officer of the Company and its operating units.

The strategic management of risk in an insurance business is a multi-level proposition. The Board of Directors has an active role, both as a whole and also at the committee level, in risk oversight. The Board of Directors and its committees receive periodic updates from members of senior management, including the Senior Vice President — Enterprise Risk Management, on areas of material risk to the Company, including operational, financial, strategic, competitive, investment, reputational, legal and regulatory risks. Among other things, the Board of Directors as a whole oversees management’s assessment of business risks relating to the Company’s insurance operations and investment portfolio.

At the committee level:

➢	Our Audit Committee regularly reviews our financial statements, financial and other internal controls, and remediation of material weaknesses and significant deficiencies in internal controls, if any.

➢	Our Compensation Committee regularly reviews our executive compensation policies and practices and the risks associated with each. See “Discussion of Risk and Compensation Plans” on pages 66-67.

➢	Our Nominating and Corporate Governance Committee considers issues associated with the independence of our Board of Directors, corporate governance and potential conflicts of interest.

While each committee is responsible for evaluating certain risks and risk oversight, the entire Board of Directors is regularly informed of risks relevant to the Company’s business, as described above.

Risk management is a core tenet of the Company, with the concept of achieving appropriate risk-adjusted returns in our business a driving principle since the Company was founded. As a key element of their duties, our senior executive officers are responsible for risks and potential risks as they arise from day to day in their various operational areas. The Company’s Senior Vice President — Enterprise Risk Management, who is responsible for enterprise risk management, reports directly to the President and Chief Executive Officer and also reports to the Board of Directors regarding the Company’s risk management. The Company’s Enterprise Risk Management Committee, which is composed of the President and Chief Executive Officer, Senior Vice President — Enterprise Risk Management, Executive Vice President — Investments, Executive Vice President — Chief Financial Officer and Executive Vice President and Secretary, meets quarterly, and more frequently as necessary, to review and monitor levels of risk of various types. In addition, our internal audit function reports to our Audit Committee on a quarterly basis, and more frequently to the extent necessary.

Our independent outside auditors regularly identify and discuss with our Audit Committee risks and related mitigation measures that may arise during their regular reviews of the Company’s financial statements, audit work and executive compensation policies and practices, as applicable.

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CORPORATE GOVERNANCE AND BOARD MATTERS

Compensation Committee Interlocks and Insider Participation

During 2015, the Compensation Committee was composed of Ms. Farrell and Messrs. Brockbank and Daly. No member of the Compensation Committee was, during 2015, an officer or employee of the Company or was formerly an officer of the Company, or had any relationship requiring disclosure by the Company as a related party transaction. No executive officer of the Company served on any board of directors or compensation committee of any other company for which any of the Company’s directors served as an executive officer at any time during 2015.

Code of Ethics

We have had a Code of Ethics and Business Conduct in place for many years. This code applies to all of our officers and employees. It is a statement of our high standards for ethical behavior and legal compliance, and governs the manner in which we conduct our business. This code covers all areas of professional conduct, including employment policies, conflicts of interest, anti-competitive practices, intellectual property and the protection of confidential information, as well as adherence to the laws and regulations applicable to the conduct of our business. We have also adopted a Statement of Business Ethics for the Board of Directors.

We have adopted a Code of Ethics for Senior Financial Officers. This code, which applies to our Chief Executive Officer, Chief Financial Officer and Controller, addresses the ethical handling of conflicts of interest, the accuracy and timeliness of SEC disclosure and other public communications and compliance with law.

Copies of our Code of Ethics and Business Conduct, Statement of Business Ethics for the Board of Directors and Code of Ethics for Senior Financial Officers can be found on our website at www.wrberkley.com. We intend to disclose amendments to these procedures, and waivers of these policies for executive officers and directors, if any, on our website.

Communications with Non-Management Directors; Executive Sessions

A stockholder who has an interest in communicating with management or non-management members of the Board of Directors may do so by directing the communication to the General Counsel c/o W. R. Berkley Corporation, 475 Steamboat Road, Greenwich, Connecticut 06830. With respect to communications to non-management members of the Board of Directors, the General Counsel will provide a summary of all appropriate communications to the addressed non-management directors and will provide a complete copy of all such communications upon the request of the addressed director.

Information about the Company, including with respect to its corporate governance policies and copies of its SEC filings, is available on our website at www.wrberkley.com. Our filings with the SEC are also available on the SEC’s website at www.sec.gov.

In accordance with applicable NYSE rules, the Company’s independent directors meet regularly in executive session. The presiding director at these executive sessions rotates among the Chair of the Audit Committee, the Chair of the Compensation Committee and the non-management member of the Executive Committee who does not already chair another committee.

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TRANSACTIONS WITH MANAGEMENT AND OTHERS

Transactions with Management and Others

As described above, the Company has adopted both a Code of Ethics and Business Conduct that applies to all officers and employees and a Statement of Business Ethics for the Board of Directors (together, the “Statements”), each of which is administered by the Business Ethics Committee. The Statements address, among other things, transactions in which the Company is or will be a party and in which any employee or director (or members of his or her immediate family, as such term is defined by the NYSE rules) has a direct or indirect interest. The Statements require full and timely disclosure of any such transaction to the Company. Company management initially determines whether a disclosed transaction by an employee requires review by the Business Ethics Committee. Based on its consideration of all of the relevant facts and circumstances, the Business Ethics Committee decides whether or not to approve such a transaction and approves only those transactions that are not contrary to the best interests of the Company. If the Company becomes aware of an existing transaction which has not been approved, the matter will be referred to the Business Ethics Committee. The Business Ethics Committee will evaluate all available options, including ratification, revision or termination of such transaction.

During 2015, the Company continued to engage the services of Associated Community Brokers (“ACBrokers”), an insurance agency indirectly owned by Mr. Wm. Berkley, the Company’s Executive Chairman, and Mr. Rob Berkley, the Company’s President and Chief Executive Officer. During 2015, ACBrokers received commissions (both directly and indirectly) from the relevant insurance carriers in the amount of $1,390,576 in connection with insurance brokerage services provided to the Company and certain of its subsidiaries, and received a fee of $153,700 from the Company for services rendered in connection with the administration of the Company’s medical benefits program. In addition, ACBrokers may place business on behalf of unrelated third parties with insurance company subsidiaries of the Company.

Also during 2015, two of the Company’s non-officer employees performed services for Interlaken Capital, Inc. (“Interlaken”), a company substantially owned and controlled by Mr. Wm. Berkley, the Company’s Executive Chairman. Interlaken separately compensates those Company employees for providing such services.

The above transactions between the Company and ACBrokers and Interlaken, respectively, have been previously approved by our independent Business Ethics Committee in accordance with the procedures described above.

BlackRock, Inc., which beneficially owns more than 5% of the Company’s common stock, provides, on an arm’s length basis, investment management software to the Company for which the Company paid fees to BlackRock of approximately $1.35 million during 2015. As BlackRock is not an officer, employee or director of the Company, the Statements do not require approval of this arrangement by the Business Ethics Committee.

Mr. Nusbaum, a director of the Company, is a Senior Partner of Willkie Farr & Gallagher LLP, outside counsel to the Company.

38	W. R. Berkley Corporation

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis provides material information about the Company’s compensation policies, objectives and decisions regarding our NEOs as well as perspective for investors on the amounts disclosed in the Summary Compensation Table and other tables, footnotes and narrative that follow.

This Compensation Discussion and Analysis and the tables that follow cover the compensation paid in 2015 to the following six NEOs:

➢	W. Robert Berkley, Jr.: President and Chief Executive Officer (“CEO” or “Mr. Rob Berkley”);

➢	William R. Berkley: Executive Chairman of the Board and former Chief Executive Officer (“Executive Chairman” or “Mr. Wm. Berkley”);

➢	Eugene G. Ballard: Executive Vice President — Chief Financial Officer;

➢	Ira S. Lederman: Executive Vice President and Secretary;

➢	James G. Shiel: Executive Vice President — Investments; and

➢	Matthew M. Ricciardi: Senior Vice President — General Counsel.

Executive Summary

Business Highlights for Fiscal Year 2015. The Company’s 2015 performance was strong, as management continued to create value while managing risk and volatility throughout the business, despite challenges created by the extended low interest rate environment. The Company created value for stockholders in the following ways:

➢

Our combined ratio of 93.7% outperformed the industry by an estimated 4.3 points and represents an improvement over the Company’s 2014 combined ratio of 93.8% (which exceeded industry performance by 3.6 points). Combined ratio is a financial metric that represents our underwriting profitability excluding investment income; a value of less than 100% indicates an underwriting profit, and a lower combined ratio is better.

➢	Our return on equity (“ROE”) was 11.0% and operating ROE(1) was 9.7% for the year, despite the challenging interest rates impacting investment income.

➢	Book value per share increased 3.0% to $37.31; our 2015 growth in total value creation (book value per share increase plus dividends) was 4.3%.

➢	Investment income for 2015 was $513 million, and net investment gains were $126 million.

➢	2015 net income per diluted share was $3.87.

➢	2015 operating income per diluted share was $3.41.(1)

➢	The Company returned more than $282 million of capital to its stockholders in 2015 through cash dividends on its common stock and share repurchases.

(1)	See Annex B for a reconciliation of operating income, a non-GAAP financial measure, to net income, its most directly comparable GAAP measure. Operating ROE is calculated based on operating income.

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COMPENSATION DISCUSSION AND ANALYSIS

➢	The Company completed a seamless transition of the CEO responsibilities to Mr. Rob Berkley.

➢	The Company started six new businesses or operating units and added many talented professionals.

➢	The Company continued its practice of making certain investments with the aim of generating capital gains that will enhance long-term revenue and stockholder value.

The Company’s reported 2015 results are prepared under accounting rules that may not reflect the fair values of some of our assets.

➢

For real estate that we own, accounting rules require us to record those properties in our financial statements at cost. As a result, any appreciation of these properties since we acquired them is not reflected in our financial statements.

➢

Over the past few years, in response to the low interest rate environment, we have increased our allocation to investments intended to generate capital gains rather than regular investment income. For many of these investments, accounting rules require us to carry the investments under the equity method, rather than at fair value. As a result, appreciation in the value of these investments over time is not reflected in our financial statements and results. When the investment is sold, however, the gain is realized all at once.

The Company’s 2015 financial results, while good in absolute terms, nevertheless represented lower operating performance under most metrics compared to 2014. Accordingly, annual cash bonus award payments to our continuing NEOs were reduced from 2014 levels, reflecting the lower performance, as described further on page 57.

Our performance over the past three completed fiscal years is summarized in the graphs below:

(1)	A combined ratio below 100% indicates an underwriting profit; a lower combined ratio is better.
(2)	Based on operating income. See Annex B.

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COMPENSATION DISCUSSION AND ANALYSIS

While these results reflect our most recent years’ performance, we hold to the fundamental belief that the Company should be managed over the long-term, including the totality of the property casualty insurance cycle. Managing over the cycle means growing when conditions are favorable, and maintaining underwriting discipline (i.e., forgoing top-line growth) when they are not. Our business model is therefore designed to produce excess returns over industry performance when pricing is favorable, or “hard,” and maintaining at least adequate returns when pricing is less favorable, or “soft.” Accordingly, we believe that the most relevant performance comparisons should be made based on longer-term measurements, consistent with our strategy.

The Company’s total stockholder return (“TSR”) over the past 15 years has exceeded by a wide margin the TSR of a composite of our compensation peer group, the S&P 500, and the S&P 500 Property & Casualty Insurance Index, as illustrated in the graph below.

Indexes are market-cap weighted (rebalanced periodically). Compensation peer group TSR composite weighted by market capitalization (reweighted annually).

The Company’s annualized growth in book value per share — an important proxy for stockholder value creation among insurance companies — has outperformed its compensation peer group companies over the past 15 years, as shown in the graph to the right, and ranks above the 90th percentile of that group over that time.

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COMPENSATION DISCUSSION AND ANALYSIS

The Company’s performance over the past 15 years reflects our focus on long-term performance, our emphasis on outperforming over the full insurance industry cycle and our aim of minimizing volatility in our results. Over shorter periods, comparative performance can be affected by numerous factors, including an absence of significant catastrophe activity (such as we have seen over the past few years) which tends to benefit our peers more than us, as well as decisions to invest in assets or start-up businesses that generate expenses in the short term, but create value for the long term.

Pay-for-Performance Alignment and Pay at Risk. Compensation for our CEO and Executive Chairman is almost entirely linked to Company performance and the creation of stockholder value, as illustrated in the charts below.

Compensation values reflected in the above illustrations are based on 2015 base salaries, the annual cash bonus award payment for 2015, the potential maximum value of the LTIP award for the 2015-2019 performance period, and the value of the 2015 performance-based RSU grant based on the target number of RSUs granted.

Chief Executive Officer Transition. On October 31, 2015, Mr. Wm. Berkley transitioned from the Chief Executive Officer role to Executive Chairman of the Board and Mr. Rob Berkley assumed the role of Chief Executive Officer. As a result, Mr. Rob Berkley’s responsibilities have expanded beyond the insurance and reinsurance operations that he managed as President and Chief Operating Officer, to include the full portfolio of holding company responsibilities. Each of the functional areas of the Company reports to the CEO, other than investments, which continues to report to the Executive Chairman. The CEO’s responsibilities include oversight of all of the insurance and reinsurance operations, finance and accounting, legal, compliance, human resources, enterprise risk management and insurance risk management. The CEO also provides leadership with respect to the public company activities of the Company, strategic development and acquisitions, and stockholder engagement. He also provides industry leadership in his role as a director of the National Council on Compensation Insurance. Mr. Rob Berkley works closely with the Executive Chairman in developing and maintaining the strategic direction of the Company. Mr. Wm. Berkley remains actively engaged with a wide range of Company activities, notably investments and strategy.

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COMPENSATION DISCUSSION AND ANALYSIS

Stockholder Outreach and Program Changes

Compensation Committee Response to Say-on-Pay Advisory Vote Results and Investor Feedback. Last year, the Company’s say-on-pay vote received the support of only 46% of the shares voted. The Compensation Committee is committed to understanding investor concerns and to maintaining an open and productive dialogue with investors on the Company’s executive pay program.

Since the 2015 Annual Meeting of Stockholders, the Company has engaged proactively in an extensive stockholder outreach effort. We reached out to our largest 25 independent stockholders, representing more than 67% of the outstanding shares of the Company not held by management, and received a very positive response. Mr. Wm. Berkley, our Executive Chairman, and Mr. Rob Berkley, our CEO and President, personally met with 11 of the top 25 stockholders (representing 43% of the outstanding shares of the Company not held by management) and held conference calls with an additional five stockholders (representing 8% of the outstanding shares of the Company not held by management). We also corresponded with six stockholders (representing 14% of the outstanding shares of the Company not held by management). The engagement provided stockholders additional context for the Company’s performance and governance, and enabled us to understand stockholder concerns in greater detail. Specific compensation and governance-related investor concerns included the following:

Issue	Response/Comments	Page(s)
A clear discussion of the long-term, cyclical and volatile nature of the property casualty insurance business would add context to the governance and compensation practices, as well as the Board’s and Compensation Committee’s view of performance.	Enhanced discussion of long-term nature of our business and Board perspective.	2-11

Despite the fact that the cap in the Annual Incentive Compensation Plan has been progressively reduced over the last three years, the current cap of 3.3% of pre-tax income is high.

Imposition of additional cap of $10,000,000 per individual for 2016.

Total aggregate payout – the reality – for all individuals covered by the plan has not exceeded 1.5% of pre-tax income in any of the last five years.

		46, 57

Increased disclosure of metrics used to evaluate performance for the annual cash bonus will more clearly demonstrate that it is performance-based.	Our assessment of performance begins with operating ROE. We have enhanced our disclosure of metrics, objectives and related Compensation Committee considerations.	56

A significant percentage of NEO compensation should be performance-based.	In 2015, 89% of CEO and 93% of Executive Chairman compensation were performance-based.	43

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COMPENSATION DISCUSSION AND ANALYSIS

Issue	Response/Comments	Page(s)

Demonstrate the rationale for Executive Chairman pay being comparable to peers with larger market capitalizations.

We compete with larger market capitalization peers for business and talent.

The Compensation Committee views a founder/major stockholder, who has led the Company for nearly 50 years and who is an acknowledged leader ranking among the top executives in our industry, differently than a CEO for hire, and has determined that other leading industry CEOs are the most appropriate peer group, even though some may manage companies with larger market capitalizations.

54-55

Despite anti-pledging provision for stock used in satisfaction of ownership requirements, the pledging of excess shares by the Executive Chairman is inconsistent with investors’ governance guidelines.

The Board engages in regular oversight of the pledging.

The Executive Chairman is a founder/major stockholder with a historical track record of never having sold a share, other than in connection with cashless exercise of stock options or to cover taxes due upon vesting of restricted stock awards, since 1969.

34% reduction of pledged shares over the past few years.

66-67

Minimum ROE performance that must be achieved for any performance-based RSUs to vest should be stringent.	Introduced performance component to RSUs in 2014. Made payout threshold more demanding in 2015.	46, 58

A classified board of directors does not afford stockholders the right to review director performance annually. Board tenure is longer than average.

Because of the long-term nature of our business, it can take a full insurance industry cycle for directors to gain a robust understanding of our business and our Company.

Certain long-standing directors may step down in the near term. We are actively seeking candidates that add value and diverse skills, experience and perspectives.

10, 35-36

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COMPENSATION DISCUSSION AND ANALYSIS

Recent Compensation Program Changes. The Compensation Committee has made a number of changes to the executive compensation program in response to stockholder feedback over the last two years.

➢

This past year, the Compensation Committee made the performance goals for the 2015 performance-based RSU awards more robust compared to the goals used for the 2014 awards, by significantly raising the performance threshold that must be reached before any shares are earned. (See page 58 for additional detail.)

➢

For 2016, the Compensation Committee imposed an additional cap of $10,000,000 per individual, in addition to the aggregate cap of the 3.3% of pre-tax income, for annual cash bonus awards under the Annual Incentive Compensation Plan. (See page 57 for additional detail.)

➢

The maximum potential size of the pool used to determine annual cash bonuses for the NEOs has been reduced, from 5% of pre-tax income in 2013 to 4.05% in 2014, and then further reduced to 3.3% in 2015 and 2016.

➢

The annual cash bonus amounts paid under the Annual Incentive Compensation Plan for 2015 and prior years have been substantially below the maximum pool (with actual aggregate payouts of 0.95% and 0.87% of pre-tax income in 2015 and 2014, respectively).

These changes and other changes made to our corporate governance and executive compensation programs over the preceding few years are summarized in the table below.

Changes in Corporate Governance and Compensation Program in Response to Stockholder Feedback

Feature	2011	2012	2013	2014	2015	2016
Performance-based RSUs, with higher performance threshold for 2015
Reduction in maximum potential size of pool for NEO bonuses	5.0%	5.0%	5.0%	4.05%	3.3%	3.3% and $10 million per person cap
Double trigger vesting of long-term compensation in the event of a change in control
Annual grants of long-term awards
Stock ownership guidelines for NEOs
Majority voting in director elections

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COMPENSATION DISCUSSION AND ANALYSIS

Philosophy of Our Executive Compensation Program

Our philosophy for our executive compensation program is to provide an attractive, flexible and market competitive program tied to performance and aligned with the interests of our stockholders. Our program is designed to recognize and reward the achievements of our executives and to attract, retain and motivate our leaders in a competitive environment. Key principles include the following:

Competitive and Market-Based. Provide base salary and benefits that are market competitive and ensure we are able to attract and retain high-caliber individuals with leadership abilities and experience necessary to develop and execute business strategies and build long-term stockholder value.

Pay-for-Performance. Link a significant portion of compensation to the Company’s performance, with an emphasis on long-term vehicles.

Reward Long-Term Performance. Consistent with managing the business over the long-term, executive compensation should reward executives for the long-term performance of the Company.

Align Compensation with Stockholder Interests. The interests of our executives should be linked with those of our stockholders through the risk and rewards of the ownership of our common stock. In addition, our programs should use metrics and provide compensation elements that closely align executives’ interests with those of our stockholders.

Compensation Policies and Practices

We implement our executive compensation philosophy through specific policies and practices that are designed to align our executive compensation with long-term stockholder interests.

Linking pay to performance. The vast majority of NEO pay (89% for the CEO and 93% for the Executive Chairman) is variable, at-risk, and tied to short- or long-term business and stock price performance.

NEO compensation is heavily weighted toward performance-based pay.

➢     The NEO long-term equity compensation program (excluding new hire grants) is 100% performance-based — greater than is typical for many of our peers (a majority of which continue to use time-vested equity for a portion of their long-term equity programs).

➢     Based on grants made in 2015, nearly 75% of total CEO compensation and more than 55% of overall NEO compensation (excluding a new hire) are linked to long-term performance vehicles.

➢     Our focus on long-term performance mitigates the risk of and discourages short-term oriented behavior.

Incentive compensation program is principally tied to the Company’s long-term performance.

➢     LTIP awards are earned over five-year performance periods — notably longer than the three-year period that is typical for many insurance companies.

➢     Performance periods for our performance-based RSUs also extend for a total of five years from grant.

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COMPENSATION DISCUSSION AND ANALYSIS

Alignment of interests through mandatory deferral of vested RSU awards.

➢    All RSU awards for NEOs and other senior executives (a group of approximately 82 in total), once vested, remain mandatorily deferred until the executive has a separation from service with the Company. These executives have no opportunity to convert any of their equity pay to cash for as long as they are employed by the Company.

➢    Over time, the accumulation of deferred RSUs results in a substantial portion of executives’ personal wealth being tied directly to the value of our stock, aligning their interests with long-term stockholder value creation.

➢    We believe this practice to be unique to the Company among our peers.

Robust share ownership by NEOs, prohibition on hedging and restrictions on pledging.

➢    Our NEOs (other than a new hire) hold equity many times in excess of their ownership guidelines (which we believe are themselves rigorous by market standards).

➢    NEOs may not hedge their exposure to the Company’s stock price.

➢    Shares used in fulfillment of ownership guidelines may not be pledged or encumbered.

Non-formulaic performance-based annual bonus program mitigates risk of short-term oriented behavior that is detrimental to long-term performance. We use a non-formulaic program to allow the Compensation Committee to consider all aspects of annual performance prior to approving payouts.

➢    Our financial results are the starting point for determining annual cash bonuses, with a primary emphasis on operating ROE. The Compensation Committee also considers other performance-based metrics.

➢    Formula-based short-term incentives are not well suited to our business, since results may not be known for many years. It is easy, and can be misleading, to meet short-term targets in our business. Formulaic incentives can encourage counterproductive behaviors and raise concerns from a risk management perspective.

➢    Negative discretion permits the application of judgment that is necessary to achieve superior risk-adjusted long-term results in our business.

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COMPENSATION DISCUSSION AND ANALYSIS

Practices that We Emphasize and Practices that We Avoid

We are committed to executive compensation practices that drive long-term value creation and mitigate risk, and that align the interests of our executives with the interests of our stockholders. Below is a summary of best practices that we have implemented and practices that we avoid, with the goal of promoting the best interests of the Company and our stockholders.

What We Emphasize	What We Avoid

✓    Pay for performance — A significant majority of our NEOs’ compensation is performance-based.

✓    Incentivize and reward long-term value creation — NEO equity compensation is 100% performance-based and principally tied to the Company’s long-term performance.

✓    Vested RSUs are mandatorily deferred until separation from service — This practice, which we believe to be unique among our peers, aligns executives’ interests with those of stockholders.

✓    Robust share ownership for senior executives — Our NEOs hold equity many times in excess of their ownership guidelines.

✓    Mitigate risk through non-formulaic performance-based annual cash bonus program — In our industry, formula-based short-term incentives can encourage counterproductive behaviors and raise concerns from a risk management perspective. Non-formulaic analysis permits the application of judgment that is necessary to achieve superior risk-adjusted long-term results in our business.

✓    Capped maximum NEO annual cash bonus — We limit the maximum aggregate cash bonus payouts to NEOs to a specified percentage of pre-tax income. For 2016 there is also an individual dollar cap.

✓    Clawback — If an executive engages in misconduct or leaves our Company to work for a competitor, all unvested LTIP awards and RSUs are forfeited and we can claw back LTIP payouts and vested RSUs.

✓    Restrictions on pledging Company stock by NEOs — NEOs may not pledge or encumber shares used to fulfill stock ownership guidelines.

✓    Independent compensation consultants — The Compensation Committee benefits from its use of an independent compensation consulting firm that provides no other services to the Company.

✓    Capped payout for LTIP awards — Our LTIP awards cannot pay out more than 100% of the target amount, and in recent years have paid out substantially less than 100%.

✓    Modest perquisites — We provide a limited number of perquisites to our executives.

✗    No employment agreements — All of our NEOs are employed on an at-will basis.

✗    No separate severance agreements or guaranteed cash severance — We do not have severance agreements with our executives or guarantee cash severance to our executives.

✗    No single-trigger vesting on change in control — Commencing in 2014, LTIP and RSU awards do not vest automatically in the event of a change in control.

✗    No liberal share recycling — We do not add back to our plan reserves any shares withheld for taxes.

✗    No stock options — We have not awarded stock options, which can motivate behaviors that pursue short-term gains to the detriment of long-term profitability, in over 10 years.

✗    No tax gross-ups on perquisites — We do not pay executives additional amounts to reimburse them for income or excise taxes payable on perquisites.

✗    No dividend equivalents paid on unearned or unvested RSUs — We do not pay dividend equivalents on shares of stock underlying RSUs until the RSUs have vested.

✗    No hedging or derivative transactions on the Company’s stock by executive officers — NEOs may not hedge their exposure to Company stock.

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COMPENSATION DISCUSSION AND ANALYSIS

Objectives and Design of the Executive Compensation Program

The executive compensation program for NEOs generally includes the following components:

Compensation Element	Role of the Element and Why W. R. Berkley Corporation Uses the Element

Annual Cash Compensation
Base Salary	➢ Attracts and retains NEOs. ➢ Provides a fixed level of compensation for NEO services rendered during the year.
Annual Cash Incentive Bonus

➢    Provides focus on short-term and long-term performance measures that are linked to Company success and stockholder value.

➢    Rewards NEOs for delivering ROE performance consistent with the Company’s objectives.

➢    Enables the Compensation Committee to discourage excessive risk taking.

Long-Term Incentive Compensation
Mandatorily Deferred Performance-Based Restricted Stock Units

➢    Increases stock ownership among NEOs since RSUs are settled in shares of Company stock.

➢    Provides focus on mid-term ROE performance, with three-year overlapping performance periods that vest in three tranches over a five-year vesting period (described in more detail under “— Additional Design Information” below). Ultimate award payouts depend on actual ROE performance.

➢    Promotes longer-term alignment of NEOs’ financial interests with those of Company stockholders since all shares earned upon vesting of RSUs are mandatorily deferred and not delivered until separation from service.

➢    Retains NEOs through use of overlapping vesting periods and mandatory deferrals.

➢    Places focus on stock price and dividend yield, as NEOs receive dividend equivalent payments on vested RSUs.

➢    Discourages excessive risk taking.

Long-Term Incentive Plan (LTIP) Awards

➢    Places focus on growth in book value, a primary driver of stockholder value.

➢    Through a Company-wide goal, encourages teamwork and decision-making to further the long-term best interests of the Company.

➢    Encourages retention of NEOs through use of overlapping performance periods.

➢    Allows NEOs to realize a portion of long-term compensation at established intervals during employment through potential LTIP cash payments.

➢    Discourages excessive risk taking.

Benefits and Perquisites
Benefit Replacement Plan

➢    Makes up for the Code limits on Company contributions to the Company’s tax-qualified profit sharing plan.

➢    Allows for equal treatment of all employees who participate in the tax-qualified profit sharing plan.

➢    Provides a competitive compensation element designed to attract and retain NEOs.

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COMPENSATION DISCUSSION AND ANALYSIS

Benefits and Perquisites (continued)
Deferred Compensation

➢    Allows NEOs to defer receipt of all or part of their base salary, annual cash bonus and excess profit sharing payments.

➢    Provides a strong retention feature through reasonable return potential.

➢    Enhances current year cash flow to the Company in a cost effective manner.

➢    Provides an attractive tax planning tool designed to attract and retain NEOs.

Additional Benefits

➢    Provides coverage for officers, including the NEOs, in the areas of life, travel accident, and long-term disability insurance.

➢    Provides a competitive compensation element designed to attract and retain NEOs.

Personal Use of Company Aircraft (CEO and Executive Chairman only)	➢ Enhances security and personal safety of the CEO and the Executive Chairman. ➢ Enhances productivity of the CEO and the Executive Chairman.
Supplemental Benefits Agreement (Executive Chairman only)

➢    Rewarded the Executive Chairman for his long-term service to the Company (37 years, at time of entering into the agreement) with a retirement benefit (subsequently terminated and fully paid out in 2015, as discussed on page 54).

➢    Provides continued health insurance benefits and certain perquisites to the Executive Chairman after employment ends.

➢    Provides consideration in exchange for a non-compete agreement with the Executive Chairman.

Other
Director Fees (CEO and Executive Chairman only)

➢    Compensates the CEO and the Executive Chairman, who are also members of the Board of Directors, for responsibilities and duties that are separate and distinct from their responsibilities as officers.

Additional Design Information

Annual Cash Incentive Bonus. In 2006, the Company adopted, and its stockholders approved, the Annual Incentive Compensation Plan. This is a cash-based annual bonus plan that does not provide for the payment of equity compensation. For the year ended December 31, 2015, the Compensation Committee granted awards under this plan to the CEO, the Executive Chairman, and other select NEOs. These awards were each subject to a maximum bonus value and were designed to be performance-based and tax-deductible under Section 162(m) of the Code. These maximums are described further on pages 46 and 57.

Mr. Ballard’s bonus is not determined under this plan since his compensation is not subject to the limitations of Section 162(m) of the Code. Therefore, the CEO and the Executive Chairman recommended and reviewed with the Compensation Committee, which approved the recommendation, the 2015 bonus amount for Mr. Ballard.

Mr. Ricciardi joined the Company in May 2015. His bonus was not determined under the Annual Incentive Compensation Plan, but was agreed upon during the hiring process.

The actual bonus amounts paid for 2015 performance for all other NEOs were reduced from prior-year levels, as described on page 57.

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COMPENSATION DISCUSSION AND ANALYSIS

Long-Term Incentives. The Company’s long-term incentive program for the NEOs generally consists of two vehicles:

➢	Cash-denominated performance units under the LTIP; and

➢	Performance-based RSUs made under the Company’s 2012 Stock Incentive Plan.

The long-term incentive compensation programs have been designed to vest after periods that are longer than the average duration of the Company’s liabilities to align the executives’ interests with those of the stockholders. The program supports the Company’s focus on long-term performance through multiple overlapping three- or five-year performance cycles for RSU and LTIP awards. These performance-based RSU and LTIP awards (as well as the mandatory deferral feature of vested RSU awards) encourage our NEOs to achieve and sustain longer-term Company performance goals. These awards also align NEOs’ financial interests with those of the Company’s stockholders, as a significant portion of their annual compensation is tied directly to the value of our stock or metrics that are highly correlated with the value of our stock. The mandatory deferral feature of the RSUs also ties a significant portion of the NEOs’ personal wealth to the value of our stock.

LTIP Awards. In 2014, the Company adopted, and its stockholders approved, the 2014 Long-Term Incentive Plan, which is a cash-based long-term incentive plan. LTIP awards are performance units that grow in value based on one or more performance measures selected by the Compensation Committee and are settled, to the extent earned, in cash at the end of the performance period. The performance measure for current outstanding LTIP awards is the increase in book value per share, as adjusted, during a five-year performance period. In order to earn the maximum value of the LTIP award, the Company’s book value per share has historically needed to grow at an average annual rate of 15%. As noted on page 60, however, the hurdle for the 2015 award was set to 12.5%, in light of the ongoing environment of low interest rates. LTIP-based compensation can be recaptured (clawed back) for up to two years after settlement if a recipient violates the non-competition or misconduct provisions of the award agreement.

Performance-Based RSUs. Prior to 2014, the Company issued time-based RSUs that cliff vested after five years. Starting in 2014, the NEOs were awarded performance-based RSUs that are earned, or not, based on ROE performance. Under the 2015 awards, the RSUs vest, or not, after three separate three-year performance periods, with the final tranche vesting only after five years as shown below:

52	W. R. Berkley Corporation

COMPENSATION DISCUSSION AND ANALYSIS

Mandatory Deferral and Clawback: Key Features of Our RSUs and Critical Differentiators. After vesting, settlement of the RSUs is deferred (on a mandatory basis) until 90 days following the executive’s separation from service with the Company (subject to a six-month delay to comply with Section 409A of the Code). This mandatory deferral applies to our NEOs and other senior executives (a group of approximately 82 in total). We believe this deferral feature is unique to the Company’s program compared to peer companies.

Executives have no ability to monetize vested RSUs until separation from service. The amounts deferred are not secured or funded by the Company in any manner and therefore remain at risk in the event of a decline in the value of the Company’s stock. Dividend equivalent payments are made only after RSUs vest. These deferred shares may not be pledged since they are not delivered until after a separation from service. Our NEOs and other senior officers are also prohibited from hedging or similar transactions with respect to the Company’s stock.

The mandatory deferral feature reinforces our executives’ incentive to maximize long-term stockholder value, as the value of the deferred shares cannot be realized until separation from service and the accumulated value can grow to represent a significant portion of an executive’s personal wealth. RSU-based compensation can be recaptured (clawed back) if a recipient violates the non-competition or misconduct provisions of the award agreement during the one-year period following separation from the Company.

Deferred Compensation. The Company maintains the Deferred Compensation Plan for Officers, in which the NEOs may participate on a voluntary basis. Under the plan, eligible officers may elect to defer all or a portion of their base salary, bonus compensation, and excess profit sharing payments for any year. Amounts deferred accrue a reasonable rate of interest, as determined annually by the Compensation Committee. At the time of the deferral election, amounts may be deferred until any date on or before the officer’s separation from service. At the officer’s election made at the time of deferral, the Company will pay the deferred amounts either in a lump sum or in no more than five annual installments beginning generally within 60 days of a date which is prior to or on the date of the officer’s separation from service (subject to a six-month delay to comply with Section 409A of the Code). The amounts deferred are not secured or funded by the Company in any manner and therefore remain at risk in the event of an adverse financial impact to the Company. For 2015, the Compensation Committee agreed to accrue interest on the deferred amounts at the prime rate of interest reported by JPMorgan Chase. The Non-Qualified Deferred Compensation for 2015 table and the associated narrative and footnotes on page 73 provide additional information on the plan and NEO participation.

The Deferred Compensation Plan for Officers provides a valuable tax planning mechanism to the NEOs and thereby supports the Company’s objectives by providing a compensation program designed to attract talented executives and retain our current NEOs. In addition, deferrals under the plan allow for delayed compensation payments and thereby increase current year cash flow for the Company.

Benefit Replacement. The Company maintains a Benefit Replacement Plan, which provides participants with an annual payment equal to the amount they would have otherwise received under the Company’s tax-qualified profit sharing plan absent the limitations imposed by the Code on amounts that can be contributed under the tax-qualified profit sharing plan. This payment is made annually in a lump sum unless deferred by the participant under the Deferred Compensation Plan for Officers. Additional information on the amounts paid under this plan can be found in the “All Other Compensation” column of the Summary Compensation Table and the associated footnotes on pages 68-69.

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COMPENSATION DISCUSSION AND ANALYSIS

The Benefit Replacement Plan ensures that the full value of the intended benefits under the tax-qualified profit sharing plan is provided to the NEOs and as such supports the Company’s ability to attract talented executives and retain current NEOs.

Supplemental Benefits Agreement with the Executive Chairman. On August 19, 2004, the Company entered into a Supplemental Benefits Agreement with Mr. Wm. Berkley. The agreement has since been amended to comply with Section 409A of the Code and, in 2013, to terminate the retirement benefit that was originally included. The final payment of the terminated retirement benefit was made on March 26, 2015. The remaining benefits to be provided to Mr. Wm. Berkley (or his spouse) under the amended agreement are as follows:

➢	Continued health insurance coverage (including coverage for his spouse) for the remainder of his or her life, as applicable;

➢

Continued use of a Company plane and a car and driver for a period beginning with termination of employment and ending with the latest to occur of the second anniversary of such termination, the date he ceases to be Chairman of the Board, or the date he ceases to provide consulting services to the Company;

➢	Office accommodations and secretarial support; and

➢

Payment of any excise tax imposed upon the Executive Chairman under Section 4999 of the Code (plus payment of additional taxes incurred as a result of the Company’s payment of excise taxes), in the event of a change in control. As noted on page 74, if a change in control and termination of the Executive Chairman’s employment had occurred on December 31, 2015, no excise tax would have been triggered.

In exchange for these benefits, the agreement prohibits Mr. Wm. Berkley from competing against the Company for two years following his resignation of employment other than for “good reason,” during which time Mr. Wm. Berkley has agreed to be available to provide consulting services to the Company.

Additional detail on the agreement is provided in the Pension Benefits table and the associated footnote on page 72, and under “Executive Compensation — Potential Payments Upon Termination or Change in Control” on pages 73-76.

Use of Market and Peer Group Data

The Compensation Committee reviews and analyzes market data on total direct executive compensation annually. Total direct compensation (defined as base salary, annual cash bonus, and the potential value of long-term incentive awards granted) for the NEOs is compared to that paid to individuals holding comparable positions at our peer companies.

In 2015, the Compensation Committee reviewed with its independent compensation consultant, Meridian, the composition of the peer group to be used for compensation market data, including the Company’s size and market positioning relative to potential peer companies. Based on this review, the Compensation Committee approved the addition of Fidelity National Financial Group to the peer group.

54	W. R. Berkley Corporation

COMPENSATION DISCUSSION AND ANALYSIS

These companies, shown below, represent direct competitors of the Company for both business and executive talent and are believed to provide a reasonable assessment of industry market pay levels. The Compensation Committee believes the Company is a market leader in the industry, and pay should be commensurate with other market leaders, even though some may have larger market capitalizations.

➢ ACE Limited(1)	➢ Fidelity National Financial Group (new addition)
➢ Alleghany Corporation	➢ HCC Insurance Holdings, Inc.(2)
➢ Allied World Assurance Holdings, AG	➢ Markel Corporation
➢ American Financial Group Inc.	➢ PartnerRe Ltd.(3)
➢ Arch Capital Group Ltd.	➢ The Progressive Corporation
➢ Axis Capital Holdings Limited	➢ RenaissanceRe Holdings Ltd.
➢ The Chubb Corporation(1)	➢ The Travelers Companies, Inc.
➢ CNA Financial Corporation	➢ White Mountains Insurance Group Ltd.
➢ Everest Re Group Ltd.	➢ XL Group plc

(1)	ACE Limited acquired The Chubb Corporation on January 14, 2016.
(2)	HCC Insurance Holdings, Inc. was acquired by Tokio Marine Holdings, Inc. on October 27, 2015.
(3)	PartnerRe Ltd. was acquired by EXOR S.p.A. on March 18, 2016.

The Compensation Committee reviews market data, together with performance data, for our peer companies to evaluate the overall alignment of total direct compensation paid and relative performance. In addition, the Compensation Committee also reviews broader industry survey data as an additional reference point. However, market data is only one of many factors considered in setting future compensation awards. We do not target a specific percentile for any pay component or for our total direct compensation, nor do we target any particular mix of base salary, annual cash bonus, and long-term incentive compensation. Our executives’ actual pay is determined primarily by Company operational and financial performance.

Executive Compensation Decisions During the Last Year

General Approach. The Compensation Committee makes the determinations concerning NEO compensation. The CEO and the Executive Chairman make initial recommendations to the Compensation Committee with respect to compensation for NEOs other than themselves. The Compensation Committee then makes the final determination.

Base Salary. Mr. Rob Berkley’s annual salary was set at $850,000 effective January 1, 2010, and was not changed until January 1, 2016, when it was increased to $985,000 in conjunction with his transition into the CEO role. The Executive Chairman has not received a base salary increase since January 1, 2000, as base pay in excess of the current level is not deductible by the Company for federal income tax purposes. The Compensation Committee has periodically reviewed Mr. Wm. Berkley’s salary since then, but at his request has not increased his salary. Mr. Ballard, Mr. Lederman, and Mr. Shiel received adjustments to their base salaries of 4% effective as of March 1, 2015. No adjustments to their salaries were made for 2016. Mr. Ricciardi’s base salary rate was set at $500,000 when he joined the Company in May 2015.

2016 Proxy Statement	55

COMPENSATION DISCUSSION AND ANALYSIS

Annual Cash Incentive Bonus. After the close of the year, the Compensation Committee with the input of the CEO and the Executive Chairman evaluated the Company’s performance across a number of measures. The primary performance measure considered was ROE. The Compensation Committee also considered combined ratio, earnings per share, growth in book value, investment income, and consistency among members of the management team as well as assessments of individual performance. In addition, the Compensation Committee considered the entirety of the Company’s operations including investments made in new businesses and potential gains on long-term investments that are not recognized in the Company’s reported results on a current basis. Currently, the Company’s performance goal is operating ROE of at least 15% over the long term and a combined ratio of 95% or less and better than the industry average. Overall, the Compensation Committee determined that the Company performed solidly in 2015, although performance on most indicators was lower as compared to 2014 results.

A review of the Company’s performance during the last year is outlined in “Executive Summary — Business Highlights for Fiscal Year 2015” above. The principal criteria considered by the Compensation Committee to assist its annual cash bonus decision-making are also summarized in the table below:

	Objective	2015 Observations		Past Reference Points
			2015 Performance	2014 Performance	2013 Performance
ROE (1)	15% operating ROE over the long term	Affected in the short term by variability of realized capital gains from year to year	11.0%(2) 9.7%(3)	15.0%(2) 11.1%(3)	11.6%(2) 10.0%(3)
Combined Ratio	95% or less and better than the industry average over the long term	Strong underwriting results on an absolute basis and relative to the industry	4.3 points better than industry (93.7% vs. 98.0%(4))	3.6 points better than industry (93.8% vs. 97.4%(4))	1.3 points better than industry (95.1% vs. 96.4%(4))
Earnings Per Share	Year over year growth	2015 results affected by variability of income from investment funds and lower net realized investment gains	$3.87(2) $3.41(3)	$4.86(2) $3.62(3)	$3.55(2) $3.06(3)
Book Value Per Share Growth	Year over year growth (having regard to capital management and changes in accumulated other comprehensive income)	Affected in 2015 by unrealized investment losses and currency translation adjustments	$37.31 (3.0% growth)	$36.21 (10.4% growth)	$32.79 (3.6% growth)
Investment Income	Stability of income from fixed-income securities

Income from fixed-income securities in 2015 was stable; investment income affected in 2015 by variability of income from investment funds and increased allocation to investments that are intended to produce capital gains rather than current income

			$513 million	$601 million	$544 million
(1)	ROE data based on beginning of year stockholders’ equity.
(2)	Based on net income (for ROE) and net income per diluted share (for earnings per share).
(3)

Based on operating income (for operating ROE) and operating income per diluted share (for earnings per share). See Annex B for a reconciliation of operating income, a non-GAAP financial measure, to net income, its most directly comparable GAAP measure.

(4)	Industry combined ratio data from A.M. Best.

56	W. R. Berkley Corporation

COMPENSATION DISCUSSION AND ANALYSIS

In light of the Company’s lower ROE and overall performance, particularly as compared to 2014 results, the Compensation Committee determined to reduce the 2015 annual cash bonus awards paid to the NEOs as compared to 2014 levels. The Compensation Committee also considered the changed roles for Mr. Wm. Berkley and Mr. Rob Berkley. The amounts are summarized in the table below:

Name	2015 Annual Bonus Award	2014 Annual Bonus Award	Change From 2014
Mr. Rob Berkley(1)	$1,200,000	$1,250,000	-4%
Mr. Wm. Berkley(1)(2)	$4,950,000	$6,200,000	-20%
Mr. Ballard	$415,000	$425,000	-2%
Mr. Lederman(1)	$415,000	$425,000	-2%
Mr. Shiel(1)	$415,000	$425,000	-2%
Mr. Ricciardi	$300,000	N/A	N/A
(1)	The 2015 annual cash bonus award for this individual was made under the Annual Incentive Compensation Plan.
(2)

Mr. Wm. Berkley’s annual cash bonus was reduced from $6.2 million to $4.95 million, reflecting the decline in the Company’s operating ROE to 9.7% and his relinquishment of the CEO title effective October 31, 2015.

The following chart indicates the maximum amount of annual cash bonus awards payable and the aggregate amount actually paid under the Annual Incentive Compensation Plan for each of the indicated years (in each case expressed as a percentage of the Company’s pre-tax income), which in each year was substantially less than the maximum. For 2016, the Compensation Committee imposed an additional cap of $10,000,000 per individual, in addition to the aggregate cap of 3.3% of pre-tax income, for annual cash bonus awards under the Annual Incentive Compensation Plan.

Process. Based on the Company’s results, the CEO and the Executive Chairman made recommendations to the Compensation Committee concerning NEO annual incentive payment levels, other than for themselves. The recommendations were based on an evaluation of the Company’s performance (in comparison to expectations, the Company’s prior-year results, and relative to the compensation peer group and industry metrics), and the bonus levels relative to prior-year bonus payouts. Each NEO’s individual accomplishments and contributions to the Company’s results were also evaluated. This additional subjective evaluation is not based on any specific pre-determined criteria and generally will not impact the bonus levels, either positively or negatively, except in cases of extraordinary performance. Based on the CEO’s and Executive Chairman’s assessments, no adjustments based on extraordinary individual performance were made to the annual cash bonus amounts determined based on Company performance.

2016 Proxy Statement	57

COMPENSATION DISCUSSION AND ANALYSIS

Mr. Ballard, our CFO, does not participate in the Section 162(m)-based Annual Incentive Compensation Plan. However, the CEO and the Executive Chairman still followed the same process as used for the other NEOs.

As noted above, Mr. Ricciardi’s 2015 annual cash bonus was not determined under the Annual Incentive Compensation Plan, but was an agreed component of his compensation upon his hire in May 2015.

For the CEO and the Executive Chairman, the Compensation Committee considered the performance measures set forth above and those outlined in “Business Highlights for Fiscal Year 2015” on pages 40-43.

Long-Term Incentives.

Performance-Based Restricted Stock Units. RSU awards with performance-based vesting conditions were made to NEOs in 2015 other than to Mr. Ricciardi, who received a grant of time-based RSUs shortly after his employment commencement date. Each of the NEOs other than Mr. Ricciardi received a target number of performance-based RSUs divided into three tranches. Each tranche may be earned based on the Company’s three-year average ROE performance for the three-year periods ending on each of June 30, 2018, 2019, and 2020, compared to the rate on the five-year U.S. Treasury Note (“T-Note”) as of July 1, 2015, as follows:

Excess ROE(1) (i.e., Average ROE Less the T-Note Rate)	Percentage of Target RSUs That Will Be Earned

Less than 500 basis points	0%

500 basis points	80%

633 basis points	90%

766 basis points	100% (target)

900 or more basis points	110%
(1)

For any Excess ROE performance between 500 and 900 basis points, linear interpolation will be used to determine the vesting fraction. For performance-based RSU awards, “Average ROE” is defined as net income from continuing operations divided by beginning-of-year stockholders’ equity, measured quarterly and averaged over the performance period.

The Compensation Committee decided to make the 2015 payout scale more demanding than the scale used for the 2014 performance-based RSU awards. The 2014 awards allowed for a payout at 80% of target for any Excess ROE performance above the then-applicable T-Note rate up to +500 basis points. For the 2015 award, the Compensation Committee raised the threshold, so that any Excess ROE less than 500 basis points over the July 1, 2015 T-Note rate would result in no payout. This revision was made, in part, to respond to feedback received from our stockholders.

58	W. R. Berkley Corporation

COMPENSATION DISCUSSION AND ANALYSIS

In 2015, the target numbers of performance-based RSU awards to our NEOs were as follows:

Name	Target Number of 2015 Performance-Based RSUs Awarded	Grant Date Fair Value of Target Number of 2015 Performance-Based RSUs Awarded	Grant Date Fair Value of Target Number of 2014 Performance-Based RSUs Awarded

Mr. Rob Berkley	51,810	$2,903,951	$2,910,700

Mr. Wm. Berkley	87,679	$4,914,408	$4,925,800

Mr. Ballard	7,975	$446,999	$447,800

Mr. Lederman	7,975	$446,999	$447,800

Mr. Shiel	7,975	$446,999	$447,800

Mr. Ricciardi	N/A	N/A	N/A

The 2015 awards were sized to be approximately equal, in grant date fair value terms, to the awards granted in 2014.

Mr. Ricciardi received a grant of 8,511 time-based RSUs with a grant date fair value of $424,954 on May 15, 2015 in connection with his joining the Company. These RSUs will vest in three equal annual installments commencing May 15, 2018. See the 2015 Grants of Plan-Based Awards table on pages 69-71 for additional information.

Dividend Equivalent Awards. We believe it is important for executives to be fully aligned with our stockholders. This alignment includes our dividend policy. Therefore, our 2015 performance-based RSU awards made to our NEOs include dividend equivalent rights upon the vesting of a portion of the shares after the third year. Recipients start earning shares after the third year, so we believe that it is important for these recipients to also share in the dividends generated by those shares at the same time.

Under the RSU awards with performance vesting conditions that we granted in 2014 to each of our NEOs other than Mr. Ricciardi (the “2014 PRSUs”), dividend equivalents on the shares underlying the 2014 PRSUs do not start accruing until after the 2014 PRSUs become earned and vested in 2019. In this respect, the 2014 PRSU holders’ rights to receive dividend equivalents on shares underlying the 2014 PRSUs are different from the rights of holders of time-vesting RSUs granted in 2014 (which vest as to one-third of the shares underlying such RSUs on the third, fourth and fifth anniversaries of the grant date) to receive dividend equivalents on shares underlying their time-vesting RSUs, because holders of such time-vesting RSUs receive dividend equivalents starting from the applicable vesting date, not the final vesting date in 2019. To mitigate this unintended disparity, in 2015, we granted each of our NEOs a dividend equivalent award in respect of their 2014 PRSUs. The dividend equivalent award is intended to provide the 2014 PRSU holders with the right to receive a cash payment at the time their 2014 PRSUs vest (if at all) equal to the sum of (i) the cash dividend equivalents that would have been paid, during the period beginning on July 1, 2017 and ending on the vesting date of the 2014 PRSUs, on one-third of the 2014 PRSUs that ultimately become earned and vested

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COMPENSATION DISCUSSION AND ANALYSIS

and (ii) the cash dividend equivalents that would have been paid, during the period beginning on July 1, 2018 and ending on the vesting date of the 2014 PRSUs, on one-third of the 2014 PRSUs that ultimately become earned and vested. These dividend equivalents will be paid to our NEOs in 2019 only if and when the 2014 PRSUs are earned and vested. If all or a portion of the 2014 PRSUs are not earned, the associated dividend equivalent payments will be forfeited with no opportunity to be earned.

LTIP Awards. Cash-denominated LTIP awards were granted in 2015 and will be earned based on growth in book value per share over the 2015-2019 period. The 2015 awards were structured similarly to awards made in prior years: units have no value at grant, but gain in value during the subsequent five-year period based on growth in book value per share. If book value per share were to remain unchanged or decrease at the end of the five-year period, the earned value of an award would be zero. For the 2015 awards, the maximum LTIP unit value of $100 will be earned only for a 12.5% average annual increase in book value per share (as defined in the 2015 LTIP agreement), which implies a value for book value per share of $62.62 (from an opening value of $34.76), by the end of 2019. The Compensation Committee elected to reduce the performance requirement from 15% to 12.5% for the 2015 LTIP award given the ongoing environment of low interest rates. The 12.5% growth rate is expected to be challenging and continues to represent a stretch goal over the Company’s actual growth rates in book value per share in recent years. The Compensation Committee reviews the growth rate annually.

In 2015, the NEOs were granted LTIP awards in the following amounts, which are the same number of units granted to each of the NEOs in 2014 (more detail is found in the 2015 Grants of Plan-Based Awards table on pages 69-71:

Name	Number of 2015 LTIP Units Granted
Mr. Rob Berkley	30,000
Mr. Wm. Berkley	40,000
Mr. Ballard	5,000
Mr. Lederman	5,000
Mr. Shiel	5,000
Mr. Ricciardi	N/A

The 2011 LTIP grant cycle concluded as of December 31, 2015. The final book value per share for this cycle was $43.46, which led to a final payout of approximately 79% of the maximum payout value. The levels of performance required to produce a maximum payout have proven to be rigorous and challenging in recent years. For the last three completed LTIP cycles, the payouts as a percentage of maximum potential value were as follows:

	2006 – 2010 Cycle	2008 – 2012 Cycle	2011 – 2015 Cycle

Payout (% of Maximum)	98%	57%	79%

60	W. R. Berkley Corporation

COMPENSATION DISCUSSION AND ANALYSIS

For LTIP awards currently outstanding, the accrued payout values as of December 31, 2015 as a percentage of the maximum potential value are summarized as follows:

	2013 – 2017 Cycle	2014 – 2018 Cycle	2015 – 2019 Cycle

Years Completed in 5-Year Cycle	3	2	1
Accrued Value as of December 31, 2015 (% of Maximum)	47%	30%	15%

The Company moved to annual grant cycles starting in 2014. Amounts earned under open LTIP cycles are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table in the year that the amounts are earned (as required by SEC rules, even though the awards are not paid out until the end of the cycle, and may be forfeited). The values for 2015 in the Summary Compensation Table include amounts earned in 2015 under the 2011-2015, 2013-2017, 2014-2018, and 2015-2019 performance cycles.

Severance and Change in Control Benefits

The Company generally does not have any contracts, agreements, plans or arrangements that provide for severance or similar payments to the NEOs at, following, or in connection with any termination of employment (other than the benefits noted above in the discussion of the Executive Chairman’s Supplemental Benefits Agreement). However, the following agreements provide for certain benefits upon specific termination events:

Termination Event	Treatment

Death or Disability

➢    Legacy Time-Vested RSUs: Vest pro-rata based on the portion of the vesting period completed.

➢    Performance-Based RSUs: Vest pro-rata based on the portion of the performance period completed, assuming target performance.

➢    LTIP: Earned value determined as of the last completed fiscal year-end, and distributed in cash within 90 days.

Termination for Cause	➢ All Awards: Forfeit unvested portion.

Other Termination (For change in control, see paragraphs below)

➢    Legacy Time-Vested RSUs: Forfeit unvested portion unless vesting is accelerated by the Compensation Committee upon retirement.

➢    2014 Performance-Based RSUs: If after year three of the performance period, pro-rata vesting based on actual performance through the most recent fiscal year end (forfeit if before completion of year three of the performance period).

➢    2015 Performance-Based RSUs: Forfeit unvested portion.

➢    LTIP: For termination due to eligible retirement or by the Company for other than cause, earned value determined as of the last completed fiscal-year end, and distributed in cash within 90 days. For other terminations, forfeit.

The prospect of a change in control of the Company can cause significant distraction and uncertainty for executive officers, including the NEOs. Therefore, the Compensation Committee believes that appropriate change in control provisions are important tools for aligning executive officers’ interests in change in

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COMPENSATION DISCUSSION AND ANALYSIS

control scenarios with those of stockholders. These provisions allow our executive officers to focus on strategic transactions that may be in the best interest of our stockholders without undue concern regarding the effect of such transactions on their continued employment.

Starting in 2014, in response to stockholder feedback, RSU and LTIP awards are not vested or paid out automatically in the event of a change in control but instead include “double-trigger” treatment upon a change in control. If the holder’s employment is terminated by the Company without “cause” or by the holder for “good reason” (each as defined in the award agreements) within 18 months following the change in control, the unvested RSUs will vest (in an amount corresponding to an assumed achievement of “target” performance, for performance-based RSUs) and the value of LTIP awards will be determined and fixed as of the end of the fiscal year prior to the termination. However, in the limited circumstances that LTIP awards are not assumed or substituted in connection with a change in control, then the value of LTIP awards will be determined and fixed as of the end of the fiscal year prior to the change in control.

In addition, upon a change in control of the Company as described in the various plan documents, RSUs granted prior to 2014 will become fully vested and settled in full, and the value of all LTIP awards granted prior to 2014 will be determined and fixed as of the end of the fiscal year prior to the change in control and paid to the participant within 90 days following the last day of the performance period that ends upon the change in control.

For additional detail, see “Executive Compensation — Potential Payments Upon Termination or Change in Control” on pages 73-76 below.

Other Policies and Considerations

The Company maintains other policies and practices related to executive compensation and governance, including the following:

➢

Clawback. The Compensation Committee has mandated recapture provisions for RSUs and LTIP units, if award recipients (including the NEOs) engage in misconduct (no restatement required) or competitive actions (as those terms are defined in the applicable award agreements).

➢	Stock Ownership. Our NEOs are required to hold shares in the following amounts:

–	CEO: 10 times base salary

–	Executive Chairman: 10 times base salary

–	Other NEOs: 3 times base salary

62	W. R. Berkley Corporation

COMPENSATION DISCUSSION AND ANALYSIS

As of December 31, 2015, all of our NEOs except Mr. Ricciardi (who commenced employment with us in May 2015) held stock well in excess of their guideline amounts, as noted in the following table:

Eligible Shares Owned for Purposes of Stock Ownership Guidelines

Name	Guideline	Guideline (# of Shares)(1)	Eligible Shares Owned – as of 12/31/2015(2)	Eligible Shares Owned (% of Guideline) – as of 12/31/2015

Mr. Rob Berkley	10x base salary	155,251	1,219,118	785%

Mr. Wm. Berkley	10x base salary	182,648	12,974,593	7,104%

Mr. Ballard	3x base salary	35,616	252,431	709%

Mr. Lederman	3x base salary	35,616	310,666	872%

Mr. Shiel	3x base salary	35,616	267,888	752%

Mr. Ricciardi	3x base salary	27,397	10,111	37%
(1)	Based on the December 31, 2015 closing stock price of $54.75 as reported by the NYSE.
(2)	Based on shares that are owned by the NEO (as described below), less any pledged shares.

Shares counting toward meeting these ownership guidelines include: shares that are owned by the executive; shares that are beneficially owned by the executive, such as shares in “street name” through a broker or shares held in trust; shares underlying unvested or vested and deferred RSUs; and other unvested or vested and deferred equity awards denominated in common stock, excluding pledged shares and unvested performance-based RSUs. Covered executives have five years from the date the executive became an NEO to come into compliance with the guidelines.

➢

Prohibition on Hedging. The Company’s senior officers, as well as the presidents and chief financial officers of the Company’s operating units, are prohibited from hedging and other derivative transactions with respect to the Company’s common stock.

➢	Restrictions on Pledging. Shares used in fulfillment of the stock ownership guidelines may not be pledged or otherwise encumbered. In addition, vested but mandatorily deferred RSUs may not be pledged.

➢

Tax and Accounting Considerations. When reviewing compensation matters, the Compensation Committee considers the anticipated tax and accounting treatment of various payments and benefits to the Company and, when relevant, to its executives. Section 162(m) of the Code generally disallows a tax deduction for compensation in excess of $1 million paid to the CEO and the three other most highly compensated NEOs employed at the end of the year (other than the CFO). Certain compensation is specifically exempt from the deduction limit to the extent that it does not exceed $1 million during any fiscal year or is “performance-based” as defined in Section 162(m) of the Code. Although we have plans that permit the award of deductible compensation under Section 162(m) of the Code, the Compensation Committee does not necessarily limit executive compensation to the amount deductible under that provision. Rather, it considers the available alternatives and acts to preserve the deductibility of compensation to the extent reasonably practicable and consistent with its other compensation objectives. As a result most of the Company’s compensation programs are

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COMPENSATION DISCUSSION AND ANALYSIS

generally intended to qualify for deductibility under Section 162(m) of the Code, including annual cash bonuses, LTIP awards, and performance-based RSUs (but not time-vested RSUs). As noted above, RSU awards are mandatorily deferred upon vesting, so tax-deductibility will often be preserved even for legacy time-vested awards.

Section 409A of the Code requires programs that allow executives to defer a portion of their current income — such as the Deferred Compensation Plan for Officers — to meet certain requirements regarding risk of forfeiture and election and distribution timing (among other considerations). Section 409A of the Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities and penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is the Company’s intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our NEOs, so that they are either exempt from, or satisfy the requirements of, Section 409A of the Code.

The Company accounts for stock-based compensation in accordance with FASB ASC Topic 718, Compensation — Stock Compensation, which requires the Company to recognize compensation expense for share-based payments (including RSUs).

64	W. R. Berkley Corporation

COMPENSATION COMMITTEE REPORT

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

Compensation Committee

Mary C. Farrell, Chairwoman

Mark E. Brockbank

George G. Daly

April 14, 2016

The above report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

2016 Proxy Statement	65

DISCUSSION OF RISK AND COMPENSATION PLANS

Discussion of Risk and Compensation Plans

The Company has implemented a variety of practices, policies, and incentive design features that are intended to ensure that employees are not encouraged to take unnecessary or excessive risks. As a result, the Compensation Committee believes that risks arising from the Company’s compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company. These practices, policies and incentive design features include:

➢	Multi-year equity vesting and multi-year performance periods (discussed on page 52 of this proxy statement).

➢	Non-formulaic annual cash bonuses (discussed on pages 48 and 56 of this proxy statement).

➢	Clawback practices (discussed on pages 52-53 and 62 of this proxy statement).

➢	Stock ownership guidelines for NEOs (discussed on pages 62-63 of this proxy statement).

➢	Review of pledging of shares in excess of ownership guidelines by Executive Chairman (discussed below).

➢	Unsecured and unfunded deferred compensation program (discussed on page 53 of this proxy statement).

➢	Prohibition on hedging and restrictions on pledging of shares held by executives (discussed on page 63 of this proxy statement).

➢	Mandatory deferral of vested RSUs for all NEOs and other senior officers (discussed on page 53 of this proxy statement).

As part of its contribution to risk oversight, the Compensation Committee periodically reviews the pledging of shares in excess of the ownership guidelines by the Executive Chairman and reports to the Board of Directors. The Compensation Committee has noted that Mr. Wm. Berkley has not sold a share of the Company’s stock since 1969, other than in connection with cashless exercises of stock options or to cover taxes on vested restricted stock units from time to time, and has a strong track record of managing his pledged shares: through all economic environments, including the 2008-2009 financial crisis, he has never been required to sell any shares. His pledging actions are not designed to shift or hedge any economic risk associated with his ownership of the Company’s shares. He has pledged shares from time to time because he did not want to reduce his significant ownership stake and weaken his alignment with the Company’s stockholders.

Mr. Wm. Berkley has significantly reduced the number of shares pledged over the past few years. This reduction in his pledged holdings totals approximately 6.3 million shares, or a 34.5% decline, since 2011. Moreover, his unpledged holdings total almost 13 million shares with an approximate market value exceeding $710 million as of December 31, 2015, which represents more than 70 times the Company’s stock ownership guidelines for the Executive Chairman. The Compensation Committee and the Board of Directors review this issue annually and are comfortable that, due to Mr. Wm. Berkley’s overall financial position, including the approximately 13 million unpledged shares that represent 52% of his total ownership, his pledging of a portion of his shares does not create a material risk to the Company. Recognizing the steps Mr. Wm. Berkley has taken to significantly reduce the number of his pledged shares and his very substantial unpledged shares, the Compensation Committee has determined that requiring

66	W. R. Berkley Corporation

DISCUSSION OF RISK AND COMPENSATION PLANS

Mr. Wm. Berkley to eliminate his pledging could have an adverse impact on the Company and its stockholders if he were to sell the shares as a result. Accordingly, the Compensation Committee reaffirmed its belief that it would be counterproductive for the Company’s Executive Chairman to sell shares of the Company to reduce his pledged shares.

2016 Proxy Statement	67

EXECUTIVE COMPENSATION

Executive Compensation

Summary Compensation Table

The following table sets forth the cash and non-cash compensation awarded to or earned by each person who served as Chief Executive Officer of the Company during 2015, the Executive Vice President – Chief Financial Officer of the Company and the three other highest paid executive officers of the Company.

Summary Compensation Table

Name and Principal Position(1)	Year	Salary ($)(2)	Bonus ($)		Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)		Total ($)
W. Robert Berkley, Jr.	2015	850,000	—		3,194,346	3,815,350	400,470	(5)(6)	8,260,165
President and Chief	2014	850,000	—		3,201,770	3,908,101	384,514		8,344,386
Executive Officer	2013	850,000	—		—	2,843,488	390,171		4,083,659
William R. Berkley	2015	1,000,000	—		5,405,798	9,246,400	487,213	(5)(6)	16,139,411
Executive Chairman	2014	1,000,000	—		5,418,380	10,723,159	532,255		17,673,794
of the Board	2013	1,000,000	—		—	9,144,701	521,268		10,665,968
Eugene G. Ballard	2015	645,833	415,000	(7)	491,671	537,050	55,712	(6)	2,145,266
Executive Vice President —	2014	625,000	425,000		492,580	565,395	60,191		2,168,166
Chief Financial Officer	2013	605,000	384,000		—	368,088	53,814		1,410,902
Ira S. Lederman	2015	645,833	—		491,671	952,050	55,712	(6)	2,145,266
Executive Vice President	2014	625,000	—		492,580	990,395	60,191		2,168,166
and Secretary	2013	605,000	—		—	753,088	52,454		1,410,542
James G. Shiel	2015	645,833	—		491,671	952,050	55,712	(6)	2,145,266
Executive Vice President —	2014	625,000	—		492,580	990,395	60,191		2,168,166
Investments	2013	605,000	—		—	753,088	52,454		1,410,542
Matthew M. Ricciardi	2015	332,692	725,000	(8)	424,954	—	11,101	(6)	1,493,748
Senior Vice President —
General Counsel
(1)

This column reflects each NEO’s principal position as of the date of this proxy statement. Mr. Wm. Berkley transitioned from Chief Executive Officer of the Company to Executive Chairman of the Board effective October 31, 2015. Mr. Rob Berkley transitioned from President and Chief Operating Officer of the Company to President and Chief Executive Officer of the Company effective October 31, 2015. Mr. Ricciardi joined the Company in May 2015.

(2)	Any amounts deferred, whether pursuant to a plan established under Section 401(k) of the Code or otherwise, are included for the year in which earned.
(3)	This column represents the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation.
For 2015, all of the stock awards reported in the Stock Awards column are performance-based RSUs other than the stock awards reported for Mr. Ricciardi, which are time-based RSUs. The grant date fair value of performance-based RSUs is based on the probable outcome of the performance-related component. The amounts in the table above assume that on the grant date of the awards the highest level of performance was probable and therefore such amounts represent the maximum potential value of the awards. For performance-based RSUs, fair value is calculated using the average of the high and low prices of the Company’s common stock reported by the NYSE on the date of grant. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.
For additional information relating to the valuation assumptions with respect to the prior year grants, refer to note 23 of the Company’s consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC. These amounts reflect the Company’s accounting expense for these awards and do not necessarily correspond to the actual value that will be recognized by the NEOs, which depends on the market value of the Company’s common stock on a date in the future when the RSUs are settled.
(4)

This column includes the dollar amount of bonus awards earned by Messrs. Rob Berkley, Wm. Berkley, Lederman and Shiel for performance during 2015 under the 2007 Annual Incentive Compensation Plan of $1.2 million, $4.95 million, $415,000 and $415,000, respectively. These awards were paid in February 2016. This column also includes the dollar amounts contingently earned during 2015 with respect to awards granted to each of the NEOs prior to 2016 pursuant to the LTIP, subject to the terms and conditions of the individual LTIP agreements. See the 2015 Grants of Plan-Based Awards table below for additional information relating to the 2007 Annual Incentive Compensation Plan. For additional information on the LTIP, refer to note 24 of the Company’s consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC.

68	W. R. Berkley Corporation

EXECUTIVE COMPENSATION

(5)

This amount includes (i) Company director fees of $90,000 and 3,000 vested shares of the Company’s common stock awarded to directors on June 2, 2015, having a value of $147,960, payable to each of Messrs. Rob Berkley and Wm. Berkley; (ii) the incremental cost to the Company related to personal use of Company-owned aircraft by Mr. Rob Berkley ($89,444) and Mr. Wm. Berkley ($70,716); and (iii) for Mr. Wm. Berkley only, secretarial and administrative assistant expenses of $92,991. To increase productivity and for reasons of security and personal safety, the Board of Directors has required Messrs. Rob Berkley and Wm. Berkley to use Company-owned or non-commercial aircraft for all air travel. The methodology used to calculate the cost to the Company is based on the aggregate incremental variable trip-related costs, including the cost of fuel, on-board catering, landing and parking fees, flight crew travel expenses, and ground transportation costs. Since the corporate aircraft are used primarily for business travel, the methodology excludes fixed costs which do not change based on usage, such as pilots’ and other employees’ salaries, purchase costs of the aircraft, aircraft maintenance, and hangar expenses.

(6)

For Messrs. Rob Berkley, Wm. Berkley, Ballard, Lederman and Shiel, this amount includes Company contributions to the Profit Sharing Plan of $22,525, respectively, and Company contributions to the Profit Sharing Plan of $10,625 for Mr. Ricciardi; for Messrs. Rob Berkley, Wm. Berkley, Ballard, Lederman, Shiel and Ricciardi these amounts include payments under the Benefit Replacement Plan of $49,725, $62,475, $32,371, $32,371, $32,371 and $0, respectively. For each of Messrs. Rob Berkley, Ballard, Lederman and Shiel, this amount includes premiums of $816 each for term life insurance, for Mr. Wm. Berkley it includes premiums of $547 for term life insurance, and for Mr. Ricciardi it includes premiums of $476 for term life insurance. Pursuant to SEC rules, dividend equivalents on vested and deferred RSUs are not required to be reported because the amounts of future dividends are factored into the grant date fair value of the awards (and such dividend equivalents have been excluded from the amounts reported under the column “All Other Compensation” for 2014 and 2013).

(7)	This amount represents the discretionary annual cash incentive bonus paid to Mr. Ballard for 2015.
(8)	This amount includes an agreed upon sign-on bonus in the amount of $425,000 and a $300,000 annual cash bonus paid to Mr. Ricciardi for 2015.

Plan-Based Awards

The following table shows information regarding awards granted to the NEOs in 2015 (portions of which are reflected to the extent required in the Summary Compensation Table):

2015 Grants of Plan-Based Awards

Name	Units (#)	Plan Name (Grant Date)	Estimated Possible and Future Payouts Under Non-Equity Incentive Plan Awards Maximum ($)	Estimated Possible and Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Performance- Based RSU Awards(3) ($)
				Threshold (#)	Target (#)	Maximum (#)
W. Robert Berkley, Jr.	—	2007 Annual Incentive Compensation Plan(1)	7,320,300
	30,000	2014 Long-Term Incentive Plan(2)	3,000,000
	51,810	2012 Stock Incentive Plan (08/05/2015 Grant Date)		41,448	51,810	56,991	3,194,346
William R. Berkley	—	2007 Annual Incentive Compensation Plan(1)	14,640,600
	40,000	2014 Long-Term Incentive Plan(2)	4,000,000
	87,679	2012 Stock Incentive Plan (08/05/2015 Grant Date)		70,143	87,679	96,446	5,405,798
Eugene G. Ballard	5,000	2014 Long-Term Incentive Plan(2)	500,000
	7,975	2012 Stock Incentive Plan (08/05/2015 Grant Date)		6,380	7,975	8,772	491,671

2016 Proxy Statement	69

EXECUTIVE COMPENSATION

Name	Units (#)	Plan Name (Grant Date)	Estimated Possible and Future Payouts Under Non-Equity Incentive Plan Awards Maximum ($)	Estimated Possible and Future Payouts Under Equity Incentive Plan Awards				Grant Date Fair Value of Performance- Based RSU Awards(3) ($)
				Threshold (#)	Target (#)	Maximum (#)

Ira S. Lederman	—	2007 Annual Incentive Compensation Plan(1)	1,098,045
	5,000	2014 Long-Term Incentive Plan(2)	500,000
	7,975	2012 Stock Incentive Plan (08/05/2015 Grant Date)		6,380	7,975	8,772		491,671
James G. Shiel	—	2007 Annual Incentive Compensation Plan(1)	1,098,045
	5,000	2014 Long-Term Incentive Plan(2)	500,000
	7,975	2012 Stock Incentive Plan (08/05/2015 Grant Date)		6,380	7,975	8,772		491,671
Matthew M. Ricciardi		2012 Stock Incentive Plan (05/15/2015 Grant Date)				8,511	(4)	424,954
(1)

Because of the nature of these bonus awards, there is no target or minimum threshold performance level for an award. As such, the “Threshold” and “Target” columns have been omitted from this table. These amounts represented the potential maximum value of the annual cash bonus awards for 2015 under the 2007 Annual Incentive Compensation Plan, which was, for Mr. Rob Berkley, 1.0% of the Company’s pre-tax income, for Mr. Wm. Berkley, 2.0% of the Company’s pre-tax income, and for each of Messrs. Lederman and Shiel, 0.15% of the Company’s pre-tax income. The amount of annual cash incentive bonus actually awarded for the year, however, is determined by the Compensation Committee, which may exercise discretion to pay less (but not more) than the maximums. For 2015, the Compensation Committee exercised its discretion to award lesser amounts under the plan and the actual amount of bonus awards paid to Messrs. Rob Berkley, Wm. Berkley, Lederman and Shiel for performance during 2015 under the 2007 Annual Incentive Compensation Plan was $1.2 million, $4.95 million, $415,000 and $415,000, respectively (representing 16.4%, 33.8%, 37.8% and 37.8%, respectively, of their maximum potential bonus awards), and such amounts are reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)

Each of these LTIP awards had no value at the time of grant. Because of the nature of the LTIP award design, there is no target or minimum threshold performance level. As such, the “Threshold” and “Target” columns have been omitted from this table. In order to earn the maximum value for each LTIP unit, a 12.5% average annual increase in book value per share, as defined in the LTIP agreement, must be attained over the five-year period. The future payout value for each LTIP unit is determined by multiplying the amount by which the ending per-share book value of the Company’s common stock exceeds the beginning per-share book value of the Company’s common stock over the five-year performance period by a factor of 3.59, subject to a maximum per-LTIP unit value of $100.00. The aggregate dollar value of the award to each NEO at payout will be the product of that per-LTIP unit value and the number of LTIP units awarded to the NEO. The dollar value of the awards will be paid to the executives at the end of the five-year performance period, subject to earlier payout of the earned value (i) upon death or a termination of employment on account of disability or eligible retirement, by the Company without cause, or, following a change in control, by the NEO for good reason, or (ii) upon a change in control if the LTIP units are not assumed or substituted in connection with such change in control, in each case where such earned value will be based on the per-LTIP unit value as of the end of the fiscal year immediately preceding the year in which such death, termination or change in control occurs. An NEO’s LTIP units will be forfeited if certain continued employment conditions are not satisfied through the end of the performance period. An NEO’s LTIP units may also be forfeited or subject to recapture if such executive engages in misconduct or violates certain non-competition provisions of the award during the performance period and for two years following the end of the performance period.

(3)

This column represents the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. The performance-based RSUs provide an opportunity for employees to receive shares of the Company’s common stock if a performance measure is met for three separate three-year performance periods (over five years) beginning in 2015, 2016, and 2017. For each performance period, if the minimum performance measure is not met, no award is earned. If at least the minimum performance requirement is attained, award payouts can range from 80% to 110% of the target number of shares. The grant date fair value of performance-based RSUs is based on the probable outcome of the performance-related component. The amounts in the table above assume that on the grant date of the awards the highest level of performance was probable and therefore such amounts represent the maximum potential value of the awards. For performance-based RSUs, fair value is calculated using the average of the high and low prices of the Company’s common stock reported on the NYSE on the date of grant. These performance-based RSUs vest, to the extent earned, at the end of each three-year performance period, with a total period of five years required for awards to vest in full. After vesting, settlement of the RSUs is mandatorily deferred until 90 days following the NEO’s separation from service with the Company (subject to a six-month delay to comply with Section 409A of the Code). For additional information regarding performance-based RSUs, see above under the heading “Compensation Discussion and Analysis — Additional Design Information — Long-Term Incentives” on page 52.

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EXECUTIVE COMPENSATION

For additional information relating to the valuation assumptions with respect to the prior year grants, refer to note 23 of the Company’s consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC. These amounts reflect the Company’s accounting expense for these awards and do not necessarily correspond to the actual value that will be received by the NEOs.
(4)	Mr. Ricciardi’s RSU grant is time-based, not performance-based.

Outstanding Equity Awards

The following table provides information on the holdings of unvested stock awards by the NEOs as of December 31, 2015. This table includes only stock awards, as no NEO held any option awards as of December 31, 2015. Each equity grant is shown separately for each NEO. The market value of the stock awards is based on the closing market price of the Company’s stock as of December 31, 2015, which was $54.75, as reported on the NYSE.

Outstanding Equity Awards at Fiscal 2015 Year-End

Name	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
W. Robert Berkley, Jr.	09/26/2012	135,000	(1)	7,391,250
	08/05/2014				65,000	(2)	3,558,750
	08/05/2015				51,810	(2)	2,836,598
William R. Berkley	09/26/2012	250,000	(1)	13,687,500
	08/05/2014				110,000	(2)	6,022,500
	08/05/2015				87,679	(2)	4,800,425
Eugene G. Ballard	09/26/2012	22,500	(1)	1,231,875
	08/05/2014				10,000	(2)	547,500
	08/05/2015				7,975	(2)	436,631
Ira S. Lederman	09/26/2012	22,500	(1)	1,231,875
	08/05/2014				10,000	(2)	547,500
	08/05/2015				7,975	(2)	436,631
James G. Shiel	09/26/2012	22,500	(1)	1,231,875
	08/05/2014				10,000	(2)	547,500
	08/05/2015				7,975	(2)	436,631
Matthew M. Ricciardi	05/15/2015	8,511	(1)	465,977
(1)

Represents RSUs, each of which represents the right to receive one share of common stock, subject to vesting and continued employment requirements. For the NEOs other than Mr. Ricciardi, these RSUs will vest in full in one installment generally on the fifth anniversary of their respective grant dates, provided the NEO remains employed by the Company on the vesting date. For Mr. Ricciardi, these RSUs will vest in three equal annual installments commencing May 15, 2018. If an NEO separates from service prior to the vesting date on account of death, disability or as otherwise determined by the Compensation Committee, a pro rata share of the number of RSUs granted to him shall vest and be distributed to him generally 90 days (or in some cases, six months) following such termination date. Upon a separation from service for any other reason prior to vesting, all unvested RSUs will expire and be forfeited for no consideration. In addition, vested RSUs may be subject to recapture by the Company in certain circumstances. As such, the NEOs may never realize the full value of these RSUs if such forfeiture or

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recapture occurs. In the event of a change in control of the Company (as defined in the RSU agreements), all RSUs would vest in full and the shares of common stock underlying each RSU would be delivered to the NEOs. The Compensation Committee may generally accelerate the vesting of any or all RSUs at any time. These amounts do not include vested RSUs, the receipt of which have been mandatorily deferred.

(2)

Represents performance-based RSUs, each of which represents the right to receive one share of common stock, subject to vesting and continued employment requirements. These performance-based RSUs will vest, to the extent earned, at the end of the five-year performance period, for awards granted in 2014, and at the end of three separate three-year performance periods (over five years), for awards granted in 2015, provided the NEO remains employed by the Company on each vesting date. For each performance period, at least a portion of these performance-based RSUs will be earned if a minimum performance requirement is met for that performance period. If the minimum performance requirement is not met, no award will be earned. If at least the minimum performance requirement is attained, award payouts can range from 80% to 110% of the target number of shares. After vesting, settlement of the RSUs is mandatorily deferred until 90 days following the NEO’s separation from service with the Company (subject to a six-month delay to comply with Section 409A of the Code). The market value of the performance-based RSUs reported in the table above has been calculated based on target performance level.

Option Exercises and Stock Vested

During the year ended December 31, 2015, no NEO exercised any stock options. The following table shows the stock awards (e.g., RSUs) that vested for all the NEOs.

Stock Vested in 2015

Name	Number of Shares (RSUs) Acquired on Vesting(#)(1)	Pre-Tax Value Realized on Vesting($)
W. Robert Berkley, Jr.	150,000	7,494,000
William R. Berkley	300,000	14,988,000
Eugene G. Ballard	25,000	1,249,000
Ira S. Lederman	25,000	1,249,000
James G. Shiel	25,000	1,249,000
Matthew M. Ricciardi	—	—
(1)

Represents RSUs granted on March 2, 2010 that vested on March 2, 2015 (the receipt of which has been mandatorily deferred until the earlier of the NEO’s separation from service or a change of control, except for shares withheld to pay Medicare taxes), when the market price of the Company’s stock was $49.96 per share. For additional information regarding the deferred RSUs held by the NEOs as of December  31, 2015, see “—Nonqualified Deferred Compensation” below.

Pension Benefits

The following table shows for the year ended December 31, 2015 information relating to the pension benefits provided to Mr. Wm. Berkley under the Supplemental Benefits Agreement:

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)(1)
William R. Berkley	Supplemental Benefits Agreement	—	—	59,406,099
(1)

The amount reported in this column represents the second installment of the retirement benefit payments required to be paid under the Supplemental Benefits Agreement, which was paid on January 2, 2015, and the final payment of the retirement benefit, which was paid on March 26, 2015.

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EXECUTIVE COMPENSATION

Non-Qualified Deferred Compensation

The table below provides information on the year-end balances of amounts deferred in prior years by the NEOs under the Deferred Compensation Plan for Officers.

Non-Qualified Deferred Compensation for 2015

Name	Aggregate Earnings in Last FY ($)(1)	Aggregate Balance at Last FYE ($)(1)(2)
W. Robert Berkley, Jr.	—	—
William R. Berkley	75,001	2,347,509
Eugene G. Ballard	48,621	1,521,828
Ira S. Lederman	81,074	2,537,589
James G. Shiel	43,047	1,347,363
Matthew M. Ricciardi	—	—
(1)	These amounts are accrued, but are not secured or funded by the Company.
(2)

Does not include the following vested RSUs (the receipt of which has been mandatorily deferred until the earlier of the respective NEO’s separation from service or a change in control): Mr. Rob Berkley — 437,373 RSUs; Mr. Wm. Berkley — 1,554,000 RSUs; Mr. Ballard — 127,195 RSUs; Mr. Lederman — 127,195 RSUs; Mr. Shiel — 114,357 RSUs; and Mr. Ricciardi — 0. These RSUs are fully vested, but have been mandatorily deferred to align the NEO’s financial interests with those of the Company’s stockholders during the NEO’s employment since settlement of the RSUs is deferred until the NEO’s separation of service from the Company.

The amounts set forth in the table above were deferred pursuant to the Company’s Deferred Compensation Plan for Officers in which the NEOs are eligible to participate on a voluntary basis. Under the plan, participants may elect to defer all or a portion of their base salary, annual cash bonus compensation, and excess profit sharing contribution for any year. Amounts deferred will accrue a reasonable rate of interest, as determined annually by the Compensation Committee. At the time of the deferral election, amounts may be deferred until any date on or before the officer’s separation from service. At the officer’s election made at the time of deferral, the Company will pay the deferred amounts either in a lump sum or in no more than five annual installments beginning generally within 60 days of a date which is prior to or on the date of the officer’s separation from service (subject to a six-month delay to comply with Section 409A of the Code). For 2015, the Compensation Committee agreed to accrue interest on the deferred amounts at the prime rate of interest reported by JPMorgan Chase.

Potential Payments Upon Termination or Change in Control

Except as described in “Compensation Discussion and Analysis — Severance and Change in Control Benefits” with respect to RSUs and LTIP awards, the Company does not have any contracts, agreements, plans or arrangements that provide for severance payments to the NEOs at, following, or in connection with any termination of employment. None of the NEOs has an employment agreement with the Company, and none of them, other than Mr. Wm. Berkley, has a change in control agreement with the Company. The information below describes and quantifies certain compensation that would become payable under existing plans and arrangements if a change in control had occurred or if an NEO’s employment had terminated on December 31, 2015. Due to the number of factors that affect the nature and amount of any

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EXECUTIVE COMPENSATION

benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event and the Company’s stock price.

During the two-year period following Mr. Wm. Berkley’s termination as provided in the Supplemental Benefits Agreement or, if longer, the period that he performs consulting services to the Company or remains Chairman of the Board, he will be entitled to continue to receive certain perquisites, including continued use of the Company plane and a car and driver, in a manner consistent with his prior use of such perquisites. Additionally, for so long as Mr. Wm. Berkley requests, following such termination, the Company is required to provide him with office accommodations and support, including secretarial support, in a manner consistent with that provided prior to such termination. The Company estimates the cost associated with the benefits that are to be provided during the two-year period set forth above to be $800,000 per annum, and that the cost associated with the benefits to be provided upon request would be $150,000 per annum. After his termination, Mr. Wm. Berkley and his spouse are also entitled to receive lifetime health insurance coverage for which the Company estimates the actuarial present value of the cost to be $300,000. The estimated benefit to Mr. Wm. Berkley under the Supplemental Benefits Agreement described above, had he become entitled to receive such benefits upon a change in control occurring on December 31, 2015, does not include any gross-up as provided under the agreement because Mr. Wm. Berkley would not have been subject to the excise tax under Section 4999 of the Code.

The Supplemental Benefits Agreement prohibits Mr. Wm. Berkley from competing against the Company for two years following his resignation of employment other than for “good reason,” during which time Mr. Wm. Berkley has agreed to be available to provide consulting services to the Company.

Please see “Compensation Discussion and Analysis — Severance and Change in Control Benefits” above (including the table on page 61), for a description of the effects, with respect to all the NEOs, of a change in control or termination of employment as described in the various plan documents.

74	W. R. Berkley Corporation

EXECUTIVE COMPENSATION

The following table provides the value, based upon the Company’s stock price, of RSUs and dividend equivalent awards granted in 2015 that would become vested (but not the value of any already vested and deferred RSUs that would be settled), as well as the value of all performance units awarded under the LTIP, upon (A) a change in control, (B) a change in control and termination, (C) if the NEO had died or become disabled or (D) if the NEO had a qualified retirement or was terminated by the Company for a reason other than cause, in each case as of December 31, 2015.

Potential Termination or Change in Control Payments Under RSUs and the LTIP

Name	RSUs ($)(1)	LTIP ($)(2)	Total ($)
W. Robert Berkley, Jr.
Change in Control	7,391,250	5,125,350	12,516,600
Change in Control and Termination(3)	6,395,348	500,400	6,895,748
Death or Disability	6,124,225	5,625,750	11,749,975
Qualified Retirement or Other than for Cause Termination	—	5,625,750	5,625,750
William R. Berkley
Change in Control	13,687,500	9,448,800	23,136,300
Change in Control and Termination(3)	10,822,925	667,200	11,490,125
Death or Disability	11,133,646	10,116,000	21,249,646
Qualified Retirement or Other than for Cause Termination	—	10,116,000	10,116,000
Eugene G. Ballard
Change in Control	1,231,875	1,181,100	2,412,975
Change in Control and Termination(3)	984,131	83,400	1,067,531
Death or Disability	1,004,053	1,264,500	2,268,553
Qualified Retirement or Other than for Cause Termination	—	1,264,500	1,264,500
Ira S. Lederman
Change in Control	1,231,875	1,181,100	2,412,975
Change in Control and Termination(3)	984,131	83,400	1,067,531
Death or Disability	1,004,053	1,264,500	2,268,553
Qualified Retirement or Other than for Cause Termination	—	1,264,500	1,264,500
James G. Shiel
Change in Control	1,231,875	1,181,100	2,412,975
Change in Control and Termination(3)	984,131	83,400	1,067,531
Death or Disability	1,004,053	1,264,500	2,268,553
Qualified Retirement or Other than for Cause Termination	—	1,264,500	1,264,500
Matthew M. Ricciardi
Change in Control	—	—	—
Change in Control and Termination(3)	465,977	—	465,977
Death or Disability	58,694	—	58,694
Qualified Retirement or Other than for Cause Termination	—	—	—
(1)

The amounts reported in this column include: (A) the value of time-based RSUs, which (i) vest in full upon a change in control of the Company, and (ii) vest pro-rata upon the NEO’s death or disability; and (B) the value of performance-based RSUs, which (i) vest in full upon a termination of the NEO by the Company without cause or by the NEO for good reason, in each case within 18 months following a change in control of the Company, and (ii) vest pro-rata upon the NEO’s death or disability. For these purposes, pursuant to the individual award agreements, performance-based RSUs are deemed earned at the target level of performance.

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EXECUTIVE COMPENSATION

In addition, upon a termination of the NEO by the Company without cause or by the NEO for good reason, in each case within 18 months following a change in control of the Company, the dividend equivalent awards granted in 2015 will be deemed earned based on target level of performance and will become vested and immediately payable in a lump-sum upon the date of such termination. Because these dividend equivalent rights relate to dividends payable on our common stock for periods commencing January 1, 2017 and January 1, 2018, and ending on the vesting date of the 2014 performance-based RSUs, no amount is reported in the table in respect of dividend equivalent payments.
In addition, if one of the NEOs were to die or become disabled, his dividend equivalent awards granted in 2015 will be deemed earned based on target level of performance, will vest on a pro-rata basis and become immediately payable in a lump-sum.
(2)

The amounts reported in this column are based on the value of LTIP units on December 31, 2014, the end of the fiscal year immediately prior to the fiscal year in which the termination or change in control is deemed to have occurred for purposes of this table. Had a change in control occurred on or after January 1, 2016, the LTIP value including the amount earned during 2015 would have been as follows for the NEOs: Mr. Rob Berkley — $2,910,000; Mr. Wm. Berkley — $4,656,000; Mr. Ballard — $582,000; Mr. Lederman — $582,000; Mr. Shiel — $582,000; and Mr. Ricciardi — $0. Had a change in control and termination occurred on or after January 1, 2016, the LTIP value including the amount earned during 2015 would have been as follows for the NEOs: Mr. Rob Berkley — $1,358,700; Mr. Wm. Berkley — $1,811,600; Mr. Ballard — $226,450; Mr. Lederman — $226,450; Mr. Shiel — $226,450; and Mr. Ricciardi — $0.

(3)	Double-trigger awards were granted beginning in 2014.

Certain of the NEOs participate in the Deferred Compensation Plan for Officers, which permits the deferral of their base salary, bonus compensation, and excess profit sharing contribution for any year. The last column of the Non-Qualified Deferred Compensation for 2015 table on page 73 reports each NEO’s aggregate balance at December 31, 2015. The NEOs are entitled to receive the amount in their deferred compensation account in the event of a separation from service. The account balances continue to accrue interest income between the separation from service event and the date distributions are made, and therefore amounts payable to the NEOs, assuming a separation from service on December 31, 2015, would differ from those shown in the Nonqualified Deferred Compensation table for 2015 to some small degree to account for such interest. Mandatorily deferred RSUs that previously vested will be distributed to the recipient 90 days (or, in some cases, six months) following such separation from service.

Director Compensation

For 2015, our directors were compensated in accordance with the following table:

Compensation Element*	Director Compensation Program
Annual Stipend	$84,000, paid quarterly
Annual Equity Grant	3,000 shares of the Company’s common stock, issued on the date of the Company’s Annual Meeting
Annual Stipend for Audit and Compensation Committee Members	$5,000
Committee Chair Fee	$35,000 for each of the Audit and Compensation Committees
Board Meeting Fee	$1,500 for each meeting attended
Audit and Compensation Committee Meeting Fee	$1,000 for each substantive meeting attended
Stock Retention Guideline	Each director is to hold Annual Equity Grant shares until such time he or she is no longer serving as a member of the Company’s Board
Stock Ownership Guideline	Each director, within three years of becoming a director, is required to own an amount of the Company’s common stock equal to three times the Annual Stipend
*	All compensation elements, except the Annual Equity Grant, may be deferred at the director’s option. At year-end 2015, all directors’ stock ownership exceeded the amount required by the Stock Ownership Guideline.

76	W. R. Berkley Corporation

EXECUTIVE COMPENSATION

The Company also maintains the Deferred Compensation Plan for Directors pursuant to which directors may elect to defer all or a portion of their retainer and/or meeting fees for any year. Amounts deferred may, at the election of the director, (1) be deemed invested in the Company’s common stock or (2) accrue a reasonable rate of interest, determined annually by the Compensation Committee. At the time of the deferral election, amounts may be deferred until any date on or before the director’s separation from service with the Board of Directors. The Company will pay the deferred amounts, at the election of the director made at the time of deferral, either in a lump sum or in no more than five annual installments beginning on a date which is prior to or on the date of the director’s separation from service with the Board of Directors. Upon the death of a director, the director’s deferred account balance will be distributed within 60 days following death. For 2015, the Compensation Committee determined that interest on the deferred amounts would accrue at the prime rate of interest reported by JPMorgan Chase.

The following table shows for the year ended December 31, 2015, information concerning the compensation of directors who are not named in the Summary Compensation Table:

2015 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Christopher L. Augostini	104,000	147,960	251,960
Ronald E. Blaylock	104,000	147,960	251,960
Mark E. Brockbank	100,000	147,960	247,960
George G. Daly	99,000	147,960	246,960
Mary C. Farrell	135,000	147,960	282,960
Jack H. Nusbaum	90,000	147,960	237,960
Mark L. Shapiro	139,000	147,960	286,960
(1)	Represents the fair value of 3,000 shares of the Company’s common stock on June 2, 2015, the date of grant ($49.32 per share) as reported on the NYSE.

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EXECUTIVE COMPENSATION

Equity Compensation Plan Information

The following table gives information about our common stock that may be issued upon the exercise of options, warrants and rights under our existing equity compensation plans and arrangements as of December 31, 2015, including the W. R. Berkley Corporation 2003 Stock Incentive Plan, the 2012 Stock Incentive Plan and the W. R. Berkley Corporation 2009 Directors Stock Plan. The table also includes information regarding 776,255 RSUs awarded to officers of the Company and its subsidiaries (as adjusted for subsequent stock splits) under a plan not approved by stockholders.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders	7,657,544	(1)	—	(2)	6,224,219
Equity compensation plans not approved by stockholders	776,255	(3)	—	(2)	—
Total	8,433,799		—	(2)	6,224,219
(1)	Represents 4,158,325 unvested RSUs and 3,499,219 vested RSUs that have been mandatorily deferred pursuant to their terms.
(2)	Outstanding securities consist solely of RSUs that become issuable without any cash payment required for such shares.
(3)

Represents RSUs, each of which represents the right to receive one share of common stock following the recipient’s termination of employment with the Company and its subsidiaries. Delivery of shares of common stock to participants in satisfaction of the settlement of RSUs will be satisfied exclusively from treasury shares held by the Company. All of these RSUs vested in full in one installment on April 4, 2008. In the event of a change in control of the Company (as defined in the RSU agreements), the shares of common stock underlying each RSU will be delivered to participants. The following list sets forth the names of the NEOs who received such RSUs on April 4, 2003 and the number of RSUs each individual received (as adjusted for subsequent stock splits): Mr. Rob Berkley — 33,750; Mr. Wm. Berkley — 455,625; Mr. Ballard — 33,750; Mr. Lederman — 33,750; Mr. Shiel — 25,313; and Mr. Ricciardi — 0. In addition, an aggregate of 194,067 RSUs were granted to 24 other officers of the Company and its subsidiaries. For additional information, refer to note 23 of the Company’s consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC.

78	W. R. Berkley Corporation

AUDIT COMMITTEE REPORT

Audit Committee Report

To the Board of Directors of W. R. Berkley Corporation:

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. KPMG LLP, the Company’s independent registered public accounting firm for 2015, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States of America and on the effectiveness of the Company’s internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed with management and KPMG LLP the audited financial statements for the year ended December 31, 2015 and KPMG LLP’s evaluation of the Company’s internal control over financial reporting. The Audit Committee has discussed with KPMG LLP the matters that are required to be discussed by Auditing Standards No. 16, Communications with Audit Committees. KPMG LLP has provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and the Audit Committee has discussed with KPMG LLP that firm’s independence. The Audit Committee has concluded that KPMG LLP’s provision of audit and non-audit services to the Company and its affiliates are compatible with KPMG LLP’s independence.

Based on the considerations and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements for the year ended December 31, 2015 be included in our Annual Report on Form 10-K for 2015. The Audit Committee has selected, and the Board of Directors has ratified the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

Audit Committee

Mark L. Shapiro, Chairman

Christopher L. Augostini

Ronald E. Blaylock

April 14, 2016

The above report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

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AUDIT AND NON-AUDIT FEES

Audit and Non-Audit Fees

The aggregate amount of the fees billed or expected to be billed by KPMG for its professional services provided in 2015 and 2014 were as follows:

Type of Fees	2015	2014
Audit fees(1)	$8,784,616	$8,059,762
Audit-related fees(2)	90,757	247,565
Tax fees(3)	110,137	136,555
All other fees(4)	—	115,400

Total fees	$8,985,510	$8,559,281
(1)

Audit fees consist of fees the Company paid to KPMG for professional services for the audit of the Company’s consolidated financial statements included in its Form 10-K and review of financial statements included in its Forms 10-Q, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements and public offerings of securities. KPMG performs an annual audit for many of our insurance company subsidiaries that are each required to file audited financial statements with their respective domiciliary insurance regulator.

(2)	Audit-related fees consist of fees associated with actuarial attestations, comfort letters in connection with public offerings of securities and the audit of the profit sharing plans.
(3)	Tax fees consist of fees for tax consultations and tax compliance services.
(4)	All other fees consist of fees for other non-audit related services.

Pre-Approval Policies

Consistent with SEC policies regarding auditor independence, the Audit Committee has adopted a policy regarding the pre-approval of services of the Company’s independent auditors. Pursuant to this policy, such services may be generally pre-approved on an annual basis; other services, or services exceeding the pre-approved cost levels, must be specifically pre-approved by the Audit Committee. The Audit Committee may also delegate pre-approval authority to one or more of its members. All of such fees for 2015 were approved by the Audit Committee in accordance with this policy.

80	W. R. Berkley Corporation

PRINCIPAL STOCKHOLDERS

Principal Stockholders

The following table sets forth as of March 29, 2016 (except as otherwise noted below) those persons known by the Company to be the beneficial owners of more than 5% of the Company’s common stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

William R. Berkley 475 Steamboat Road Greenwich, CT 06830	25,004,450	(1)	20.4%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	8,841,215	(2)	7.2%

Eagle Capital Management, LLC 499 Park Avenue, 17th Floor New York, NY 10022	8,170,052	(3)	6.7%

The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	7,202,330	(4)	5.9%

First Eagle Investment Management, LLC 1345 Avenue of the Americas New York, NY 10105	6,598,397	(5)	5.4%
(1)

Includes 3,007,590 shares of common stock held by Mr. Wm. Berkley; 19,872,307 shares of common stock held in a limited liability company of which Mr. Wm. Berkley is the controlling member and majority owner; 260,000 shares of common stock held by a trust of which Mr. Wm. Berkley acts as the investment advisor; 1,804,000 shares of common stock underlying RSUs (1,554,000 of which have vested (the receipt of which has been deferred), and 250,000 of which vest on August 7, 2017); and 60,553 shares held by Mr. Wm. Berkley’s wife, as to which shares he disclaims beneficial ownership. Does not include (a) 110,000 target amount of shares of common stock underlying performance-based RSUs granted in 2014 which vest, to the extent earned, on August 5, 2019; or (b) 87,679 target amount of shares of common stock underlying performance-based RSUs granted in 2015 which vest, to the extent earned, in thirds on August 5, 2018, 2019 and 2020.

(2)

Information as of December 31, 2015 based on a Schedule 13G/A, dated January 22, 2016, filed with the SEC on behalf of BlackRock, Inc. The Schedule 13G/A discloses that BlackRock, Inc. had sole voting power as to 7,936,195 shares and sole dispositive power as to all 8,841,215 shares.

(3)

Information as of December 31, 2015 based on a Schedule 13G, dated February 16, 2016, filed with the SEC on behalf of Eagle Capital Management, LLC. The Schedule 13G discloses that Eagle Capital Management, LLC had sole voting power as to 6,775,175 shares and sole dispositive power as to all 8,170,052 shares.

(4)

Information as of December 31, 2015 based on a Schedule 13G/A, dated February 10, 2016, filed with the SEC on behalf of The Vanguard Group. The Schedule 13G/A discloses that The Vanguard Group had sole voting power as to 97,250 shares, shared voting power as to 8,800 shares, sole dispositive power as to 7,101,080 shares and shared dispositive power as to 101,250 shares.

(5)

Information as of December 31, 2015 based on a Schedule 13G, dated February 5, 2016, filed with the SEC on behalf of First Eagle Investment Management, LLC. The Schedule 13G discloses that First Eagle Investment Management, LLC had sole voting power as to 6,314,278 shares and sole dispositive power as to all 6,598,397 shares.

2016 Proxy Statement	81

PRINCIPAL STOCKHOLDERS

The following table sets forth information as of March 29, 2016 regarding ownership by all directors, director nominees and executive officers of the Company, as a group, and each director and director nominee and each executive officer named in the Summary Compensation Table, individually, of the Company’s common stock. Except as described in the footnotes below, all amounts reflected in the table represent shares the beneficial owners of which have sole voting and investment power.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
All directors and executive officers as a group (13 persons)	27,665,035	(1)(2)(3)	22.6%
William R. Berkley	25,004,450	(1)(2)	20.4%
W. Robert Berkley, Jr.	1,219,118	(2)(4)	*
Christopher L. Augostini	12,000	(5)	*
Eugene G. Ballard	252,431	(2)	*
Ronald E. Blaylock	20,285		*
Mark E. Brockbank	623,606	(6)	*
George G. Daly	35,825		*
Mary C. Farrell	24,000		*
Ira S. Lederman	310,666	(2)(7)	*
Jack H. Nusbaum	83,827		*
Matthew M. Ricciardi	10,111	(2)	*
Mark L. Shapiro	42,833	(8)	*
James G. Shiel	267,888	(2)	*
*	Less than 1%.
(1)

Includes 3,007,590 shares of common stock held by Mr. Wm. Berkley; 19,872,307 shares of common stock held in a limited liability company of which Mr. Wm. Berkley is the controlling member and majority owner; 260,000 shares of common stock held by a trust of which Mr. Wm. Berkley acts as the investment advisor; 1,804,000 shares of common stock underlying RSUs (1,554,000 of which have vested (the receipt of which has been deferred), and 250,000 of which vest on August 7, 2017); and 60,553 shares held by Mr. Wm. Berkley’s wife, as to which shares he disclaims beneficial ownership. Of the 25,004,450 shares, 12,029,857 shares are pledged as security.

(2)	The amounts shown for Messrs. Rob Berkley, Wm. Berkley, Ballard, Lederman, Shiel and Ricciardi include shares of common stock underlying RSUs in the following share amounts for each individual:

Name	Vested RSUs (Receipt Deferred)	Unvested RSUs
W. Robert Berkley, Jr.	437,373	135,000
William R. Berkley	1,554,000	250,000
Eugene G. Ballard	127,195	22,500
Ira S. Lederman	127,195	22,500
James G. Shiel	114,357	22,500
Matthew M. Ricciardi	—	8,511

The unvested RSUs for the NEOs shown in the table above are each scheduled to vest on August 7, 2017, except for Mr. Ricciardi’s unvested RSUs which are scheduled to vest in three equal installments on May 15, 2018, 2019 and 2020.

82	W. R. Berkley Corporation

PRINCIPAL STOCKHOLDERS

The amounts shown for Messrs. Rob Berkley, Wm. Berkley, Ballard, Lederman, Shiel and Ricciardi do not include shares of common stock underlying performance-based RSUs in the following target share amounts for each individual that are scheduled to vest, to the extent earned, as follows:

Name	Unvested Performance- Based RSUs Vesting August 5, 2018	Unvested Performance- Based RSUs Vesting August 5, 2019	Unvested Performance- Based RSUs Vesting August 5, 2020
W. Robert Berkley, Jr.	17,270	82,270	17,270
William R. Berkley	29,226	139,226	29,227
Eugene G. Ballard	2,658	12,658	2,659
Ira S. Lederman	2,658	12,658	2,659
James G. Shiel	2,658	12,658	2,659
Matthew M. Ricciardi	—	—	—

(3)

The amounts shown for all directors and executive officers as a group include an aggregate of 461,011 shares of common stock underlying RSUs, which are subject to forfeiture until vested. Of the 27,665,035 shares, 12,029,857 shares owned by Mr. Wm. Berkley are pledged as security.

(4)	Includes 260,000 shares of common stock held by a trust of which Mr. Rob Berkley is a trustee.
(5)	Does not include amounts deferred by Mr. Augostini under the Company’s Deferred Compensation Plan for Directors that are deemed invested in the Company’s common stock, representing 2,177 shares.
(6)

Includes 603,106 shares held in a corporation wholly owned by Mr. Brockbank. Does not include amounts deferred by Mr. Brockbank under the Company’s Deferred Compensation Plan for Directors that are deemed invested in the Company’s common stock, representing 19,182 shares.

(7)	Includes 160,971 shares of common stock held by certain trusts of which Mr. Lederman is a trustee.
(8)	Includes 30,833 shares of common stock held by a trust of which Mr. Shapiro is a trustee.

The Company knows of no arrangements, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company. Under applicable Insurance Holding Company Acts in various states, a potential owner cannot exercise voting control over an amount in excess of 10% of the Company’s outstanding voting securities without obtaining prior regulatory approval.

2016 Proxy Statement	83

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on its review of the copies of Forms 3, 4 and 5 received by it, or written representations from certain reporting persons that no Forms 5 were required for such persons, the Company believes that all filing requirements under Section 16(a) of the Exchange Act applicable to its officers, directors and ten-percent stockholders were complied with during the year ended December 31, 2015.

Other Matters to Come Before the Meeting

Management is not aware of any matters to come before the Annual Meeting other than as set forth above. However, since matters of which management is not now aware may come before the Annual Meeting or any adjournment thereof, the proxies intend to vote, act and consent in accordance with their best judgment with respect thereto.

84	W. R. Berkley Corporation

GENERAL INFORMATION

General Information

Why am I receiving this proxy statement and proxy card?

You have received these proxy materials because our Board of Directors is soliciting your proxy to vote your shares of our common stock at the Annual Meeting. This proxy statement describes issues on which we would like you to vote at the Annual Meeting. This proxy statement and the Annual Report also give you information on these issues so that you can make an informed decision.

Our Board of Directors has made this proxy statement, proxy card and Annual Report available to you on the Internet because you own shares of W. R. Berkley Corporation common stock, in addition to delivering printed versions of this proxy statement, proxy card and the Annual Report to certain stockholders by mail.

When you vote by using the Internet, by telephone or, if you received your proxy card by mail, by dating, signing and returning the proxy card, you appoint Eugene G. Ballard and Ira S. Lederman, and either of them, as your representatives at the Annual Meeting. They will vote your shares at the Annual Meeting as you have instructed them. If an issue that is not on the proxy card comes up for vote, they will vote your shares in accordance with their best judgment. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by using the Internet, by telephone or, if you received your proxy card by mail, by dating, signing and returning your proxy card.

Why did I receive a Notice of Internet Availability of Proxy Materials (“Notice”) in the mail instead of a printed set of proxy materials?

The SEC has adopted rules that permit us to furnish our proxy materials over the Internet to our stockholders by delivering a Notice in the mail. We are sending the Notice to certain record stockholders. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review this proxy statement and our Annual Report over the Internet. The Notice also instructs you on how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials contained in the Notice. Stockholders who receive a printed set of proxy materials will not receive the Notice, but may still access our proxy materials and submit their proxies over the Internet.

If you received a paper copy of this proxy statement by mail and you wish to receive a Notice for next year’s Annual Meeting either in paper form or electronically via e-mail, you can elect to receive a paper Notice by mail or an e-mail message that will provide a link to these documents on our website. By opting to receive the Notice and accessing your proxy materials online, you will save the Company the cost of producing and mailing documents to you, reduce the amount of mail you receive and help preserve environmental resources. To manage how you receive materials for future annual meetings, you may elect to receive electronic proxy and Annual Report access or a paper Notice, or you may elect to receive paper delivery of a full set of future proxy materials, by visiting www.proxyvote.com.

2016 Proxy Statement	85

GENERAL INFORMATION

Who is entitled to vote?

Holders of our common stock at the close of business on March 29, 2016 are entitled to vote. We refer to March 29, 2016 as the record date.

In accordance with Delaware law, a list of stockholders entitled to vote at the Annual Meeting will be available at the place of the Annual Meeting on May 25, 2016 and will be accessible for ten days prior to the meeting at our principal place of business, 475 Steamboat Road, Greenwich, Connecticut, between the hours of 9:00 a.m. and 5:00 p.m.

How do I vote?

You may vote by using the Internet, by telephone or, if you received a proxy card by mail, by mail as described below. You also may attend the meeting and vote in person. If you hold shares of our common stock through a bank or broker, please refer to your proxy card, Notice or other information forwarded by your bank or broker to see which voting options are available to you.

➢

You may vote by using the Internet. The address of the website for Internet voting is www.proxyvote.com. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on May 24, 2016. Easy to follow instructions allow you to vote your shares and confirm that your instructions have been properly recorded.

➢

You may vote by telephone. The toll-free telephone number is noted on your proxy card. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on May 24, 2016. Easy to follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

➢	You may vote by mail. If you received a proxy card by mail and choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope.

The method you use to vote will not limit your right to vote at the Annual Meeting if you decide to attend in person. Written ballots will be provided to any stockholder of record as of the record date who wants to vote at the Annual Meeting. However, if you hold your shares in “street name,” you must obtain a proxy, executed in your favor, from the holder of record (such as your bank or broker) to be able to vote in person at the Annual Meeting.

What if I change my mind after I return my proxy?

You may revoke your proxy and change your vote at any time prior to voting of the shares represented by your proxy. You may do this by:

➢	submitting a subsequent proxy by using the Internet, by telephone or by mail with a later date;

➢	sending written notice of revocation to our corporate Secretary at 475 Steamboat Road, Greenwich, Connecticut 06830; or

➢	voting in person at the Annual Meeting.

Attendance at the Annual Meeting will not by itself revoke a proxy.

86	W. R. Berkley Corporation

GENERAL INFORMATION

How are the votes counted?

Votes cast by proxy will be tabulated by Broadridge Financial Solutions, Inc. Votes cast in person at the Annual Meeting will be tabulated by the inspectors of election appointed at the Annual Meeting, who will also determine whether a quorum is present.

How many votes do we need to hold the Annual Meeting?

The holders of a majority of our common stock outstanding and entitled to vote who are present either in person or represented by proxy constitute a quorum for the Annual Meeting. The election inspector will treat abstentions and “broker non-votes” as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted. A “broker non-vote” is when a broker indicates on a proxy that it does not have discretionary authority as to certain shares to vote on a particular matter and has not received instructions from the beneficial owner with respect to that matter.

On what items am I voting?

You are being asked to vote on four items:

➢

the election of four directors nominated by the Board of Directors and named in this proxy statement to hold office, for three of the nominees (Ms. Farrell and Messrs. Rob Berkley and Blaylock), for a term of three years until the Annual Meeting of Stockholders in 2019, and for one nominee (Mr. Brockbank), for a term of two years until the Annual Meeting of Stockholders in 2018, in each case until their respective successors are duly elected and qualified;

➢	the approval of the W. R. Berkley Corporation Amended and Restated Annual Incentive Compensation Plan (the “Amended and Restated Plan proposal”);

➢

a resolution approving the compensation of the Company’s named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC, or “say-on-pay” vote, which vote shall be on a non-binding advisory basis; and

➢	the ratification of the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending December 31, 2016.

How may I vote for the nominees for director, and how many votes must the nominees receive to be elected?

With respect to the election of nominees for director, you may:

➢	vote FOR the election of the four nominees for director;

➢	vote AGAINST the election of the four nominees;

➢	vote AGAINST one or more of the nominees and vote FOR the remaining nominees; or

➢	ABSTAIN from voting for the four nominees.

2016 Proxy Statement	87

GENERAL INFORMATION

The election of directors requires the affirmative vote of a majority of the votes cast at the Annual Meeting (i.e., that the number of shares voted “FOR” such director’s election exceeds the number of shares voted “AGAINST” that director’s election). If you abstain from voting, it will have no effect on the vote. If you hold shares of our common stock through a bank or broker, your bank or broker will vote your shares for you if you provide instructions on how to vote the shares. In the absence of instructions, however, banks and brokers do not have the authority to vote your shares for the election of directors. Accordingly, it is important that you provide voting instructions to your bank or broker, so that your shares may be voted in the election of directors.

What happens if a nominee for director is not reelected?

If a nominee for director is not reelected at the meeting by the required vote, he or she will remain in office until a successor is duly elected and qualified or until his or her earlier resignation or removal. Our Corporate Governance Guidelines provide that, in the event that a director nominee is not reelected, (i) such director shall promptly tender his or her resignation in writing to the Board of Directors, subject to acceptance by the Board of Directors; and (ii) our Nominating and Corporate Governance Committee shall consider such resignation and recommend to the Board of Directors the action to be taken with respect to such resignation. Within 90 days following certification of the election results, the Board of Directors must act on the tendered resignation. Under our Corporate Governance Guidelines, if the Board of Directors does not accept the resignation, the Board will publicly disclose its reasons for not accepting the resignation, and the director will continue to serve until his or her successor is duly elected, or his or her earlier resignation or removal. If the Board accepts the resignation, then the Board of Directors, in its sole discretion, may fill any resulting vacancy in accordance with the our By-Laws.

What happens if a nominee is unable to serve if elected?

The persons designated as proxies reserve full discretion to cast votes for other persons in the event any nominee is unable to serve. However, the Board of Directors has no reason to believe that any nominee will be unable to serve if elected. The proxies cannot be voted for a greater number of persons than four nominees.

How may I vote for the Amended and Restated Plan proposal, and how many votes must the Amended and Restated Plan proposal receive to pass?

With respect to the Amended and Restated Plan proposal, you may:

➢	vote FOR the proposal;

➢	vote AGAINST the proposal; or

➢	ABSTAIN from voting on the proposal.

Passage of the Amended and Restated Plan proposal requires the affirmative vote of a majority of the votes that could be cast at the Annual Meeting by the holders who are present in person or by proxy. If you abstain from voting on the proposal, it will have the same effect as a vote against the proposal.

88	W. R. Berkley Corporation

GENERAL INFORMATION

As with the vote for nominees for director described above, if you hold shares of our common stock through a bank or broker, your bank or broker will vote your shares for you only if you provide instructions on how to vote the shares. In the absence of instructions, however, banks and brokers do not have the authority to vote your shares for Amended and Restated Plan proposal. If you do not instruct your bank or broker how to vote your shares, it will have the same effect as a vote against the proposal. Accordingly, if you want your shares to be voted in favor of the Amended and Restated Plan proposal, it is important that you provide voting instructions to your bank or broker.

How may I vote for the say-on-pay proposal?

With respect to the say-on-pay proposal, you may:

➢	vote FOR the adoption of the resolution approving, on a non-binding advisory basis, the compensation of the Company’s named executive officers;

➢	vote AGAINST the adoption of the resolution approving, on a non-binding advisory basis, the compensation of the Company’s named executive officers; or

➢	ABSTAIN from voting on the resolution.

The approval of the say-on-pay proposal requires the affirmative vote of a majority of the votes that could be cast at the Annual Meeting by the holders who are present in person or by proxy to pass. If you abstain from voting on the proposal, it will have the same effect as a vote against the proposal.

As with the vote for nominees for director and the Amended and Restated Plan Proposal described above, if you hold shares of our common stock through a bank or broker, your bank or broker will vote your shares for you only if you provide instructions on how to vote the shares. In the absence of instructions, however, banks and brokers do not have the authority to vote your shares for the say-on-pay proposal. If you do not instruct your bank or broker how to vote your shares, it will have the same effect as a vote against the proposal. Accordingly, if you want your shares to be voted in favor of the say-on-pay proposal, it is important that you provide voting instructions to your bank or broker.

How may I vote for the ratification of the appointment of our independent registered public accountants, and how many votes must the proposal receive to pass?

With respect to the proposal to ratify the appointment of our independent registered public accountants, you may:

➢	vote FOR the proposal;

➢	vote AGAINST the proposal; or

➢	ABSTAIN from voting on the proposal.

The ratification of the appointment of our independent registered public accountants must receive the affirmative vote of a majority of the votes that could be cast at the Annual Meeting by the holders who are present in person or by proxy to pass. If you abstain from voting on the proposal, it will have the same effect as a vote against the proposal.

2016 Proxy Statement	89

GENERAL INFORMATION

If you hold shares of our common stock through a bank or broker, your bank or broker will vote your shares for you if you provide instructions on how to vote the shares. However, unlike with the other proposals in this proxy statement, absent instructions from you, banks and brokers do have the authority to vote your shares with respect to the ratification and appointment of our independent registered public accountants and may do so in their discretion.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends a vote:

➢	FOR all four director nominees;

➢	FOR the Amended and Restated Plan proposal;

➢	FOR the resolution approving, on a non-binding advisory basis, the compensation of the Company’s named executive officers; and

➢	FOR the ratification of the appointment of our independent registered public accountants.

What happens if I sign and return my proxy card but do not provide voting instructions?

If you hold shares registered in your own name, and not through a bank or broker, and you return a signed card but do not provide voting instructions, your shares will be voted FOR all four director nominees, FOR the Amended and Restated Plan Proposal, FOR the resolution approving the compensation of the Company’s named executive officers on a non-binding advisory basis and FOR the ratification of the appointment of our independent registered public accountants.

Will my shares be voted if I do not vote?

If you own shares of our common stock and you do not vote (either in person at the Annual Meeting, by using the Internet, by telephone or, if you received a proxy card by mail, by signing and returning your proxy card by mail), or if you own shares through a bank or broker and do not provide voting instructions, then your shares will not be voted and will not count in deciding any matter, except that your bank or broker may vote your shares on the ratification of the appointment of our independent registered public accounting firm.

The election of directors, the Amended and Restated Plan proposal and the proposal regarding say-on-pay are not considered routine matters under NYSE rules relating to voting by banks and brokers. Accordingly, if a bank or brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to these proposals, the brokerage firm cannot vote the shares on that matter. These “broker non-votes” that are represented at the Annual Meeting will be counted for purposes of establishing a quorum, but will have the effect of a vote against the non-routine matters.

We encourage you to provide instructions to your bank or brokerage firm by voting your proxy. This action ensures your shares will be voted at the meeting in accordance with your wishes.

90	W. R. Berkley Corporation

GENERAL INFORMATION

What do I need to show to attend the Annual Meeting in person?

You will need proof of your share ownership (such as a recent brokerage statement or letter from your broker showing that you owned shares of our common stock as of the close of business on March 29, 2016) and a valid form of photo identification. If you do not have proof of ownership and valid photo identification, you may not be admitted to the Annual Meeting.

Who pays for the solicitation of proxies and how are they solicited?

Proxies are being solicited on behalf of our Board of Directors. The expense of the solicitation of the proxies on behalf of the Board of Directors will be paid by the Company. We have engaged Okapi Partners LLC (“Okapi”) to assist in the solicitation of proxies from stockholders for a fee estimated at $8,000, plus expenses. In addition to the use of the mails, proxies may be solicited in person or by mail, telephone, facsimile or electronic transmission by our regular employees without additional compensation, as well as by Okapi employees. We will reimburse banks, brokers and other custodians, nominees and fiduciaries for their direct costs in sending the proxy materials, including the Notice, to the beneficial owners of our common stock.

2016 Proxy Statement	91

OUTSTANDING STOCK AND VOTING RIGHTS

Outstanding Stock and Voting Rights

Only stockholders of record at the close of business on March 29, 2016 are entitled to receive notice of and to vote at the Annual Meeting. The number of shares of our common stock outstanding and entitled to vote on that date was 122,599,552 shares of common stock. Each such share is entitled to one vote. At March 29, 2016, our executive officers and directors owned or controlled approximately 22.6% of our outstanding common stock. Information as to persons beneficially owning 5% or more of the common stock may be found under the heading “Principal Stockholders” above.

If a submitted proxy (other than a broker non-vote) does not specify a vote for or against a proposal, the persons named therein will vote “FOR” the election of the director nominees listed above, “FOR” the Amended and Restated Plan proposal, “FOR” the resolution approving the compensation of our named executive officers, on a non-binding advisory basis, and “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

As of the date hereof, the Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other business shall properly come before the Annual Meeting, the persons named in the proxy will vote according to their best judgment.

92	W. R. Berkley Corporation

STOCKHOLDER NOMINATIONS FOR BOARD MEMBERSHIP AND OTHER PROPOSALS

Stockholder Nominations for Board Membership and Other Proposals

It is anticipated that the next Annual Meeting of Stockholders after the one scheduled for May 25, 2016 will be held on or about May 16, 2017. The Company’s By-Laws require that, for nominations of directors or other business to be properly brought before an Annual Meeting of Stockholders, written notice of such nomination or proposal for other business must be furnished to the Company. Such notice must contain certain information concerning the nominating or proposing stockholder and information concerning the nominee and must be furnished by the stockholder (who must be entitled to vote at the meeting) to the Secretary of the Company. In the case of the Annual Meeting of Stockholders to be held in 2017, such notice must be furnished no earlier than February 24, 2017 and no later than March 26, 2017. A copy of the applicable provisions of the By-Laws may be obtained by any stockholder, without charge, upon written request to the Secretary of the Company at the address set forth below.

Since the Company did not receive notice of any stockholder proposal for the 2016 Annual Meeting, the named proxies will have discretionary authority to vote on any stockholder proposals presented at such meeting.

In addition to the foregoing, and in accordance with the rules of the SEC, in order for a stockholder proposal, relating to a proper subject, to be considered for inclusion in the Company’s proxy statement and form of proxy relating to the Annual Meeting of Stockholders to be held in 2017, such proposal must be received by the Secretary of the Company by December 13, 2016 in the form required under and subject to the other requirements of the applicable rules of the SEC. Any such proposal should be submitted by certified mail, return receipt requested, or other means, including electronic means, that allow the stockholder to prove the date of delivery.

The Company’s (i) Annual Report on Form 10-K for the year ended December 31, 2015; (ii) Corporate Governance Guidelines; (iii) Code of Ethics and Business Conduct; (iv) Statement of Business Ethics for the Board of Directors; (v) Code of Ethics for Senior Financial Officers; (vi) Audit Committee Charter; (vii) Compensation Committee Charter; and (viii) Nominating and Corporate Governance Committee Charter are available on our website at www.wrberkley.com and are also available without charge to any stockholder of the Company who requests a copy in writing. Requests for copies of any or all of these documents should be directed to the Secretary, W. R. Berkley Corporation, 475 Steamboat Road, Greenwich, Connecticut 06830.

By Order of the Board of Directors,

WILLIAM R. BERKLEY

Executive Chairman of the Board

2016 Proxy Statement	93

ANNEX A

W. R. Berkley Corporation

AMENDED AND RESTATED

ANNUAL INCENTIVE COMPENSATION PLAN

W. R. Berkley Corporation, a Delaware corporation (the “Company”), adopts this W. R. Berkley Corporation Amended and Restated Annual Incentive Compensation Plan (the “Plan”) for the purpose of enhancing the Company’s ability to attract and retain highly qualified executives and to provide additional financial incentives to such executives to promote the success of the Company and its subsidiaries.

Remuneration payable under the Plan is intended to (i) constitute “qualified performance-based compensation” for purposes of Section 162(m) of the Code, and Section 1.162-27 of the Regulations, and (ii) comply with or be exempt from Section 409A of the Code, and the Plan shall be construed consistently with such intentions.

The amendments made to the W. R. Berkley Corporation 2007 Annual Incentive Compensation Plan, as in effect prior to the effectiveness of the Plan pursuant to Section 12 (the “2007 Plan”), pursuant to this amendment and restatement shall affect only Incentive Bonuses relating to periods commencing on or after January 1, 2017, and the amendments to the 2007 Plan do not, and are not intended to, affect any Incentive Bonus relating to any prior period.

1. Definitions. As used herein, the following terms shall have the respective meanings indicated:

(a) “Board” shall mean the Board of Directors of the Company.

(b) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, including any successor provisions thereto.

(c) “Committee” shall mean the Compensation Committee of the Board or such other committee or subcommittee of the Board as the Board or a duly authorized committee of the Board shall designate from time to time, which shall be comprised solely of two or more “outside directors” within the meaning of Section 1.162-27(e)(3) of the Regulations.

(d) “Company” shall have the meaning ascribed to such term in the preamble.

(e) “Deferred Compensation Plan” shall mean the W. R. Berkley Corporation Deferred Compensation Plan for Officers, as amended from time to time, or any successor plan thereto.

(f) “Disability” shall have the meaning ascribed to such term in a Participant’s employment agreement with the Company, or, absent any such agreement or any such definition in such agreement, in the Company’s group long-term disability insurance contract.

(g) “Eligible Executive” shall mean the Company’s Chief Executive Officer and each other employee of the Company that the Committee determines, in its discretion, is, may be or may become a “covered employee” of the Company within the meaning Section 162(m) of the Code and Section 1.162-27(c)(2) of the Regulations.

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ANNEX A

(h) “Incentive Bonus” shall mean, for any fiscal year, the amount of incentive compensation payable under the Plan to a Participant, as determined by the Committee in accordance with Section 4 below.

(i) “Participant” for any fiscal year shall mean any Eligible Executive chosen by the Committee for participation in the Plan for such fiscal year.

(j) “Plan” shall have the meaning ascribed to such term in the preamble.

(k) “Pre-Tax Income” shall have the meaning ascribed to such term in Section 4(c)(i) below.

(l) “Regulations” shall mean the Treasury Regulations (and to the extent applicable, any proposed Treasury Regulations), including any successor regulations thereto, and other guidance promulgated under the Code, as amended from time to time.

(m) “Stock Incentive Plan” shall mean the W. R. Berkley Corporation 2012 Stock Incentive Plan, as amended from time to time, or any other stockholder-approved equity-based compensation plan maintained by the Company.

2. Administration of the Plan. The Plan shall be administered by the Committee, which shall have full power and authority to (i) construe and interpret the Plan, (ii) adopt and alter rules and regulations relating to the Plan, (iii) establish, adjust downward, pay or decline to pay any Incentive Bonus under the Plan, and (iv) make all determinations necessary or advisable for the administration of the Plan. Such power and authority shall include the right to exercise discretion to reduce by any amount the Incentive Bonus payable to any Participant; provided, however, that the exercise of such discretion with respect to any Participant shall not have the effect of increasing the Incentive Bonus that is payable to any other Participant. The Committee may employ attorneys, consultants, accountants or other persons, and the Committee, the Company and its officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. No member of the Committee shall be personally liable for any action, determination or interpretation taken or made in good faith by the Committee with respect to the Plan or Incentive Bonuses granted hereunder, and all members of the Committee shall be fully indemnified and protected by the Company in respect of any such action, determination or interpretation. All determinations of the Committee in the administration of the Plan shall be conclusive and binding on the Participants and all other parties concerned. When taking any action or making any determination pursuant to the Plan, the Committee shall consider the effect of such action or determination on the Plan and all Incentive Bonuses under Section 409A of the Code.

3. Eligibility. Eligibility under this Plan is limited to Eligible Executives designated as Participants by the Committee in its sole and absolute discretion.

4. Awards.

(a) Not later than the ninetieth (90th) day of each fiscal year of the Company, or otherwise in a manner not inconsistent with Section 162(m) of the Code and Section 1.162-27 of the Regulations, the Committee, in its sole and absolute discretion, shall designate in writing one or more Eligible Executives as a Participant in the Plan for such fiscal year and shall specify the terms and conditions for the determination and payment of an Incentive Bonus to each such Participant for such fiscal year.

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ANNEX A

(b) The performance goal for each fiscal year shall be the achievement of Pre-Tax Income.

(c) Incentive Bonus Amounts.

(i) The aggregate amount of Incentive Bonuses for all Participants with respect to any fiscal year shall be five percent (5%) of the Company’s earnings before income taxes as reported in the Company’s audited consolidated financial statements, excluding (a) any losses from discontinued operations; (b) items of an unusual nature or of infrequency of occurrence or non-recurring items, in each case, as determined by the Committee; and (c) the cumulative effect of accounting changes during the fiscal year (“Pre-Tax Income”), subject to reduction by the Committee as provided below. Not later than the ninetieth (90th) day of each fiscal year of the Company, the Committee, in its sole and absolute discretion, shall specify in writing the target Incentive Bonus payable to each Participant upon the achievement of Pre-Tax Income, which aggregate amount may not exceed five percent (5%) of Pre-Tax Income.

(ii) Notwithstanding anything herein to the contrary and regardless of the target Incentive Bonus set for each Participant and the degree of achievement of Pre-Tax Income for any fiscal year, the Committee may reduce the amount payable hereunder to any Participant for any fiscal year to any lesser amount (including a reduction in such amount to zero) as it deems appropriate, in its sole discretion, taking into account any objective or subjective factors as it deems appropriate; provided, however, that a reduction in the Incentive Bonus for any one or more Participants shall not result in an increase in the Incentive Bonus for any other Participant.

5. Committee Certification. As soon as reasonably practicable after the end of each fiscal year of the Company, the Committee shall determine the extent to which Pre-Tax Income has been achieved and the amount of the Incentive Bonus to be paid to each Participant for such fiscal year and shall certify such determination in writing.

6. Payment of Incentive Bonuses.

(a) Subject to any election duly and validly made by a Participant with respect to the deferral of all or a portion of his or her Incentive Bonus as provided in subsection (b) below, Incentive Bonuses shall be paid in cash and/or equity-based awards under the Stock Incentive Plan as determined by the Committee in its sole and absolute discretion. Payment of any Incentive Bonus shall be made to each Participant as soon as practicable after the Committee’s certification under Section 5; provided, however, that in no event shall such payment be made later than the March 15th of the year immediately following the end of the fiscal year to which the Incentive Bonus relates.

(b) The Committee may allow one or more Participants to elect to defer payment of all or a portion of such a Participant’s Incentive Bonus for any fiscal year, which deferral shall be made and governed pursuant to the terms of the Deferred Compensation Plan, in which case such deferred amounts shall be paid to such a Participant pursuant to the terms of the Deferred Compensation Plan.

7. Termination of Employment.

(a) If a Participant’s employment with the Company terminates during a fiscal year by reason of death or Disability, the Participant shall be entitled to receive the Incentive Bonus for such fiscal year

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ANNEX A

prorated for the number of days during the fiscal year in which such Participant was employed. Any such amount shall be paid to the Participant at the same time and in the same manner as such amount would have been paid to the Participant had the Participant continued to be employed with the Company through the applicable payment date.

(b) If a Participant’s employment with the Company terminates for any reason other than as provided in Section 7(a), he or she shall forfeit any right to receive an Incentive Bonus for the applicable fiscal year in which the termination occurs.

8. No Right to Bonus or Continued Employment. Neither the establishment of the Plan, the provision for or payment of any amounts hereunder nor any action of the Company, the Board or the Committee with respect to the Plan shall be held or construed to confer upon any person (a) any legal right to receive, or any interest in, an Incentive Bonus or any other benefit under the Plan or (b) any legal right to continue to serve as an officer or employee of the Company or any subsidiary or affiliate of the Company. The Company expressly reserves any and all rights to discharge any Participant without incurring liability to any person under the Plan or otherwise. Notwithstanding any other provision hereof and notwithstanding the fact that Pre-Tax Income has been achieved or the individual Incentive Bonus amounts have been determined, such amounts shall not be earned and the Company shall have no obligation to pay any Incentive Bonus hereunder unless and until the Committee expressly certifies such Incentive Bonus amounts in writing.

9. Withholding. The Company shall have the right to withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any applicable federal, state, local or foreign withholding tax requirements imposed with respect to the payment of any Incentive Bonus, including any amount of FICA taxes required to be withheld pursuant to Section 3121(v) of the Code, with respect to any amounts deferred hereunder.

10. Nontransferability. Except as expressly provided by the Committee, the rights and benefits under the Plan are personal to a Participant and shall not be subject to any voluntary or involuntary alienation, assignment, pledge, transfer or other disposition, other than by will or the laws of descent and distribution.

11. Unfunded Plan. The Plan shall be unfunded and the Company shall have no obligation to reserve or otherwise fund in advance any amounts that are or may in the future become payable under the Plan. Any funds that the Company, acting in its sole and absolute discretion, determines to reserve for future payments under the Plan may be commingled with other funds of the Company and need not in any way be segregated from other assets or funds held by the Company. A Participant’s rights to payment under the Plan shall be limited to those of a general creditor of the Company.

12. Adoption, Amendment, Suspension and Termination of the Plan.

(a) The Plan shall be effective on the date specified herein, and subject to the provisions of this Section 12, shall remain in effect thereafter unless otherwise terminated. The Company reserves the right, by action of the Committee, to terminate the Plan at any time. The 2007 Plan was adopted by the Board on March 7, 2006, effective as of January 1, 2007, and was approved by the stockholders of

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ANNEX A

the Company at the Company’s 2006 Annual Meeting of Stockholders. The Plan, which is an amendment and restatement of the 2007 Plan, was adopted by the Board on February 17, 2016, which adoption was expressly conditioned on the approval of the stockholders of the Company at the Company’s 2016 Annual Meeting of Stockholders in accordance with Section 162(m)(4)(C) of the Code and Regulation Section 1.162-27(e)(4). No Incentive Bonus shall be payable under the Plan absent such stockholder approval.

(b) The Committee may, at any time and from time to time, alter, amend or suspend the Plan in whole or in part. No amendment shall be effective prior to approval by the Company’s stockholders to the extent that such approval is required by Section 162(m) of the Code or is otherwise required by law.

13. Governing Law. The validity, interpretation and effect of the Plan, and the rights of all persons hereunder, shall be governed by and determined in accordance with the laws of the State of Delaware, other than the choice of law rules thereof.

*         *         *

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ANNEX B

Reconciliation of Non-GAAP Financial Measures

We have included certain non-GAAP financial measures in this proxy statement. “Operating income” is a non-GAAP financial measure defined as net income (which we believe is the most directly comparable GAAP measure) excluding after-tax net investment gains and after-tax debt extinguishment costs. Management believes that excluding net investment gains and after-tax debt extinguishment costs provides a useful indicator of trends in the Company’s underlying operations. We also use operating income to calculate “operating income per diluted share” and “operating return on equity.”

The following is a reconciliation of operating income available to common stockholders to net income available to common stockholders.

	Fiscal Year Ended December 31,
Reconciliation of Operating Income to Net Income	2013	2014	2015
	($ in thousands; unaudited)
Operating Income	$430,168	$483,230	$443,683
Add: After-Tax Net Investment Gains	$74,118	$165,654	$60,011
Add: After-Tax Debt Extinguishment Costs	$(4,361)	$0	$0
Net Income	$499,925	$648,884	$503,694

“Operating return on equity” is a non-GAAP financial measure defined as operating income divided by beginning of year stockholders’ equity.

“Operating income per diluted share” is a non-GAAP financial measure defined as operating income divided by weighted average diluted common shares outstanding.

Forward-Looking Statements

This proxy statement and those documents incorporated by reference herein may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Some of the forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “potential,” “continued,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words. Any forward-looking statements contained or incorporated by reference in this proxy statement, including statements related to our outlook for the industry and for our performance for the year 2016 and beyond, are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties, including but not limited to:

➢	the cyclical nature of the property casualty industry;

➢	the impact of significant competition including new alternative entrants to the industry;

➢	the long-tail and potentially volatile nature of the insurance and reinsurance business;

➢	product demand and pricing;

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ANNEX B

➢	claims development and the process of estimating reserves;

➢

investment risks, including those of our portfolio of fixed maturity securities and investments in equity securities, including investments in financial institutions, municipal bonds, mortgage-backed securities, loans receivable, investment funds, real estate, merger arbitrage, energy related and private equity investments;

➢	the effects of emerging claim and coverage issues;

➢	the uncertain nature of damage theories and loss amounts;

➢	natural and man-made catastrophic losses, including as a result of terrorist activities;

➢	general economic and market activities, including inflation, interest rates and volatility in the credit and capital markets;

➢

the impact of the conditions in the financial markets and the global economy, and the potential effect of legislative, regulatory, accounting or other initiatives taken in response, on our results and financial condition;

➢	foreign currency and political risks relating to our international operations;

➢	our ability to attract and retain key personnel and qualified employees;

➢	continued availability of capital and financing;

➢	the success of our new ventures or acquisitions and the availability of other opportunities;

➢	the availability of reinsurance;

➢	our retention under the Terrorism Risk Insurance Program Reauthorization Act of 2015;

➢	the ability or willingness of our reinsurers to pay reinsurance recoverables owed to us;

➢	other legislative and regulatory developments, including those related to business practices in the insurance industry;

➢	credit risk relating to our policyholders, independent agents and brokers;

➢	changes in the ratings assigned to us or our insurance company subsidiaries by rating agencies;

➢	the availability of dividends from our insurance company subsidiaries;

➢	potential difficulties with technology and/or data security;

➢	the effectiveness of our controls to ensure compliance with guidelines, policies and legal and regulatory standards; and

➢	other risks detailed in our Annual Report on Form 10-K for the year ended December 31, 2015 and from time to time in our other filings with the SEC.

We describe some of these risks and uncertainties in greater detail under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015. These risks and uncertainties could cause our actual results for the year 2016 and beyond to differ materially from those expressed in any forward-looking statement we make. Any projections of growth in our revenues would not necessarily result in commensurate levels of earnings. Our future financial performance is dependent upon factors discussed elsewhere in this proxy statement and the documents incorporated by reference herein. Forward-looking statements speak only as of the date on which they are made.

B-2	W. R. Berkley Corporation

W. R. BERKLEY CORPORATION ATTN: MATTHEW M. RICCIARDI GENERAL COUNSEL 475 STEAMBOAT ROAD GREENWICH, CT 06830

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E08744-P77581 KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

W. R. BERKLEY CORPORATION

The Board of Directors recommends you vote FOR the following:
1.	Election of Directors		For	Against	Abstain
Nominees:

	1a.	W. Robert (“Rob”) Berkley, Jr.	☐	☐	☐

	1b.	Ronald E. Blaylock	☐	☐	☐

	1c.	Mary C. Farrell	☐	☐	☐

	1d.	Mark E. Brockbank	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.		For	Against	Abstain

2.	Approval of the W. R. Berkley Corporation Amended and Restated Annual Incentive Compensation Plan.	☐	☐	☐

3.	Non-binding advisory vote on a resolution approving the compensation of the Company’s named executive officers pursuant to the compensation disclosure rules of the Securities and Exchange Commission, or “say-on-pay” vote.	☐	☐	☐

4.	Ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2016.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and 2015 Annual Report are available at www.proxyvote.com.

E08745-P77581

W. R. BERKLEY CORPORATION

Annual Meeting of Stockholders

May 25, 2016 1:00 PM

This proxy is solicited by the Board of Directors

The undersigned stockholder of W. R. BERKLEY CORPORATION hereby appoints EUGENE G. BALLARD and IRA S. LEDERMAN, and either of them, the true and lawful agents and proxies of the undersigned, with full power of substitution to each of them, to vote all shares of common stock of the Company which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held at the executive offices of the Company, 475 Steamboat Road, Greenwich, Connecticut, on May 25, 2016 at 1:00 p.m., and at any adjournment of such meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side